Registered Number 11185179 (England & Wales)

Annual Report and financial statements

for the year ended 31 December 2024

for

Autolus Therapeutics plc

Introduction and Contents

Autolus Therapeutics plc (the "Company", "Group" or "Parent Company") is a public limited company incorporated under the laws of England and Wales and is listed on the Nasdaq Global Select Market ("NASDAQ"). The Company is a "quoted company" for the purposes of the Companies Act 2006 (the "Companies Act"). This document (the "Annual Report and financial statements") is comprised of the reports and consolidated financial statements listed below.

In this Annual Report and financial statements, unless the context otherwise indicates, references to the "Group", "Autolus", "we", "us" or "our" include the Company and its wholly-owned subsidiaries.

Company Information

Directors	Michael Bonney, Chair of the Board of Directors Christian Itin, Executive Director and CEO Joseph Anderson Robert Azelby Linda Bain John Berriman Cynthia Butitta Robert Iannone Elisabeth Leiderman Martin Murphy Ravi Rao William Young
Secretary	Alex Driggs
Registered Office	The MediaWorks 191 Wood Lane London W12 7FP United Kingdom
Registered Number	11185179
Auditors	Ernst & Young LLP R+ Blagrave Street Reading RG1 1AZ United Kingdom
Bankers	Barclays Bank 1 Church Street Peterborough PE1 1XE United Kingdom
Solicitors	Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ United Kingdom

Introduction

Autolus Therapeutics plc (the "Company") is a public limited company incorporated in England and Wales and has the following wholly owned subsidiaries: Autolus Limited, Autolus Inc., Autolus GmbH, Autolus Switzerland AG and Autolus Holdings (UK) Limited (which may be referred to as the "Group", "we", "us" or "our").

Autolus Therapeutics plc is required to produce a strategic report complying with the requirements of the Companies Act 2006 (Strategic Report and Directors' Report) Regulations 2013 and the Companies (Miscellaneous Reporting) Regulations 2018 (the "Regulations"). The board of directors (the "Board", "Directors" or "Board of Directors") present their strategic report on the affairs of the Group (the "Strategic Report"), together with the financial statements for the year ended 31 December 2024.

Development of the Group

Autolus Therapeutics plc is a public limited company under the laws of England and Wales, originally incorporated under the laws of England and Wales in February 2018 as a private limited company called Autolus Therapeutics Limited. Autolus Limited was originally incorporated under the laws of England and Wales in July 2014. Pursuant to the terms of our corporate reorganisation, the shareholders of Autolus Limited exchanged each of the shares held by them in Autolus Limited for the same number and class of newly issued shares of Autolus Therapeutics Limited and, as a result, Autolus Limited became a wholly owned subsidiary of Autolus Therapeutics Limited. On 18 June 2018, Autolus Therapeutics Limited re-registered as a public limited company and was renamed Autolus Therapeutics plc. On 22 June 2018, our outstanding preferred and ordinary shares were converted into a single class of ordinary shares and various classes of deferred shares, and we completed our initial public offering of American Depositary Shares ("ADS'"), each representing one of our ordinary shares, on NASDAQ.

Principal Activity

We are an early commercial-stage biopharmaceutical company developing, manufacturing and delivering next-generation T cell therapies and candidates for the treatment of cancer and autoimmune diseases. Using our broad suite of proprietary and modular T cell programming technologies, we are engineering precisely targeted and controlled T cell therapies that are designed to better recognize target cells, break down their defence mechanisms and eliminate these cells. On 8 November 2024 we were notified by the United States Food and Drug Administration (the "FDA") that our biologics license application ("BLA") was approved, allowing for the marketing of AUCATZYL (obecabtagene autoleucel, also known as obe-cel) in the United States for the treatment of adult patients (18 years and older) with relapsed or refractory B-cell precursor acute lymphoblastic leukaemia ("r/r B-ALL"). The commercial launch and first sale of AUCATZYL in the United States occurred in January 2025. The United Kingdom Medicines and Healthcare products Regulatory Agency ("MHRA") granted AUCATZYL conditional marketing authorization in April 2025, and we anticipate commercial launch in the United Kingdom in the second half of 2025. Obe-cel is under regulatory review in the European Union (the "EU") for the treatment of r/r B-ALL, with marketing authorization submission accepted by the European Medicines Agency ("EMA") in April 2024, and the we expect to receive notification of approval status from the EMA in the second half of 2025.

AUCATZYL is a B-lymphocyte antigen CD19 (CD19) chimeric antigen receptor (CAR) T cell therapy. AUCATZYL is designed with a fast target binding off-rate to minimize excessive activation of the programmed T cells. Adult r/r/ B- ALL is an extremely aggressive type of blood cancer with a high unmet medical need in the treatment of patients once they relapse, where historically patients suffer from poor outcomes. AUCATZYL is manufactured at our dedicated commercial manufacturing site, the Nucleus, in Stevenage, UK. We intend for the Nucleus to meet the global supply demands of AUCATZYL, with Cardinal Health serving as our commercial distribution partner in the US.

In addition to AUCATZYL/obe-cel for the treatment of adult r/r B-ALL, we are advancing obe-cel in other oncology indications including paediatric B-ALL and B-NHL, for which we have initiated Phase 1 studies. Obe-cel is also being developed for the treatment of autoimmune indications and we have initiated a Phase 1 study in patients with severe, refractory systemic lupus erythematosus ("SLE").

Using our broad suite of proprietary and modular T cell programming technologies, we are also developing five programs in seven haematological and solid tumour indications and one autoimmune indication. We are engineering precisely targeted, controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defence mechanisms and attack and eliminate these cells. We believe our programmed T cell therapies have the potential to be best-in-class and offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

Our T cell programming technologies allow us to tailor our therapies to address the specific disease we are targeting and introduce new programming modules into a patient's T cells to give those T cells improved properties to better recognize target cells and overcome fundamental disease defence mechanisms. Cancers in particular, thrive on their ability to fend off T cells by evading recognition by T cells and by establishing other defence mechanisms, such as checkpoint inhibition, and creating a hostile microenvironment. We believe our leadership in T cell programming technologies will provide us with a competitive advantage as we look to develop future generations of T cell therapies targeting both haematological cancers, solid tumours and autoimmune diseases, including potential products that could have a sufficient tolerability profile to enable use in outpatient settings.

Our Pipeline

Our current clinical-stage pipeline comprises five programs being developed in seven haematological and solid tumour indications and one autoimmune indication. Our current pipeline is below:

Our pipeline

PRODUCT	INDICATION	TARGET	STUDY NAME	PHASE
obe-cel	B-NHL & CLL	CD19	ALLCAR19*	Phase 1
obe-cel	Primary CNS Lymphoma	CD19	CAROUSEL*	Phase 1
AUTO1/22	Pediatric ALL	CD19 & CD22	CARPALL*	Phase 1
obe-cel	SLE	CD19	CARLYSLE	Phase 1
AUTO4	TRBC1+ Peripheral TCL	TRBC1	LibrA T1	Phase 1
AUTO5	TRBC2+ Peripheral TCL	TRBC2		Preclinical
AUTO6NG	Neuroblastoma; Other tumor types	GD2	MAGNETO†	Phase 1
AUTO8	Multiple Myeloma	BCMA & CD19	MCARTY*	Phase 1

B Cell Malignancies · T-Cell Lymphoma · Solid Tumors · Multiple Myeloma · Autoimmune Disease

* Collaboration with UCL
† BioNTech holds an option to co-fund and co-commercialize

Our product pipeline is built on our core principles of modular innovation with protein-based cell programming focused on advanced targeting, pharmacological control and enhancement of activity. After identifying a target, we select the suite of programming modules that we believe is best suited to target that particular disease based on the latest clinical data and the results of our research. The particular modules selected may vary, and not every product candidate, including our current product candidates, contain all categories of modules. A viral vector is used to introduce combinations of these modules into the DNA of the T cells, as depicted in the graphic below.

The diagram below shows how our programming modules relate to our product candidates.



Viral Vector
Advanced Targeting Modules
Pharmacological Control Modules
Activity Enhancement Modules
Activity Enhancement Modules
Viral Vector
TARGET
CONTROL
SHIELD
ENHANCE
Fast off Rate CARs
Dual Targeting CARs
Rituximab Safety Switch (RQR8)
Rapamycin Safety Switch (RapaCasp9)
Tetracycline Controllable (TetCAR)
Checkpoint Shielding (dSHP2)
TGFβ Shielding (dTGRβRII)
Chimeric Cytokine Receptors (CCRs)
Host Immune Cell Recruitment (ssIL12)
Obe-cel AUTO1/22 AUTO8
AUTO4 AUTO5 AUTO6NG
AUTO6NG
AUTO6NG

Our programs have been highly tailored and specifically engineered via our proprietary modules, and have the potential to be truly differentiated assets that could address limitations of current treatments and provide innovative options for patients.

Our Strategy

Our strategic priorities include:

- Execute on the US launch and commercialization of AUCATZYL for adult r/r B-ALL
- Subject to receiving pricing approval, launch AUCATZYL for adult r/r B-ALL in the UK
- Subject to receiving regulatory & pricing approval, launch AUCATZYL for adult r/r B-ALL in the EU
- Develop obe-cel for treatment of potential additional indications, including Lupus
- Build our research and development pipeline

Background on T Cells and Cancer

Cancers originate from individual cells that have developed mutations in essential cellular programs, driving increased cell division and growth. A key control mechanism to detect and eliminate such cells is the patient's own T cells. T cells are a type of white blood cells used by the human immune system to defend the body against infectious pathogens and cancerous cells. Using their T cell receptor like a molecular scanner, T cells are able to discriminate between normal human cells and ones that contain a mutation that alters their function. If the T cell recognizes an altered cell, it becomes activated and kills that particular cell. For a cancer to grow to the detriment of the patient, cancer cells evolve mechanisms to evade recognition by, or establish other defences against, T cells.

Cancer Immunotherapy and T cell Therapies

In recent years we have seen the emergence of cancer immunotherapy, in which treatments harness the power of a patient's immune system to combat their disease.

Cancer immunotherapy treatment requires the activation and expansion of cancer-specific T cells, which kill cancer cells by recognizing antigen targets expressed on cancer cells. Studies have shown that tumours develop escape mechanisms that prevent T cell-mediated destruction through immune checkpoint proteins, which shut down antitumour immunity. Clinical trials have shown that treatment with immune checkpoint inhibitors can restore T cell activity and results in durable clinical responses. Several anti-PD1 and anti-PD-L1 antibodies are approved for the treatment of various solid tumours and Pembrolizumab is also approved in relapsed/refractory classical Hodgkin's disease or primary mediastinal B-cell lymphoma. However, none of the immune checkpoint inhibitors are currently approved in other haematologic indications. While these approaches collectively represented major advances in cancer treatment, they all lack active redirection of the patient's T cells to the cancer, eventually limiting clinical activity.

More recently, redirected T cell therapies that are designed to give the patient's T cells a new specificity to recognize cancer cells have been developed. The first approved product of this class is a bi-specific T cell engager called blinatumomab (Blincyto®) from Amgen Inc. Blinatumomab targets the CD19 antigen on the surface of B cells and cancers derived from B cells. Blinatumomab is approved for the treatment of B-ALL.

More recently, genetically programmed redirected T cell therapies have been approved. These include the CD19 targeting therapies Kymriah®, Yescarta®, Tecartus®, and Breyanzi®, developed by Novartis AG, Kite Pharma, Inc. and Bristol Myers Squibb Inc., respectively, for the treatments of B-ALL and B-NHL. All four of these therapies showed high response rates and, in a subset of patients, prolonged treatment effects. For those patients experiencing a relapse, the common causes for relapse are insufficient survival of the programmed T cells, loss of the CD19 target on the cancer cells and upregulation of checkpoint inhibitor PD-L1 on the cancer cells.

In view of the limitations of current therapies, there remains a critical unmet medical need for improved T cell therapies. We believe that improving efficacy and durability over the products currently on the market or in development for the treatment of cancers requires addressing target antigen loss, countering checkpoint inhibition and adding novel targets to expand the range of indications amenable to programmed T cell therapy. We believe our commercial product and our clinical-stage product candidates and our approach to T cell programming have the potential to address these limitations.

Programmed T Cell Therapies

Chimeric Antigen Receptors ("CARs")

We use CARs to reprogram our T cell product candidates. These receptors combine the tumour recognition domain of an antibody with the activation and costimulatory domains from the T cell receptor to rearm a patient's T cells to recognize and kill their cancer cells.



Chimeric Antigen Receptor
ANTIBODY
T-CELL RECEPTOR
AND CO-STIMULATION FACTORS
Antigen
T-cell co-stimulation domains
Tumor-recognition domain
T-cell activation domains

CAR T Cell Production

We have developed our own proprietary viral vector and semi-automated cell manufacturing processes to engineer a patient's T cells with the CAR and other programming modules. We believe that this autologous approach has the potential to be both the safest and most therapeutically effective approach to manufacturing CAR T cells.



CAR T cell production
The patient's T cells fail to recognise the cancer cells
Transfer of modifying gene into T cell using a viral vector
Engineered CAR T cells target and kill the cancer cells
T cells extracted and activated
T cells from patient
Engineered T cells expressing CAR
Amplification of CAR T cells and quality control
Engineered CAR T cells administrated back to the patient
semi-automated manufacturing process

Our technological approach is the development of advanced T cell engineering components designed to directly address clinical challenges. A focus in our early-stage pipeline is incorporation of multiple components in a single product.

Limitations of Current T Cell Immunotherapies

Existing T cell immunotherapies, including CAR T therapies, have shown significant efficacy in haematological malignancies; however, the extent and duration of the treatment effects and disease remission are yet to be fully defined. Optimizing the targeting module of a programmed T cell may enhance its effect and safety. Also, in response to targeted therapies, cancer cells often mutate and cease to express the antigen the therapy was designed to recognize.

This loss of target antigen leads to patient relapse. Additionally, numerous challenges, including lack of T cell persistence and upregulation of checkpoint inhibitors, represent significant hurdles that need to be addressed by new therapies. T cell immunotherapies also have the capacity to elicit toxicities including CRS, neurologic toxicity and the elimination of normal cells via on-target off tumour recognition. Further, manufacturing T cells can be prohibitively costly if the manufacturing process is not appropriately designed to support parallel processing and automation. Finally, realization of the potential of this approach across a broad range of solid tumour types will require multiple technology solutions in order to address limitations of the current generation of therapies.

Emerging Promise of T Cell Immunotherapies for the Treatment Autoimmune Diseases

Autoimmune diseases are the result of an immune system that is overactive, causing it to attack and damage the patient's own tissues. Autoimmune diseases can affect multiple organs throughout the body and can be life threatening in some cases. The presence of autoreactive B cells that produce autoreactive antibodies, antibodies that attack the body's own tissues, are a common feature of these diseases. As such, therapeutic approaches that deplete B cells have had some clinical success. These B cell depletion approaches, such as the antibodies that target CD20 (Rituximab, Ocrelizumab and Ofatumumab,) and BAFF (Belimumab) are approved for the treatment of autoimmune diseases including systemic lupus erythematosus and multiple sclerosis. These antibody-based approaches have shown limited efficacy, typically limiting the progression of the autoimmune disease rather than ameliorating the disease completely. These therapies also require long-term administration and can have serious side effects.

Recently a small academic clinical trial conducted by Mackensen and colleagues from the University of Erlangen in Germany has shown that targeting CD19 with CAR T therapies can profoundly improve outcomes for patients with lupus and other autoimmune diseases. CD19 is a B cell specific antigen that is highly expressed on B cells including malignant B cells that cause cancers like B-ALL and autoreactive B cells that are a common feature of autoimmune disease. In this academic clinical trial, treatment of 15 autoimmune disease patients with a single dose of autologous CD19 CAR T cells resulted in rapid and durable responses in patients. These patients all had advanced disease, with multi-organ involvement and were refractory to current therapies. The treatment showed potential transformational clinical benefit, with all patients in remission or with major reductions in symptoms with a median follow up of 15 months. Toxic effects were manageable and mostly mild.

CD19 CAR T cell therapy shows the potential for superior efficacy compared to B cell depleting antibodies. It may be possible that CD19 is a better target than CD20 or BAFF, as it is expressed more broadly on the autoreactive plasma cells and plasma blasts as well as B cells. Additionally, CAR T cells may be better at depleting the B cells than the antibodies, as they can penetrate into all tissues including some that antibodies cannot reach.

The future promise of CAR T cell therapy for autoimmune diseases will be driven by efficacy, safety and cost effectiveness. Existing CD19 CAR T cell therapies, are effective at treating B-cell malignancies; however, the extent and duration of the treatment effects and disease remission as well as the potential for toxicities including CRS and neurologic toxicity varies considerably between the different approved treatments. Differences in efficacy and safety are likely to be seen between different CD19 CAR T cell therapy approaches for Autoimmune diseases and optimizing the CD19 targeting module may be important for enhancing efficacy and safety. Further, manufacturing T cells can be prohibitively costly if the manufacturing process is not appropriately designed to support parallel processing and automation.

Our Solution: Advanced T Cell Programming

Our technological approach is the development of advanced T cell engineering components designed to directly address clinical challenges. A focus in our early-stage pipeline is incorporation of multiple components in a single product.

Advanced Targeting Technologies

We have developed advanced antigen targeting technologies to improve the ability of our programmed T cell therapies to selectively identify and target cancer cells and to deliver a sustained antitumour effect. These targeting technologies include fast off-rate CARs, novel targets, high avidity spacers, dual-targeting and pattern recognition.

Fast Off-Rate CARs

We have designed programmed T cells with fast off-rate binders. These fast off-rate kinetics are similar to the behaviour of naturally occurring T cells. Obe-cel has this enhanced kinetic profile, which, when compared to data reported for other CAR T cell product candidates in clinical development for ALL that use high affinity binders, appears to result in reduced Cytokine Release Syndrome and in increased T cell engraftment. We use Fast Off-Rate CARs targeting CD19 in our obe-cel, AUTO1/22 and AUTO8 programs.

Dual-Targeting CARs

Relapse due to target antigen loss or down regulation is a major cause of treatment failure in CAR T cell therapy. We have developed product candidates that target two antigens on a cancer cell and are designed to reduce the chances for relapse due to antigen escape. Evidence suggests that it may also improve a response in those patients with low levels of expression of a target antigen on their cancer cells. We use Dual Targeting CARs in our AUTO1/22 and AUTO8 programs.

Pharmacological Control of T Cell Activity

Management of toxicity is a critical step in the successful application of programmed T cell therapies. We have developed multiple technologies designed to pharmacologically control T cell activity in the event a patient suffers certain serious adverse events related to the T cell therapy. Safety switches are designed to selectively eliminate the programmed T cells following administration of a pharmacological agent, whilst tuneable or controllable CAR T cells allow the activity of T cell therapy to be dialled down following administration of a pharmacological agent.

Rituximab Safety Switch (RQR8)

The RQR8 safety switch is designed to selectively eliminate the programmed T cells by the administration of the commercially available monoclonal antibody rituximab. Once administered, rituximab binds to the engineered CD20 epitopes on the surface of the programmed T cell and triggers cell death. We use the RQR8 safety switch in our AUTO4, AUTO5 and AUTO6NG programs.

Rapamycin Safety Switch (RapaCasp9)

The RapaCasp9 safety switch is designed to selectively eliminate the programmed T cells by the administration of the commercially available drug rapamycin. Once administered, rapamycin heterodimerises caspase 9 via FRB and FKBP to activate a cell death cascade and selectively eliminate the programmed T cells.

Tetracycline Controllable CAR (TetCAR)

TetCAR is a controllable CAR T cell system designed to reversibly dampen the activity of the programmed T cells by the administration of the commercially available antibiotic tetracycline to a patient. Once administered, tetracycline temporarily dislocates the CAR signalling domain from the cancer antigen binding domain leading to deactivation of the T cell therapy. Activity is then restored on clearance of the pharmacological agent from the patient.

Tumour Microenvironment Shielding

Tumour cells and other cells in the tumour microenvironment can debilitate antitumour immune responses. Proteins expressed on tumour cells can trigger inhibitory receptors on T cells to block their ability to eliminate the tumour. Secretion of TGFβ by the tumour and other cells can shut down the activity of a T cell therapy. We have developed technologies designed to shield our programmed T cells from these immunosuppressive pathways.

Checkpoint Shielding (dSHP2)

Immune checkpoint receptors act through a common signalling pathway inside the T cell that prevents normal T cell activation. We have developed a modified version of an adaptor protein, SHP2, that in preclinical studies has been shown to efficiently counteract the inhibition of T cells resulting from the PD-L1/PD-1 interaction. In addition, it is designed to simultaneously disarm multiple inhibitory receptors on the cancer cell. We use the dSHP shielding module in our AUTO6NG program.

Enhanced Activity

One of the challenges of targeting some solid tumours is the lack of such easily accessible stimulation for programmed T cells, leading to poor persistence and a weak antitumour activity. Co-administration with cytokines can boost T cell activity and persistence. Certain cytokines can potentiate the antitumour of the T cell therapy by recruiting and activating other immune cells to kill the tumour.

However, systemic or local administration of cytokines can be toxic, therefore we have developed programming modules that are designed to harness the enhanced activity of cytokines whilst avoiding the potential for toxicities.

Chimeric Cytokine Receptors (CCRs)

The CCR is a programming module that is designed to deliver a cytokine signal directly inside T cells without administration or secretion of cytokines themselves. We use proteins from an antibody structure to stably heterodimerize two cytokine signalling domains together to deliver a proliferative and survival signal into our T cells. Preclinical data has demonstrated the potential for the CCR to improve the persistence and activity of CAR T cell therapy against solid tumours. We use the CCR enhanced activity module in AUTO6NG.

Host Immune System Recruitment (ssIL12)

IL-12 is a potent antitumour cytokine that mediates the activity of many different antitumour immune cells. The majority of clinical studies involving treatment of patients with IL-12 were associated with severe systemic side effects mediated by high levels of IFNγ. Our ssIL12 module is designed to secrete very low levels of IL-12 from our T cells and our preclinical data demonstrates the potential for ssIL12 to provide antitumour without systemic toxicity.

Engineering survival signal (Fas-TNFR)

CAR T cells have shown remarkable efficacy against haematological cancers, but their effectiveness in solid tumours has been limited by inhibitory factors expressed by the tumour or its microenvironment. One such inhibitory factor is Fas ligand ("FasL"), which binds to the Fas receptor (CD95) on the surface of an activated T cell and triggers the CAR T cell to die by apoptosis. Our Fas chimeras consist of the extracellular domain of Fas fused to the intracellular domain from different TNF receptor superfamily members. Expression of these chimeras in a CAR T cell not only blocks apoptosis triggered by FasL, but results in co-stimulation, which promotes CAR T cell survival and proliferation.

Business Review

Our Commercial Product: AUCATZYL for Adult r/r B-ALL

AUCATZYL/obe-cel, formerly known as AUTO1, is a gene therapy product consisting of autologous T cells that are transduced with a lentiviral vector to express a novel anti-CD19 Chimeric Antigen Receptor (CD19 (CAT) CAR). The transduced T cells express second-generation CARs in which the CD19 CAR construct uses 41BB-ζ and CD3- ζ endodomains.

CD19 is an ideal target for a CAR T cell therapy as it is a cell surface marker for B-precursor cells and B-lymphocytes that is present on most B cell malignancies. CD19 is also a cell surface marker expressed broadly on the autoreactive B-cells and plasma cells that are associated with autoimmune diseases such as lupus. Upon CD19 directed CAR T cell therapies, it also leads to B-cell aplasia which can be used as a pharmacodynamic marker. CD19 CAR T cell therapies have proven effective in treating B-cell leukaemias, B-cell lymphoma and early evidence suggest they are effective in treating b-cell mediated autoimmune diseases. Efficacy is dependent on engraftment and expansion of the CAR T cells. However, rapid activation and expansion of CAR T cells can result in CRS and/or ICANS, which in some cases can be life-threatening, particularly for elderly patients and patients with comorbidities that have a poor tolerance for toxicity. Furthermore, excessive activation of CAR T cells can lead to cell exhaustion and limit their engraftment and expansion, which may impact the initial efficacy and durability of therapeutic effect. Obe-cel is an autologous therapy in which a patient's T cells are genetically modified to express a novel CD19-specific binder designed to reduce side effects observed with this class of therapeutics.

AUCATZYL/obe-cel recognizes and interacts with the CD19 target with a fast off-rate enabled by the novel CAT scFv binding domain. This property allows the AUCATZYL/obe-cel cells to efficiently recognize target cells, inject cytotoxic proteins to initiate the natural self-destruction process present in all human cells and then rapidly disengage from them in order to engage the next target cell, a process also known as serial killing. Rapid disengagement from the target antigen is expected to minimize excessive activation of the programmed T cells, reduce toxicity and may also reduce T cell exhaustion.

Regulatory Status and Plans

Obe-cel has received a number of designations from regulatory authorities, as follows: US FDA orphan drug designation for the treatment of ALL (October 2019), EMA PRIME designation (March 2021), MHRA ILAP designation (June 2021), European Commission orphan drug designation (March 2022), and FDA RMAT designation (April 2022). The US FDA granted marketing approval for obe-cel on 8 November 2024 under the brand name AUCATZYL for the treatment of adult patients with relapsed or refractory B-cell precursor acute lymphoblastic leukaemia (r/r B-ALL) without the need for a Risk Evaluation and Mitigation Strategy (REMS). The approval is based on data from the Phase 2 cohort of FELIX study. The United Kingdom Medicines and Healthcare products Regulatory Agency ("MHRA") granted AUCATZYL conditional marketing authorisation in April 2025 for Adult Patients (≥ 18 years) with Relapsed or Refractory B-Cell Precursor Acute Lymphoblastic Leukaemia (R/R B-ALL), and we anticipate commercial launch in the United Kingdom in the second half of 2025. A MAA for obe-cel in r/r B-ALL is under review by the regulators in the EU, with a submission to the EMA accepted in March 2024. Based on prior regulatory timelines, we expect to hear from the EMA regarding potential marketing approval in the second half of 2025.

Commercialization Strategy for AUCATZYL

The FDA has granted marketing approval for AUCATZYL for the treatment of patients with r/r B-ALL. We are continuing the process of launching the product in the US. In addition to the standard sales & marketing elements and medical affairs activities required to successfully commercialize an oncology/haematology product, there are several additional requirements needed for commercializing CAR-T cell therapies. This required several bespoke elements, including the processes for distribution, patient scheduling, centre engagement and service hub to be established. It is a requirement that the product is administered only by authorized centres that are specialized in haematology and have the necessary infrastructure and capabilities for administering CAR-T therapies. We achieved our target of 39 centres fully authorized to deliver AUCATZYL as of May 7, 2025, covering 60% of the accessible patient population, and this number of centres will steadily increase with the expectation it will be over 50 centres by mid-2025. We expect to complete authorization of 60 treatment centres, covering approximately 90% of the target patient population, by the end of 2025.

In December 2024, the National Comprehensive Cancer Network®, or NCCN, added AUCATZYL to its Clinical Practice Guidelines in Oncology, or NCCN Guidelines®, for the treatment of adult r/r B-ALL. The NCCN is a not-for-profit alliance of 30 leading cancer centres devoted to patient care, research, and education. The NCCN Guidelines are a comprehensive set of guidelines detailing the sequential management decisions and interventions that currently apply to 97% of cancers affecting patients in the US and are intended to ensure that all patients receive preventive, diagnostic, treatment, and supportive services that reflect the latest evidence in oncological patient care.

We have retained worldwide commercial rights for AUCATZYL. We plan to expand our global commercialization capabilities over time such that we are able to commercialize any product candidate in a broader number of countries over time, but with a focus on achieving an early presence in the US, UK and parts of Europe, i.e. countries where we expect to obtain a regulatory approval. We may pursue strategic collaborations with third parties in order to maximize the commercial potential of AUCATZYL. Under the terms of the License and Option Agreement with BioNTech, BioNTech has certain options to co-promote or co-commercialize AUTO1/22 and AUTO6NG. We generally expect to launch any of our products that receive regulatory approval in the US first, followed by the UK, EU and subsequently in other major markets. The product option for AUTO1/22 was not exercised and has expired as of 8 February 2025.

Our Manufacturing and Logistics Capabilities

We are devoting significant resources to process development and manufacturing in order to optimize the safety and efficacy of AUCATZYL, to ensure high quality and reliable product supply to patients, as well as to reduce our per unit manufacturing costs and time to market for AUCATZYL and any of our programmed T cell product candidates for which we obtain regulatory approval.

The manufacture and delivery of programmed T cell therapies to patients involves complex, integrated processes, including harvesting T cells from patients, manufacturing viral vectors with nucleic acid content encoded with our programming modules, manufacturing programmed T cells using the viral vectors ex vivo, multiplying the T cells to obtain the desired dose, and ultimately infusing the T cells back into a patient's body.

Commercial success in T cell therapies requires a manufacturing process that is reliable, scalable and economical. We have established a manufacturing process that is scalable and serves as a manufacturing platform designed to support rapid development of our programmed T cell therapy product candidates through clinical trial phases and regulatory approval processes. We are using a semi-automated, fully enclosed system for cell manufacturing, which is designed to provide a common platform suitable for manufacturing all of our product candidates. This platform allows for parallel processing having the ability to scale for commercial supply in a controlled environment at an economical cost. We have established reliable and consistent viral vector production and viral transduction processes further, also a key to our process reproducibility and reliability.

Our manufacturing and logistics process is designed to ensure that product integrity is maintained during shipment along with accurate tracking and tracing of shipments. We are expanding internal manufacturing and supply capabilities as well as the use of expert service providers on maturing our vein-to-vein logistics and our gradual capacity expansion in support of commercial operations. Chain of identity and chain of custody electronic systems are now in place to ensure transport and processing reliability and further adding to patient safety.

Our manufacturing and commercialization strategy requires a fully integrated vein-to-vein product delivery cycle. We believe having established manufacturing processes suitable for commercialization early in the development of AUCATZYL will allow us to focus on expanding manufacturing capacity during our early commercial launch needs. Over time, we expect to establish regional manufacturing hubs to meet projected near-, mid- and long-term commercial product requirements for commercialization. Our first purpose-built facility, the Nucleus, is located in Stevenage, U.K.. This facility, which has a global reach, can meet our near and mid-term clinical and commercial needs allowing ample time for expanding our manufacturing footprint. Our plan is to establish our manufacturing infrastructure in a manner that would minimize logistical complexities and costs for all regions going forward.

The licensure and commercial supply of our cell products will be from our 70,000 square foot facility called the Nucleus, in Stevenage, United Kingdom. We believe this facility, which has a global reach, can meet our near and mid-term clinical and commercial needs allowing ample time for expanding our manufacturing footprint. In March 2024, following the most recent GMP inspection by the MHRA in February 2024, the Nucleus facility obtained a Manufacturer's Importation Authorization (MIA) together with the accompanying GMP certificate. These licenses enable us to manufacture both commercial and clinical autologous drug products in the facility. The Nucleus provides multiple clean rooms, QC labs, warehouse and administrative space and is being fitted out in a phased manner as demand requires. At full capacity, we expect the Nucleus facility to provide manufacturing capacity for approximately 2,000 batches annually, Additional fallow space for the expansion of manufacturing capacity is available if required. Our plan is to establish our manufacturing infrastructure in a manner that would minimize logistical complexities and costs for all regions going forward.

We believe our scalable closed-system manufacturing process, along with our proprietary and modular T cell programming technologies, would be challenging and costly for potential competitors to replicate.

Our Manufacture and Delivery Performance

Data on manufacturing and delivery performance for obe-cel in the FELIX clinical trial were presented at the 2023 ASCO Annual Meeting in June 2023, with updated data presented at the ASH Annual Meeting in December 2023. The FELIX study successfully demonstrated the robust operability of obe-cel manufacturing, QC and logistics processes, meeting target V2C (time from leukapheresis to quality release) and V2D (time from leukapheresis to delivery of product to the hospital). Median V2C and V2D times were 21 and 24 days, respectively. All apheresis starting material was successfully processed despite the multitude of constraints posed by the COVID-19 pandemic. In total, 96% of manufactured obe-cel batches reached their target dose of 410×10^6 CAR T cells. Further optimization and improvements made during the study increased reliability, consistency, and precision of the manufacturing process, and supported the development of the Nucleus manufacturing facility with greater production capacity that aims to achieve a ≥95% manufacturing success rate with ≤15-day V2C times.

Manufacturing Agreements with Third Parties

We obtain viral vector for commercial supply of AUCATZYL and for late stage clinical trials from our partner AGC Biologics. We also have manufacturing agreements with King's College London for early phase vector manufacturing, and some internal capability to produce vector for early and late-stage trials. All vector manufacturing is done in accordance with current Good Manufacturing Practice ("cGMP") in compliant manufacturing facilities. The manufacturing agreements governing the external supply arrangements also provide for access to services including quality management systems, qualified persons for product release, office space, frozen storage and warehousing services.

In March 2018, we entered into a strategic, long-term supply agreement with Miltenyi Biotec GmbH ("Miltenyi"), for the supply of Miltenyi's CliniMACS Prodigy instruments, reagents and disposables for the manufacture of our programmed T cell therapies, including for commercial production of AUCATZYL as well as for preclinical and clinical use, as well as support services. The supply agreement sets forth procedures to ensure continuity of supply to us of Miltenyi's products, both during the clinical phase and any future commercial phase of our product candidates. After the initial ten-year term of the agreement, we have two separate options to renew the agreement, each for an additional five-year term. The supply agreement contains customary termination provisions, allowing for termination by a party upon the other party's uncured material breach, upon the other party's bankruptcy or insolvency or upon the other party being subject to an extended period of force majeure events. We may also terminate the supply agreement upon advance written notice, if we decide to suspend or discontinue the development or commercialization of our product candidates. The supply agreement is governed under the laws of Germany.

Competition

There are two direct in class competitors to AUCATZYL approved for the treatment of adult patients with r/r B-ALL: the autologous CAR therapies Tecartus and Kymriah. Tecartus is approved for use in adult B-ALL and Kymriah is approved for use in adolescents and young adults, (i.e., patients up to the age of 25). We believe obe-cel has a differentiated safety profile and shows potential for longer term outcomes when compared to these current approved therapies.

In addition, it is possible that companies could take other autologous CAR T cell products forward in adult ALL or allogeneic "off-the-shelf" CAR T cell therapies could be developed which would be considered direct competitors. Allogeneic products are in early development in indications other than B-ALL, and, because these products are not made from the patient's own cells, they might be more convenient to deliver, without the need to wait for a product to be manufactured (typical manufacturing times for autologous products are currently 18-25 days). However, this class of product has not shown the same levels of durable activity and the products in clinical trials are therefore likely to require periodic repeat dosing as opposed to autologous products, which allow for the therapy to be given as a one-time treatment.

Our Product Candidates for the Treatment of Haematological Cancers and Autoimmune Diseases

Our clinical-stage product candidates targeting haematological cancers are obe-cel, AUTO1/22, AUTO4 and AUTO8. We have an additional haematological product candidate, AUTO5, in preclinical development. Additionally, obe-cel is also being explored as a potential therapeutic approach targeting certain autoimmune diseases.

Obe-cel for the Treatment of Paediatric ALL, B-NHL and other B-cell malignancies

In addition to AUCATZYL/obe-cel for the treatment of adult r/r B-ALL, we are advancing obe-cel in other oncology indications including paediatric B-ALL and B-NHL, for which we have initiated Phase 1 studies.

Background of Paediatric ALL

According to the American Cancer Society, B-cell ALL is most common in childhood, peaking between two and four years of age. As per the National Cancer Institute Surveillance, Epidemiology and End Results statistics database, there are approximately 3,400 new cases of paediatric ALL diagnosed in the United States each year.

The current standard of care for both paediatric and adult B-cell ALL patients is a standard regimen of combination chemotherapy. Paediatric patients typically respond well to the complex first-line chemotherapy treatment. According to the American Cancer Society, the five-year survival rate for children with B-cell ALL is more than 85% overall. However, 10 to 20% of paediatric B-cell ALL patients relapse with chemotherapy-resistant disease. These patients are re-treated with intensive chemotherapy, and those that respond may proceed to receive an allogenic stem cell transplant ("SCT"). However, SCT can be associated with significant long-term morbidity due to the risk of developing graft-versus-host disease ("GVHD"), and treatment-related mortality, although the risk of death have declined with better post-transplant management.

Patients with high-risk clinical or genetic features including gene abnormalities, as well as those who have an inadequate response to initial chemotherapy, may not respond well with the current available treatments for B-cell ALL (including SCT), some of these patients will have a five-year OS rate of approximately 15%. Additionally, long-term survival rates are only approximately 10 to 20% among patients receiving a second SCT and negligible in those unable to proceed to a second transplant.

There is still a significant unmet medical need in paediatric patients with high-risk relapsed or refractory B-cell ALL. CD19 CAR T cell therapies have been developed for these patients. The approved CD19 CAR T therapy, Kymriah, has shown approximately 80% of complete molecular response rate. However, at six months after treatment, approximately 40% of the patients relapsed and the majority of the relapses were CD19 negative disease, with approximately two-thirds of relapses determined to have been due to loss of CD19 on the target cells in one study.

CD19 CAR T cell therapies have been tested in paediatric ALL patients and have shown sustained responses without allo-HSCT. In adult ALL, however, one of the major challenges has been severe toxicity, including death due to CAR T cell-mediated toxicity observed in the clinical trials of these products. Obe-cel has been designed to reduce toxicity but still sustain durable CRs.

Obe-cel Phase 1 Clinical Trial in Paediatric ALL

The CARPALL trial was initiated by UCL in the second quarter of 2016 and is a single-arm, open label, multicentre Phase 1 trial enrolling patients aged 24 years or younger with high-risk relapsed or refractory CD19 positive B-lineage ALL. The main objective of the trial is to evaluate the safety and efficacy of obe-cel when administered at a single dose of 1 million cells/kg. The trial has completed enrolment with obe-cel. However, the extension arm is now open, and treating paediatric ALL patients with AUTO 1/22

As of the final data cut-off date of November 22, 2019, the obe-cel arm of the CARPALL trial had enrolled a total of 25 patients, in two cohorts; one cohort utilized a manual manufacturing process (cohort 1) and one cohort utilized a semi-automated fully enclosed manufacturing process (cohort 2). Product was generated for 14 of 17 patients in cohort 1 and the median follow-up for the 14 treated patients was 23 months. Seven patients were treated in cohort 2. The aim of cohort 2 was to increase feasibility of manufacture at scale; one patient died before infusion and product was generated for 100% of patients. Median follow-up for patients in cohort 2 was seven months.

None of the patients experienced Grade 3 or higher CRS and one patient out of 21 patients (5%) experienced Grade 4 neurotoxicity, which was deemed more consistent with fludarabine than CAR-associated neurotoxicity. Two patients experienced Grade 5 sepsis and death, one in the context of progressive disease and the second was considered related to obe-cel. This patient was in MRD-negative CR and had ongoing Grade 4 cytopenia associated with resistant HSV encephalitis. Thirteen patients experienced Grade 4 cytopenias that were ongoing at day 28. 19 of 21 treated patients (90%) achieved molecular CR at post-infusion.

Consistent with preclinical results, CAR T cell expansion and persistence was excellent and CARs were detectable by flow for up to 36 months in four patients in cohort 1 who had ongoing responses beyond 12 months. Persistence was noted in 15 of 21 patients at last follow-up, up to 36 months. All of the patients in cohort 2 achieved molecular CR at one month post-infusion.

For cohort 1, with a median follow-up of 23 months, the OS at six and 12 months was 86% and 71%, respectively, and event-free survival at six and 12 months was 71% and 54%, respectively. In cohort 2, at a median follow-up of 7 months, five patients remain in complete molecular remission and two patients relapsed. Five of eight evaluable relapses in cohort 1 and cohort 2 combined were due to CD19 negative escape.

In December 2023, Autolus initiated a phase 1 study to evaluate the safety and efficacy of obe-cel in paediatric patients with r/r B-ALL and r/r B-NHL. This is a single-arm, open label, multicentre trial enrolling patients aged 18 and younger. The study is currently enrolling patients.

Obe-cel Phase 1 Clinical Trial in other B-cell malignancies (ALLCAR19 and CAROUSEL Trials)

The ALLCAR19 clinical trial has also been expanded to include three additional cohorts with a total of 40 patients:

- 10 patients with r/r DLBCL (including transformed FL, but not Richter's transformation);
- 10 patients with relapsed or refractory B-cell CLL / small lymphocytic leukaemia; and
- 20 patients with relapsed or refractory indolent B-NHL (either FL, MCL or marginal zone lymphoma).

At the ASH 2023 meeting, updates were provided from the B-cell NHL/CLL cohorts. As of the data cut-off date of September 13, 2023, 23 r/r B-NHL and 5 B-CLL patients had received treatment with obe-cel. Obe-cel continues to display a favourable tolerability profile with no ICANS or Grade 3 or higher CRS across different indications. Of 28 patients with NHL/CLL evaluable for efficacy, the best ORR was 26/28 (92%). Obe-cel was observed to be well-tolerated and active in DLBCL, 8/9 evaluable patients entered CMR; 6 patients are in ongoing CMR with one relapse at 12 months and one unrelated death. . In CLL, four of the five treated patients achieved undetectable minimal residual disease ("uMRD") in the bone marrow, with all ongoing at the last follow-up date.

We continue to evaluate obe-cel's potential to address current unmet medical needs in these indications.

UCL has also initiated a Phase 1 exploratory trial (CAROUSEL) of obe-cel in patients with relapsed or refractory PCNSL. CAROUSEL is evaluating the feasibility of generating obe-cel and safety of administration in this patient population. UCL presented initial data at the EHA meeting in June 2022. Expansion of obe-cel was observed in the peripheral blood by qPCR, with persistence in all treated patients at last follow-up. No Grade 3 or greater CRS was observed using intravenous ("IV") or intra-ventricular obe-cel administration. Two cases of Grade 3 ICANS were reported following IV infusion, whereby the first patient had several neurological deficits that evolved despite ICANS treatment and were compatible with progressive PCNSL, as confirmed with the month 1 MRI scan, and the second patient had neurological deficits that improved with steroids/anakinra. We observed encouraging response rates in six patients evaluable for efficacy following IV administration of obe-cel. The ORR was four out of six patients (67%), with 2 CRs and 2 PRs. These four responding patients are without disease progression at the last follow up date. Two patients died from progressive PCNSL while part of the study. We expect to report longer follow-up from this trial and enrolment of additional patients is ongoing.

Obe-cel for Lupus and Other Autoimmune Diseases

In addition to advancing AUCATZYL/obe-cel for oncology indications, we are advancing obe-cel for the treatment of Lupus and other autoimmune diseases. We have initiated the Phase 1 CARLYSLE trial to determine the safety, tolerability, and preliminary efficacy of obe-cel in patients with severe, refractory systemic lupus erythematosus.

Background of SLE

Systemic lupus erythematosus ("SLE") is an autoimmune disease characterized by the formation of autoantibodies and immune complex–mediated inflammation and organ damage, including the skin, joints, central nervous system, heart, lung, and kidneys. Disease severity changes over time with periods of no disease activity alternated by periods with disease flares/relapses. In some cases SLE can be life threatening. The disease onset is generally between the ages of 20 and 40, and it affects predominantly young women. The estimated prevalent population of SLE patients in the United States, United Kingdom, Germany, France Spain, Italy and Japan is approximately 550,000 patients ~60% (330,000 patients) with moderate to severe disease. ~15% will be refractory to standard therapies; potentially addressable by CAR T therapy.

Currently available treatments are not curative and are associated with certain safety concerns. Many patients require life-long immunosuppression, often with high-dose corticosteroids, cyclophosphamide, or mycophenolate mofetil, non-specifically targeting the immune system to reduce inflammation. This results in low-level disease activity in only 25–44% of patients in the long term, while sustained complete remission is rare. Approximately 10% of patients with lupus nephritis ("LN"), a form of the disease associated with kidney organ damage, develop end-stage renal disease in 5 years. Side effects of the current treatment strategies include infections in the short term and risk for malignancy and cardiovascular disease in the long term, contributing to the reduced life expectancy of patients with SLE. This substantiates the need for developing better strategies to treat SLE.

Autoreactive B cells with autoantibody formation play a key role in the pathogenesis of SLE. However, B cell depleting agents, such as the anti-CD20 antibody rituximab, did not improve clinical outcomes compared to placebo in randomized studies in SLE and LN while two different biologics have recently been approved in SLE:

1. Belimumab, an anti-BAFF/BLyS monoclonal antibody, has been approved as add-on therapy in adult patients with active, autoantibody-positive SLE with a high degree of disease activity despite standard therapy.
2. Anifrolumab, a type I interferon ("IFN") receptor antagonist, has also been approved in the United States and EU and is indicated as an add-on for the treatment of adult patients with moderate to severe SLE who are receiving standard therapy.

Despite these approvals, some patients have insufficient response, lack of response, or lack of sustained response and are at risk for further organ damage despite standard therapy. Hence, challenges remain with treatment-resistant disease.

Another strategy to induce deeper depletion of the B cell compartment originates from the highly effective treatment of patients with B cell malignancies using CD19 CAR T cells. A clinical study by Mackensen and colleagues published in 2023 showed a deep depletion of CD19+ B cells and plasma blasts in SLE-affected tissues could trigger an immune reset that could allow the cessation of immunosuppressive treatment in patients with SLE. In this study, autologous T cells from 8 patients with SLE were transduced with a lentiviral anti-CD19 CAR vector, expanded and reinfused at a dose of 1×10x6 CAR T cells per kg body weight into the patients after lymphodepletion with fludarabine and cyclophosphamide. CAR T cells expanded in vivo and led to deep depletion of B cells with improvement of clinical symptoms and normalization of laboratory parameters including seroconversion of anti-ds DNA antibodies. Remission of SLE according to standard criteria was achieved in all patients after 3 months, and drug-free remission was maintained during longer follow-up after CAR T cell administration.

Based on the important role of B cells in the SLE disease pathogenesis and the preliminary evidence of safety and activity of CD19 CAR T cell therapy in this disease, we have hypothesized that treatment with a single infusion of obe-cel may have the potential to eliminate the malfunctioning autoreactive B cells and ameliorate disease in SLE patients in a similar fashion. We believe obe-cel's potential advantages over other autoimmune therapies that are approved or in development include its differentiated mechanism of action via its fast-off rate CD19 binder, the existing clinical data and approval in r/r B-ALL and our established manufacturing and commercial capabilities. In particular, the favourable safety profile, with low rates of high-grade CRS and ICANS in the cancer setting, have the potential to drive acceptability of a cell therapy approach in the rheumatology setting. Additionally, the fast-off rate kinetics observed with obe-cel in the cancer setting show increased T-cell engraftment and profound B-cell depletion. These properties have the potential to drive a deeper cut into CD19+ B cells and plasma blasts in SLE-affected tissues, and could potentially trigger an immune reset in patients. Obe-cel is the only autologous CD19 CAR T-cell therapy being developed for lupus with an approval in another indication. We expect that data supporting the safety and manufacture of obe-cel in r/r B-ALL could potentially be useful to support the development of obe-cel in autoimmune indications. Finally, our established commercial systems and manufacturing infrastructure for AUCATZYL/obe-cel could be leveraged to support an autoimmune indication.

Clinical Development in SLE, LN and other Autoimmune Diseases

Obe-cel in SLE and lupus nephritis ("LN")

The CARLYSLE trial is a single-arm, open-label, Phase 1 trial to determine the safety, tolerability, and preliminary efficacy of obe-cel in patients with severe, refractory SLE. The primary goal of this trial is to confirm the fixed dose of obe-cel in adult SLE patients. Six patients received a target dose of 50 x 10^6 CD19 CAR- positive T cells. Beyond this initial cohort, the study has the option to add further cohorts of patients. The first CARLYSLE trial was initiated in early 2024 and we completed patient dosing in early 2025.

Preliminary data from the Phase 1 dose confirmation clinical trial ("CARLYSLE") in refractory systemic lupus erythematosus ("SLE") patients were reported on April 23, 2025, and support progressing into a planned Phase 2 pivotal clinical trial. Out of six patients in the cohort, three patients had complete renal response, all by month three. Complement normalized in all patients by month one. Rash, alopecia and mucosal ulcers resolved by month three and arthritis resolved by month one in all patients. Data show high peak expansion and deep B cell aplasia consistent with known obe-cel characteristics in oncology indications. No dose limiting toxicities ("DLTs") or immune effector cell-associated neurotoxicity syndrome ("ICANS") were observed in the trial to date. Grade one cytokine release syndrome ("CRS") was observed in three out of six patients. Hypertension, a typical sign of advanced lupus nephritis, pre-existed in three patients. On study, five of six patients experienced a transient hypertension, including Grade 3, well managed by anti-hypertensive agents.

We have aligned with U.S. Food and Drug Administration (the "FDA") on the Phase 2 trial design and potential registrational path to approval and anticipates dosing the first patient in a Phase 2 trial before the year ending 31 December 2025.

Full data with longer term follow-up from the Phase 1 CARLYSLE clinical trial is targeted for presentation at a medical conference in the second half of 2025.

Depending on the outcome of the dose confirmation study in SLE, we would plan to initiate further studies in SLE and LN. Furthermore, additional evidence of CD19 CAR T cell treatment in other autoimmune diseases has been shown by others, including efficacy in patients with idiopathic inflammatory myositis, systemic sclerosis, myasthenia gravis and multiple sclerosis. Depending on the outcome of the dose confirmation study in SLE, we would plan to investigate obe-cel in additional autoimmune disease indications.

Obe-cel in progressive multiple sclerosis ("MS")

We plan to advance obe-cel into clinical development in progressive MS. We expect to dose our first patient in a Phase 1 dose escalation clinical trial by year-end 2025.

AUTO1/22 Our Programmed T Cell Therapy for the Treatment of ALL, other B-cell malignancies

Introduction to AUTO1/22

AUTO1/22 is a dual-targeting CAR T which builds on the obe-cel approach utilizing the same CD19 CAR, alongside a novel CD22 CAR designed to reduce antigen negative relapse of disease. Antigen negative relapse is a common cause of relapse in patients with paediatric ALL.

AUTO1/22 Phase 1 Clinical Trial in Paediatric ALL (CARPALL Trial)

We commenced a Phase 1 clinical trial in paediatric patients with relapsed or refractory ALL with our next-generation product candidate, AUTO1/22 in the fourth quarter of 2020. In a publication in Blood in October 2023, we presented data demonstrating a high level of activity, with 83% of patients (10 of 12 patients evaluated) experiencing MRD negative complete remissions, and a favourable tolerability profile in a very challenging patient population. Patients on study were high risk, with 4 patients who had failed prior CD19 CAR therapy, 3 patients with a CD19-negative disease component, 3 patients with non-CNS EMD and 6 patients who had received prior blinatumomab.

Of 10 responding patients, 5 had emergence of MRD (2) or frank relapse (3) with CD19 and CD22 expressing disease associated with loss of CAR T-cell persistence. Importantly, there were no cases of relapse due to antigen-negative escape, with a median follow-up of 8.7 months. Overall survival was 75% at 6 and 12 months. Six and 12-month event free survival (EFS) were 75% and 60% respectively. This study is no longer enrolling patients.

AUTO4: Our T Cell Lymphoma Program

Introduction to AUTO4

We are developing a programmed T cell product candidate, AUTO4, as a potential treatment for T-cell lymphomas. We are developing this product candidate with a unique targeting approach that is designed to avoid the severe immunosuppression typically associated with the current investigational CAR T-cell therapies which uses a pan t-cell antigen. for this disease.

T cells have one of two functionally identical genes, known as TRBC1 and TRBC2. A normal/healthy T cell population contains a mix of cells expressing either TRBC1 or TRBC2. Both forms are active and provide the body with natural immunity, including antiviral immunity. Because T-cell lymphomas are clonal tumours that develop from a single T cell, they are either entirely TRBC1-positive or entirely TRBC2-positive. Currently available products for the treatment of T-cell lymphoma indiscriminately target all T cells, leading to the severe immunosuppression associated with these treatments.

We have designed AUTO4 as a programmed T cell to specifically target and deplete cells expressing TRBC1, while preserving healthy T cells that express TRBC2. A normal T cell population consists of varying amounts of TRBC1-positive and TRBC2-positive T cells. Based on the typical distribution of TRBC1-positive and TRBC2-positive T cells, we believe that patients treated with AUTO4 should be left with a population of healthy, functional polyclonal T cells, which provides the immune system of these patients the ability to respond to bacterial and viral infections and other pathogens. In addition, this product candidate will have a built-in safety switch designed to eliminate the programmed CAR T cells in the event a patient suffers certain serious adverse events related to the CAR T cell therapy, such as CRS or neurotoxicity.

Background of T Cell Lymphoma

Mature T cell lymphomas are aggressive, treatment resistant malignancies that are associated with poor prognosis. Clinical application of immunotherapeutic approaches has been limited by a lack of target antigens that discriminate malignant from healthy/polyclonal T cells. T cell lymphoma is a rare and heterogeneous form of NHL, representing approximately 10 to 20% of NHL cases and 3 to 4% of all haematological malignancies. Most T cell lymphomas are peripheral T cell lymphomas, (PTCL), the initial indication for which we are developing AUTO4. PTCL generally involves high-grade tumours and occurs at a similar age as aggressive B cell lymphomas, with a relatively high proportion of patients becoming rapidly unwell. For the majority the PTCL subtypes, the five-year survival rate may range from 18% to 24%. The three most common subtypes of PTCL are peripheral T cell lymphoma not otherwise specified ("PTCL-NOS"), anaplastic large-cell lymphoma ("ALCL"), and angioimmunoblastic T cell lymphoma ("AITL"), together accounting for approximately 70% of all PTCLs in the United States.

The first-line treatment for PTCL consists of the combination chemotherapy (e.g. CHOP, consisting of cyclophosphamide, vincristine, doxorubicin and prednisolone). However, with CHOP chemotherapy, CR rates are low and disease relapse is common. In many treatment centres, CHOP chemotherapy may be consolidated with autologous or allogenic stem cell transplantation in selected patients.

Little is understood in terms of treatment guidance for the other PTCL subtypes and these lymphomas lack clear treatment guidelines. A large proportion of T cell lymphoma patients are refractory to or relapse following treatment with standard therapies and there remains a need to develop an effective therapy for this currently unmet medical need.

Unlike B cell lymphomas, T cell lymphomas have not benefited from advances in immunotherapeutic approaches. This is mainly due to the lack of therapeutic development in T cell lymphomas to identify suitable target antigens to distinguish malignant T cells from normal/polyclonal T cells. While a similar problem exists with B cell lymphomas, targeting a pan B cell antigen is an acceptable strategy, as the concomitant depletion of the normal B cell compartment is well tolerated, and some targeted approaches may be ameliorated by the administration of immunoglobulin. In contrast, targeting a pan T cell antigen would result in severe immunosuppression, where there is currently no available rescue medication. Some competitors that are pursuing this approach are planning to use CAR T cells therapy as a bridging to SCT. However, this approach would only benefit the transplant eligible patients who may not be the majority of the T cell lymphoma patients. There is currently no programmed T cell therapy that is being developed as a standalone treatment.

Clinical Development of AUTO4

In the fourth quarter of 2018, we began enrolling patients in a single-arm, open label, multicentre Phase 1/2 clinical trial, Libra T1, in patients with TRBC1 positive PTCL-NOS, AITL and ALCL, the three most common subtypes of PTCL, for which patients have failed, or have relapsed disease following, at least one prior therapy. We refer to this trial as the LibrA-T1 trial, which was initiated at sites in the U.K. and Spain in 2018 and 2020 respectively. Patients were screened for TRBC status of tumour cells using a CE-marked next-generation sequencing ("NGS") method prior to full enrolment in the trial.

The main objective of the Phase 1 portion of the trial was to evaluate the safety of AUTO4 and to determine a recommended dose for the Phase 2 portion of the trial. The main objective of the Phase 2 portion will be to further evaluate the safety of the treatment and evaluate efficacy endpoints, such as ORR and CR rate.

We designed the trial to evaluate up to five dose levels of AUTO4, beginning with a low dose of 25 million AUTO4 cells. If we do not observe any dose limiting toxicities ("DLT"), the dose escalation phase of the trial will continue to higher doses of 75 million AUTO4 cells, 225 million AUTO4 cells, 450 million and potentially 900 million AUTO4 cells.

Data from the first 13 patients dosed in the Libra T1 trial was presented at the ICML in June 2023. At the cut-off date of April 28, 2023, 19 patients were enrolled into the study and 13 were dosed. Using manufacturing process A, 10 patients were dosed. Using manufacturing process B, 3 additional patients were dosed. Among the 13 patients dosed with AUTO4, the treatment was well tolerated with no DLT. Ongoing responses at 15 and 18 months post-dosing at the highest dose tested (450x106) are encouraging. Presence of CAR T cells in the lymph nodes of patients suggest fast homing of CAR T cells to the tumour site, despite absence in the blood. Efficacy data from Process B was not provided given median follow up is <3 months. This study is no longer enrolling patients.

AUTO8: Our Multiple Myeloma Program

Introduction to AUTO8

AUTO8 is a next-generation product candidate for multiple myeloma, which comprises two independent CARs for the multiple myeloma targets, BCMA and CD19. We have developed an optimized BCMA CAR which is designed for improved killing of target cell that express BCMA at low levels. This has been combined with fast off-rate CD19 CAR from obe-cel. We believe that the design of AUTO8 has the potential to induce deep and durable responses and extend the durability of effect over other approved BCMA CARs and those currently in development.

Background of Multiple Myeloma

According to data from the Global Burden of Disease Study 2020, there were approximately 156,000 new cases of multiple myeloma and 113,000 deaths in 2019. The American Cancer Society estimates that in the United States in 2024, approximately 35,780 new cases will be diagnosed and approximately 12,540 deaths are expected to occur from multiple myeloma. With currently available treatments the five-year survival rate is approximately 58%.

Treatment choices for multiple myeloma vary with the aggressiveness of the disease and related prognostic factors. Newly diagnosed patients in good physical health with active disease generally receive high-dose chemotherapy with autologous stem cell transplantation ("ASCT"). Eligibility for ASCT is established primarily by age and comorbidities. When transplantation is not an option, treatment traditionally consists of systemic chemotherapy, with adjunctive use of radiation.

The therapeutic landscape of multiple myeloma has changed significantly in the past decade with the introduction of novel immunomodulatory agents, such as lenalidomide, as well as monoclonal antibodies, such as daratumumab, and proteasome inhibitors, including bortezomib and carfilzomib. The past decade has also seen major progress in the understanding of the molecular oncogenesis of plasma cell neoplasms, which has significantly influenced the clinical management of multiple myeloma. Despite these major advances, most cases of multiple myeloma have remained incurable. A considerable number of multiple myeloma patients ultimately experience a final tumour relapse without any additional, effective treatment option. Patients with relapsed or refractory disease typically have a poor prognosis.

Recently approved therapeutic approaches include products that target BCMA on multiple myeloma cells, including redirected T cell therapies such as T cell engagers and CAR T cell therapies. Despite recent progress, there remains significant unmet clinical need among patients with multiple myeloma. We believe our programmed T cell product candidate, AUTO8, with its dual-targeting approach, has the potential to lead to higher levels of efficacy and durability of effect compared to other products and redirected T cell therapies that bind to BCMA alone.

Clinical Development of AUTO8

In collaboration with UCL, we commenced a Phase 1 clinical trial in patients with relapsed or refractory multiple myeloma in March 2022. The phase 1 study is an iterative, staggered design trial with two separate parallel cohorts for direct comparison of the BCMA CAR alone and AUTO8 (the BCMA CAR in combination with the CD19 CAR from obe-cel). As of November 13, 2023 (data cut-off), 11 patients have been infused with either BCMA CAR at 50 million (n=3) or 150 million (n=3) cells, or AUTO8 at 50 million (n=3) or 150 million (n=2). At a median follow-up of 6 months we observed 100% response rate (ORR), with 3 PR, 1 VGPR, 7 CR/sCR (all evaluable MRD negative). Two patients remained in ongoing sCR > 12 months. No cases of ICANS or CRS ≥ Gr 3 were observed across all subjects during the period. While persistence data from the dual targeting cohort is immature, it demonstrates expansion of three CAR populations and suggests a trend to increased persistence of D8 BCMA CAR expressing T cells. The study is ongoing and continues to recruit patients.

Our Solid Tumour Programs

Solid tumours present a particular challenge to CAR T cell therapies, since solid tumours tend to fend off T cells with upregulation of checkpoint inhibition and a hostile microenvironment. In addition, contrary to haematological cancer cells that are readily accessible to programmed T cells in the circulating blood of a patient, solid tumours are more difficult for programmed T cells to track down in sufficient numbers to impact the disease. In addition, the persistence of programmed T cells tends to be limited, which also leads to a reduced effect on solid tumour cells. In addition to the programs we are currently pursuing described below, we intend to continue to evaluate other possible solid tumour indications.

AUTO6: Our Neuroblastoma Program

Introduction to AUTO6 and AUTO6NG

Under our license agreement with University College of London Business Ltd. ("UCLB"), we have been granted an exclusive, worldwide license to AUTO6 (1RG-CART), a programmed T cell product candidate targeting the glycosphingolipid GD2. Cancer Research UK ("CRUK") has completed an exploratory Phase 1 clinical trial of AUTO6 in paediatric patients with neuroblastoma. We are developing a next-generation product candidate, which we refer to as AUTO6NG, incorporating additional programming modules designed to improve efficacy, safety and persistence of AUTO6.

Background of Neuroblastoma

Neuroblastoma is a cancer that develops from immature nerve cells found in several areas of the body, and most commonly arises in and around the adrenal glands, which have similar origins to nerve cells and sit atop the kidneys. However, neuroblastoma can also develop in other areas of the abdomen and in the chest, neck and near the spine, where groups of nerve cells exist. Neuroblastoma most commonly affects children age five or younger, though it may rarely occur in older children. According to the American Cancer Society, there are approximately 700 to 800 new cases of neuroblastoma each year in the United States.

Preclinical Studies of AUTO6/6NG

In preclinical in vitro studies, AUTO6 selectively, effectively and efficiently killed GD2-expressing tumour cells while sparing cells that did not express GD2. In addition, the RQR8 safety switch activation by rituximab was tested in vitro, where the addition of rituximab was shown to activate the safety switch and eliminate the programmed T cells from the culture, and residual cells did not possess any intrinsic anti-GD2 activity. This safety switch activation was also observed in vivo in a mouse model, where the murine analogue of rituximab was able to deplete the GD2-targeting programmed T cell product candidate from the bone marrow, blood, lymph node and spleen of animals that had previously been engrafted with programmed T cells.

In 2016, in collaboration with Cancer Research UK's Centre for Drug Development we initiated a single-arm Phase 1 dose escalation trial of AUTO6 in relapsed or refractory neuroblastoma at two paediatric cancer centres in the U.K.. The trial evaluated the safety and efficacy of AUTO6. In 2020 the data from the AUTO6 Phase 1 clinical trial was published in Science Translational Medicine. The results from the study showed that AUTO6 can induce rapid regression of bulky disease in a solid tumour setting without inducing on-target, off-tumor toxicity, despite dose dependent CAR T expansion. CAR T cell expansion was observed in all 6 patients treated at the higher cell dose cohorts in this Phase 1 study. Three of these six patients demonstrated evidence of transient CAR T cell activity, including CRS, and regression of soft tissue and BM disease activity.

The GD2 binder used in AUTO6 has been designed to minimize on-target, off-tumor neurotoxicity associated with GD2 expression at low levels in pain fibers and the brain. Despite the presence of clear CAR T cell activity, no neurotoxicity was observed. The publication also suggests that, whilst AUTO6 is a valid and safe strategy for targeting neuroblastoma, further modifications are required to promote CAR T cell persistence and induce deeper and more durable responses for these patients.

In November 2019, we reported preclinical data of AUTO6NG. Building on AUTO6, in AUTO6NG we introduced additional programming modules in order to help the programmed T cells persist in and withstand the hostile tumour microenvironment. AUTO6NG is a programmed T cell therapy incorporating the GD2-targeted CAR T and RQR8 safety switch from AUTO6 but also incorporating three additional programming modules: (i) an IL7 CCR designed to increase persistence, (ii) a dominant negative TGFbRII protein designed to block inhibitor signals from TGFb and (iii) a truncated SHP2 protein designed to block inhibitor signals from PD1. These modules are delivered, or transduced, into the T cells via two viral vectors. Both single- and dual-transduced CAR T cells were evaluated in vitro for antitumour activity, cytokine secretion, T cell proliferation, survival, and resistance to immunosuppressive pathways.

The addition of these three modules in the AUTO6NG product candidate significantly augmented its function by extending T cell persistence and rendering modified T cells resistant to TGFb- and PD1/PDL1-driven immune inhibition when compared to AUTO6 in vitro. Additionally, intravenous delivery of AUTO6NG in mice with established tumour burden exhibited potent antitumour activity and extended survival, whereas AUTO6 showed no activity in that model.

We presented new preclinical data for AUTO6NG in June 2020 at the American Association for Cancer Research ("AACR") Virtual Annual Meeting 2020. GD2 was evaluated as a therapeutic CAR T target antigen in SCLC. We observed that AUTO6 alone has demonstrated efficacy in an in vitro SCLC model; however, successful tumour targeting alone was not sufficient to drive meaningful in vivo efficacy in the same SCLC model. We presented new preclinical data demonstrating the ability to target GD2 in SCLC cell line models in vitro, and the requirement for enhancing modules, designed to overcome TME suppressive mechanisms, to drive superior in vivo efficacy in a SCLC mouse model. The data suggests that AUTO6NG can overcome the immune suppressive mechanisms in the TME.

Clinical Development Strategy of AUTO6NG

GD2 is expressed in numerous paediatric and adult tumours including neuroblastoma, osteosarcoma, soft tissue sarcoma, melanoma, astrocytoma and small cell lung cancer ("SCLC"). A Phase 1 clinical trial of AUTO6NG in r/r neuroblastoma was initiated in December 2023 in collaboration with UCL. This study is currently enrolling patients.

Commercialization and Manufacturing Plans for our Clinical-Stage Programs

We are developing our clinical-stage programs for the treatment of patients with late-stage or rare haematological cancers and solid tumours, most of whom are treated in specialized treatment centres or hospitals. With our experience in gene therapy, transplantation and oncology, we aim to provide high levels of service and scientific engagement at these treatment centres, and to pilot and establish systems necessary for product delivery by the time of launch. By focusing on these centres, we can begin to build our commercialization capabilities with limited resources. We are also planning to advance obe-cel in autoimmune indications, and plan to leverage our established clinical and commercial manufacturing infrastructure, including our purpose-built manufacturing facility, the Nucleus.

We have retained worldwide commercial rights for our product candidates. We plan to expand our global commercialization capabilities over time such that we are able to commercialize any product candidate in a broader number of countries over time, but with a focus on achieving an early presence in the US, UK and parts of Europe, i.e. countries where we expect to obtain a regulatory approval. We may pursue strategic collaborations with third parties in order to maximize the commercial potential of our product candidates. Under the terms of the License and Option Agreement with BioNTech, BioNTech has certain options to co-promote or co-commercialize AUTO1/22 and AUTO6NG. We generally expect to launch any of our products that receive regulatory approval in the United States first, followed by the UK, EU and subsequently in other major markets. The product option for AUTO1/22 was not exercised as of 8 February 2025 and has expired. See "Risk Factors–Risks Related to our Intellectual Property–Third parties may initiate legal proceedings alleging that we are infringing their intellectual property rights, the outcome of which would be uncertain and could significantly harm our business."

In addition to the Nucleus, we maintain separate manufacturing capabilities for clinical-stage programs separate to The Nucleus (which is used exclusively for commercial manufacturing of AUCATZYL) to support further clinical trials of obe-cel in autoimmune conditions and potentially future haematological indications. For clinical trial supply, we have established our internal cell and vector manufacturing capacity at the Cell and Gene Therapy Catapult in Stevenage, United Kingdom. We have a cell manufacturing suite capable of supporting clinical supply operations.

Our early-stage programs such as AUTO1/22 and AUTO6NG are manufactured in collaboration with the UCL study teams. However, phase-appropriate Process Development activities have been initiated within our laboratories in order to leverage our existing manufacturing capabilities for progression to a late-stage clinical program.

Our License and Option Agreement with BioNTech SE

In February 2024, we entered into a License and Option Agreement (the "BioNTech License Agreement") with BioNTech pursuant to which we granted to BioNTech an exclusive, worldwide, sublicensable license (the "License") to certain binders and to exploit products that express in vivo such binders (collectively, the "Binder Licensed Products").

In addition to the License we also granted BioNTech several time-limited options (the "*Options*") to acquire additional rights to specified clinical-stage product candidates, binders and technologies, described in more detail below. In the event that all Options are fully exercised, we would be eligible to receive maximum aggregate future payments of up to $582 million. This maximum amount includes the potential milestone payments for the Binder Licensed Products described below, all option exercise fees and potential milestone payments for licenses to optioned products and technologies, and additional payments that BioNTech may pay to us for an increased revenue interest with respect to obe-cel as described below.

License and Options

In consideration for the License and the Options, BioNTech made an initial payment to us of $10 million (which is part of the $50 million of total upfront payments received).

We are eligible to receive milestone payments of up to $32 million in the aggregate upon the achievement of specified clinical development and regulatory milestones for each Binder Licensed Product that achieves such milestones. We are also eligible to receive a low single-digit royalty on net sales of Binder Licensed Products, subject to customary reductions, which reductions are subject to specified limits. The royalty will be increased if BioNTech, its affiliates or sublicensees commercialize a Binder Licensed Product in an indication and country in which we or our affiliates or licensees also commercializes a product containing the same binders. Under the BioNTech License Agreement, BioNTech is solely responsible for, and has sole decision-making authority with respect to, at its own expense, the exploitation of Binder Licensed Products.

We also agreed to grant BioNTech the following time-limited Options:

- an option to obtain exclusive rights to co-fund development costs of our development-stage programs AUTO1/22 and AUTO6NG, in return for agreed upon economic terms, including an option exercise fee, milestone payments and a profit-sharing arrangement for each such product candidate, with additional options to co-promote or co-commercialize such product candidate. The product option for AUTO1/22 was not exercised and has expired as of 8 February 2025;
- an option to obtain an exclusive worldwide license to exploit products that express certain additional binders in vivo or, with respect to certain binders, in an antibody drug conjugate ("Binder Option");

- an option to obtain a co-exclusive worldwide license to exploit products that express in vivo our modules for activity enhancement, with a non-exclusive right, in certain agreed instances, to exploit products that include our modules for activity enhancement but do not express in vivo such modules (the "Activity Enhancement Option"); and
- an option to obtain a non-exclusive worldwide license to exploit products that contain our safety switches (the "Safety Switch Option" and, together with the Binder Option and the Activity Enhancement Option, the "Technology Options").

The option exercise fee for each Technology Option is a low seven-digit amount. Each of the Activity Enhancement Option and the Safety Switch Option must be exercised with respect to a given biological target or combination of targets. There is a cap on the total option exercise fee if multiple options are exercised with respect to a given target.

There is also a cap on milestone payments across all agreements entered into as the result of BioNTech exercising one or more of the Technology Options and a cap on royalties payable on any given product for which multiple Options are exercised.

Obe-cel Product Revenue Interest

Under the BioNTech License Agreement, BioNTech has also agreed to financially support the expansion of the clinical development program and planned commercialization of, obe-cel. In exchange for the grant of rights to future revenues from the sales of obe-cel, BioNTech has made an upfront payment to us of $40 million (representing the remainder of the $50 million total upfront payment). We will pay BioNTech a low single-digit percentage of annual net sales of obe-cel, including revenues from sales of AUCATZYL, which may be increased up to a mid-single digit percentage in exchange for milestone payments of up to $100 million in the aggregate on achievement of certain regulatory events for specific new indications upon BioNTech's election. We expect to make initial payments of the revenue share interest to BioNTech in 2025.

Manufacturing and Commercial Agreement

Under the terms of the BioNTech License Agreement, we granted BioNTech the option to negotiate a joint manufacturing and commercial services agreement pursuant to which the parties may access and leverage each other's manufacturing and commercial capabilities, in addition to our planned commercial site network and infrastructure, with respect to certain of each parties' CAR T product candidates, including BioNTech's product candidate BNT211 (the "Manufacturing and Commercial Agreement"). The Manufacturing and Commercial Agreement, if entered into, would also grant BioNTech access to our planned commercial site network and infrastructure.

Termination

Unless earlier terminated, the BioNTech License Agreement will continue for so long as royalties are payable in respect of Binder Licensed Products and the revenue interest is payable in respect of obe-cel products. Subject to a cure period, either party may terminate the agreement in the event of the other party's uncured material breach or the insolvency of the other party. BioNTech may terminate the agreement, in whole or in part, for any or no reason upon a specified period of prior written notice.

Our License Agreement with UCL Business Ltd.

In September 2014, we entered into an exclusive license agreement with UCLB, the technology transfer company of UCL, for the development and commercialization rights to certain T cell programming modules (the "UCLB Agreement"). The UCLB Agreement was amended and restated in March 2016 to also include certain development and commercialization rights to improvements and new T cell programming modules. The UCLB Agreement was further amended and restated in March 2018 to include a license to AUTO1, for which UCL is conducting Phase 1 clinical trials in paediatric and adult ALL patients. The UCLB Agreement was further amended and restated in October 2020 to reflect our election to have various patent rights assigned to us, and to include a license to new technology and further licenses to obe-cel for which UCL is conducting Phase 1 clinical trials in PCNSL patients. Under the UCLB Agreement, subject to certain limitations, exceptions and retained rights of UCLB, we received an exclusive license of certain patent rights and know-how owned by UCLB covering T cell programming modules. The licensed rights cover obe-cel, AUTO4/5 and AUTO6 targeting modules, as well as additional T cell programming modules and technologies, including dual-targeting technology, pattern recognition technology, safety switches (including RQR8), tunable T cells, manufacturing processes as well as certain technology for evading tumour micro-environments. We also have option rights and rights of first negotiation to obtain an exclusive license for development and commercialization rights to certain new T cell programming modules.

In exchange for the rights under the original license agreement, we granted UCLB equity that was ultimately converted into 1,497,643 of our ordinary shares. We also agreed to pay a management fee, milestone payments and royalties upon future net sales of any products that use the in-licensed rights. The management fee of £120,000 was payable in equal instalments on the first four anniversaries of our entry into the original license agreement. In exchange for the additional rights we received in March 2016 when the license agreement was amended, we issued UCLB additional equity that was ultimately converted into 313,971 of our ordinary shares, and we also made a one-time payment of £150,000. In exchange for the additional rights we received in March 2018 when the license agreement was further amended, we made an initial payment of £1.5 million and paid an additional £0.35 million in connection with UCLB's transfer of clinical data to us in December 2020.

Under the license agreement, as amended, we are obligated to pay UCLB milestone payments upon the initiation of certain clinical activities in an aggregate amount of £0.18 million, the receipt of specified regulatory approvals in an aggregate amount of £37.5 million, the start of commercialization in an aggregate amount of £18 million, and the achievement of net sales levels in an aggregate amount of £51 million. On a per-product basis, these milestone payments range from £1 million to £18.5 million, depending on which T cell programming modules are used in the product achieving the milestone. On 8 November 2024 we were notified by the FDA that our obe-cel BLA was approved, allowing for the marketing of AUCATZYL in the US for the treatment of adult patients (18 years and older) with r/r B-ALL. Consequently, we paid a regulatory milestone payment of £10.0 million to UCLB during Q4 2024. Under the terms of the license, we have the right to grant sub-licenses to third parties, subject to certain restrictions. If we receive any income in connection with such sublicenses, we must pay UCLB a percentage of the income allocable to the value of the sublicensed intellectual property rights ranging from low twenties to mid-single digits, decreasing based on the development expenses incurred by us and the passage of time. In 2024, £45,000 was payable to UCLB by us relating to the income allocable to the value of the sublicensed intellectual property rights. UCLB has retained the right to use the licensed T cell programming modules for academic research purposes at UCL and with other academic institutions, subject to certain restrictions.

Upon commercialization of any of our products that use the in-licensed patent rights, we are obligated to pay UCLB a flat royalty for each licensed product ranging from the low- to mid-single digits, depending on which technologies are deployed in the licensed product, based on worldwide annual net sales of each licensed product, subject to certain reductions, including for the market entry of competing products and for loss of patent coverage of licensed products. We may deduct from the royalties payable to UCLB half of any payments made to a third party to obtain a license to such third party's intellectual property that is necessary to exploit any licensed products.

Once net sales of a licensed product have reached a certain specified threshold, we may exercise an option to buy out UCLB's rights to the remaining milestone payments, royalty payments, and sublicensing revenue payments for such licensed product, on terms to be negotiated at the time.

As mentioned above, we acquired ownership of the majority of the licensed patent rights under the license agreement (with the exception of the RQR8 patent rights) by virtue of a Deed of Assignment from UCLB which was executed in October 2020. Our payment and diligence obligations remain unaffected by the assignment of the licensed patent rights to us.

Under the license agreement, we are solely responsible, at our expense, for developing the products that use the in-licensed patent rights and obtaining all regulatory approvals for such products worldwide. We are also solely responsible, at our expense, for commercializing the products worldwide after receiving regulatory approval. Further, we are obligated to use commercially reasonable efforts to develop certain products using the patent rights pertaining to the T cell programming modules we have licensed from UCLB. Failure to achieve diligence obligations may result in loss of exclusivity or termination of the license on a program-by-program basis.

The UCLB Agreement expires on a product-by-product and country-by-country basis upon the expiration of the royalty term with respect to each product in each country. We may unilaterally terminate the UCLB Agreement for any reason upon advance notice to UCLB. Either party may terminate the UCLB Agreement for the uncured material breach by the other party or for the insolvency of the other party. If UCLB terminates the UCLB Agreement following our insolvency or our material breach of the agreement, or if we terminate the agreement unilaterally, all rights and licenses granted to us will terminate, and all patent rights and know-how transferred, licensed or assigned to us pursuant to the agreement will revert back to UCLB. In addition, UCLB has the right to negotiate with us for the grant of an exclusive license to our improvements to the T cell programming modules we have licensed on terms to be agreed upon at the time.

Financial review

Financial position

We have funded our operations to date primarily with proceeds from sales of our equity securities, through public offerings and pursuant to our at-the-equity market facility, strategic collaboration and financing agreements and through U.K. research and development tax credits and receipts from the SME and RDEC schemes and out-licensing arrangements.

Since our inception, we have incurred significant operating losses. For the years ended 31 December 2024 and 2023, we incurred net losses of £161.0 million and £176.0 million, respectively. As of 31 December 2024, we had retained losses of £619.3 million.

As at 31 December 2024, the Group had cash and cash equivalents and financial assets at fair value through other comprehensive income (i.e. marketable securities) of £181.4 million (2023: £188.3 million) and £287.7 million (2023: nil), respectively. The Group used £175.4 million (2023: £143.8 million) in its operating activities during the year ended 31 December 2024. In December 2024, the $30 million (£23.7 million) Blackstone Development Payment was paid to the Group on the approval of AUCATZYL by the FDA by Blackstone, which resulted in a corresponding increase in the Blackstone Collaboration Agreement Liability. Furthermore, the Group paid UCL Business Ltd. ("UCLB") a regulatory milestone payment of £10.0 million upon approval of AUCATZYL by the FDA and was capitalised as an intangible asset.

In February 2024, we completed a strategic collaboration and equity investment with BioNTech SE ("BioNTech") for aggregate proceeds of £192.4 million upfront, and an underwritten offering of ADSs for £258.8 million, resulting in the receipt of net proceeds of £451.2 million.

Financial performance for the year

License revenue amounting to £8.0 million for the year ended December 31, 2024 related to license revenue recognized pursuant to the License and Option Agreement with BioNTech. License revenue of £1.4 million for the year ended 31 December 2023 primarily related to the execution of the Cabaletta Bio Inc. ("Cabaletta") Option and License Agreement, which included recognition of a non-refundable license fee and license revenue from an investee of Syncona Portfolio Limited, which is a holder of more than 10% of our share capital.

Research and development expenses decreased by £6.0 million to £113.0 million for the year ended 31 December 2024 from £119.0 million for the year ended 31 December 2023 primarily due to:

- an increase of £7.3 million in salaries and other employment related costs including share-based compensation expense, which was mainly driven by an increase in the number of employees engaged in research and development activities; offset by:
- a decrease of £7.8 million in clinical trial costs, manufacturing costs and material transportation costs relating to research and development activities;
- a decrease of £3.2 million in legal fees and professional consulting fees in relation to our research and development activities; and
- a decrease of £2.3 million related to our information technology infrastructure and support for information systems related to our research and development activities and facilities offset by an increase in depreciation and amortization related to property and equipment.

General and administrative expenses increased by £41.0 million to £79.2 million for the year ended 31 December 2024 from £38.2 million for the year ended 31 December 2023 primarily due to:

- an increase of £22.2 million in salaries and other employment related costs including share-based compensation expenses, which was mainly driven by an increase in the number of employees engaged in general and administrative activities;
- an increase of £16.4 million in commercial readiness costs including legal and professional fees due to increased commercial readiness activities being undertaken; and
- an increase of £2.4 million in information technology infrastructure and support for information systems and facility costs relating related to the conduct of corporate and commercial operations and the increase in space utilized for general and administrative activities.

Other operating expense has decreased by £2.9 million to £0.6 million for the year ended 31 December 2024 from £3.5 million for the year ended 31 December 2023 primarily due to lower disposals of property and equipment linked to the lease terminations in 2024 compared to 2023.

Finance income increased to £33.0 million for the year ended 31 December 2024, as compared to £13.0 million for the year ended 31 December 2023. The increase in finance income of £20.0 million primarily relates to:

- an increase of £12.1 million due to higher account balances associated with our cash, cash equivalents and marketable securities during the year ended 31 December 2024 as compared to the year ended 31 December 2023; and
- an increase of £7.7 million in the fair value adjustment relating to our warrant derivative liability, offset by:
- a decrease of £2.2 million in foreign exchange gains compared to 2023,

Finance expense decreased to £11.1 million for the year ended 31 December 2024 as compared to £45.7 million for the year ended 31 December 2023. The decrease of £34.6 million in finance expenses is primarily relates to:

- a decrease of £29.2 million in the interest expense and cumulative catch-up adjustment relating to the liabilities for future royalties and milestones, net primarily due to changes in the assumptions used in the valuation of the Collaboration Agreement with Blackstone and the BioNTech License and Option Agreement for the year ended 31 December 2024 compared to the year ended 31 December 2023, and
- a decrease of £6.8 million in the fair value adjustment relating to our warrant derivative liability, offset by:
- an increase of £0.6 million in foreign exchange losses compared to 2023;
- an increase of £0.5 million in interest expense arising on operating lease liabilities; and
- an increase of £0.3 million in other interest expense.

Income tax benefit decreased to £12.7 million for the year ended 31 December 2024 from £15.8 million for the year ended 31 December 2023 primarily due to adjustments in respect of prior years and a reduction in the U.K. R&D tax credits.

Net Cash Used In Operating Activities

During the year ended 31 December 2024, we used net cash of £469. 2 million in operating activities primarily related to the advancement of our product candidates through preclinical and clinical development and commercialisation readiness activities and our investment in financial assets at fair value through other comprehensive income.

Net Cash Used In Investing Activities

During the year ended 31 December 2024, we used £3.9 million of cash in investing activities, primarily relating purchases of property and equipment and intangibles assets offset by interest income received.

Net Cash Provided By Financing Activities

During the year ended 31 December 2024, net cash provided financing activities was £467.2 million related to net aggregate proceeds raised from the BioNTech Agreements, our underwritten offering of ADSs and a Blackstone Development Payment paid by Blackstone to us upon the FDA approval of AUCATZYL.

We expect to continue to incur significant expenses for the foreseeable future as we advance our product candidates through preclinical and clinical development, seek regulatory approval and pursue commercialisation of any approved product candidates. In addition, if we obtain marketing approval for any of our product candidates, we expect to incur significant commercialisation expenses related to product manufacturing, marketing, sales and distribution. In addition, we may incur expenses in connection with the in-licence or acquisition of additional product candidates. Furthermore, we have incurred, and expect to continue to incur, additional costs associated with operating as a public company, including significant legal, accounting, investor relations and other expenses that we did not incur as a private company.

As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to finance our operations through the sale of equity, debt financings or other capital sources, including potential collaborations with other companies or other strategic transactions. We may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favourable terms, or at all. If we fail to raise capital or enter into such agreements as, and when, needed, we may have to significantly delay, scale back or discontinue the development and commercialisation of one or more of our drug candidates or delay our pursuit of potential in-licences or acquisitions.

Going Concern

The Group has incurred recurring losses since inception, including net losses of £161.0 million for the year ended 31 December 2024. As of 31 December 2024, the Group had retained losses of £619.3 million, equity attributable to equity holders of the parent of £348.2 million, cash and cash equivalents of £181.4 million and financial assets at fair value through other comprehensive income (i.e. marketable securities) of £287.7 million.

In assessing the going concern assumptions, the Board has undertaken a rigorous assessment of the forecasts of the Group for a period of 12 months from the date of signing the financial statements, i.e. covering a period up to 30 June 2026. The assessment included consideration of the downside risks including a number of severe but plausible scenarios incorporating underperformance against the business plan and delays in cash inflows, for example, removing any of estimated future cash receipts related to AUCATZYL revenues, given the uncertainties of the launch success. The net forecast cash outflows in those forecasts have then been considered against the cash, cash equivalents and marketable securities currently available to fund the Group's operations. The Group performed sensitivity analysis over inputs such as the timing of cash inflows from research and development tax and expenditure credits, which did not impact the going concern assessment as of the date of signing the financial statements.

Consequently, the Board of Directors concluded that with its existing cash and cash equivalents of £181.4 million and marketable securities of £287.7 million, the Group can fund its operations up to 30 June 2026, and as such, has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialization of its product candidates and achieving a level of revenues adequate to support its cost structure. Even if the Group's regulatory submissions for its products are approved, and the Group is successful in its commercialization efforts, additional funding will be needed before the Group is expected to become profitable.

Corporate governance; Section 172(1) Statement

Section 172 of the Companies Act 2006 requires directors to act in the way they consider, in good faith, would be most likely to promote the success of the Group for the benefit of shareholders as a whole, with regard (amongst other matters) to:

- the likely consequences of any decision in the long-term;
- the interests of the Group's employees;
- the need to foster the Group's business relationships with suppliers, customers and others;
- the impact of the Group's operations on the community and the environment;
- the desirability of the Group maintaining a reputation for high standards of business conduct; and
- the need to act fairly towards all shareholders of the Group.

Our Directors are advised and updated on their responsibilities under Section 172 by our Company Secretary and our external legal advisors, each of whom regularly attend meetings of the Board. The Board is responsible for the Group's corporate governance policies and recognises the importance of this in sustaining and growing the business. The Board is committed to listening to and communicating openly with our shareholders to ensure our strategy and performance are clearly understood. Understanding what investors and analysts think about us and helping them to understand our business is a key part of driving our business forward. We engage with our shareholders through quarterly earnings calls and our Annual General Meeting, as well as through private meetings with institutional holders. Shareholders are encouraged to contact our Investor Relations team, whose contact information is included in each press release, to provide feedback on the Group's strategy, governance and implementation. Shareholder opinions are regularly taken into consideration by the Group's Board.

Our Board provides strategic insight and guidance regarding key corporate decisions, taking into account the factors described above. Everything we do in the Group, from the break room to the boardroom, is driven by our Autolus values, described in the section of the Directors' Report entitled "Employee engagement culture and values". These core principles—Focus, Respect, Integrity and Breakthrough—inform and support our directors as they provide guidance and oversight to our efforts to bring innovative, safe and effective therapies to cancer and autoimmune patients.

Throughout the year, our Board embodied these key values in the performance of their duties, by considering the interests of a range of stakeholders and tailoring their recommendations accordingly. For example, in connection with various business development activities, culminating in our strategic transaction with BioNTech, the Board evaluated, amongst other matters, the potential effects of the proposed transactions on existing shareholders, the long-term benefits to shareholders of securing the Group's cash runway through our planned commercial launch of obe-cel, and the positive impact on potential patients at both the clinical and commercial stages.

When designing and, in collaboration with the building owner, constructing the Nucleus, a new, state-of-the-art manufacturing facility in the Stevenage, UK area, the Board considered input from our interactions with local government officials, representing one of the communities where we operate, and employees. This collaboration continued through to the certification of the Nucleus site by the MHRA in March 2024 and recent activities to expand the footprint of the facility.

Our Board has consistently provided their and oversight in connection with the commercial launch of AUCATZYL in the U.S., with an eye toward ensuring a consistent, positive experience for patients and treatment centres whilst navigating the various federal, state and local regulations that apply to our business. Through periodic business, governance and compliance updates, our directors stay informed regarding key risks in each of these areas.

The section of the Directors' Report entitled "Engagement with suppliers, customers and others" provides additional information on our directors' consideration of those stakeholders.

Environmental Matters

The Group leases all its facilities, manufactures its own products for clinical studies and commercial sale, and stores manufacturing consumable products. The Group also complies with all applicable environmental laws and regulations. We take positive steps to reduce our carbon footprint, where possible, and make efforts to be a responsible member of the communities in which we work. For a full report on the carbon emissions for the Group please see "Carbon Emissions" in the Directors' Report.

Climate change has been identified as an emerging risk area requiring greater analysis. The Board of Directors is considering the introduction of a sustainability strategy which will include climate change. The further analysis of climate change will take into account potential impact on our business and supply chain. In the meantime, the Group is taking steps towards greater sustainability, including by seeking BREEAM EXCELLENT certification for the Nucleus facility. BREEAM (Building Research Establishment Environmental Assessment Method) is used to specify and measure the sustainability performance of buildings, ensuring that projects meet sustainability goals and continue to perform optimally over time.

Human Rights and Employee Matters

Building a healthy, high performing organisation

During 2024, we continued the support we provide to employees in our ambition to build a healthy, high performing organisation consistent with our purpose and values. Our commitment is to the development of individuals, our teams and the organisation as a whole. Initiatives conducted during 2024 included the following:

- **Individual Development:** In 2024 we continued our offering of the Management 101 programme, a series of 90-minute workshops teaching basic management skills, delivering 10 modules with 57 attendances. We also designed a new half day Management 101: Fundamentals workshop aimed at equipping managers with the essential skills required to be a successful line manager – we delivered 2 pilot workshops with 15 attendees. In 2024 we delivered 2 leadership development programmes with 22 participants. We continued promoting LinkedIn Learning through courses and videos linked to live webinars and workshops and ran 12 monthly campaigns to promote recommended learning. We achieved an increase from 310 hours of content viewed by Autolus staff in 2023, to 374 hours in 2024. Individual learning was enhanced further by one-to-one coaching (29 assignments) and relaunched the mentoring process.
- **Team Development:** We further invested and supported the organisation in developing high performing teams by investing in an internal Insights capability in early 2024 to accompany our existing psychometric offerings of Firo-B, MBTi and WRAW (Workplace Resilience and Wellbeing). We delivered 13 psychometric team development workshops using the above listed tools, and 15 Team Performance Workshops team during the year ended 31 December 2024. We supported the development of multiple critical teams in enhancing their effectiveness, including the HR, Regulatory, Distribution & Logistics, Production, QA, Commercial, Medical Affairs, R&D, Business Development, Legal & IP, Development and core project teams.
- **Organisation Development:** In December 2024, we conducted our annual Skills Development and Training Needs Analysis, which informs our annual training plan. We constantly monitor the engagement of our employees with our variety of hybrid learning offerings (self-paced online, virtual and face-to-face) and maintaining the right balance to drive the highest engagement with our learning programmes.

Diversity & Equality

Inclusion and Belonging remains a key focus for the organisation and aligns with our values of integrity and respect. As an organisation, it is important that we embed good diversity, inclusion and belonging practices into everything we do and that every employee is responsible for upholding these values. This is captured in our Global Diversity, Equality and Dignity at Work policy.

Autolus recognises that by valuing and promoting a culture of inclusion, it enables employees to contribute their unique perspectives and fully leverages their individual talents. This allows employees to fully engage in their work and helps generate the innovative thinking that is needed for Autolus to fulfil its mission.

Our Diversity, Inclusion and Belonging ("DIB") employee resource group ("ERG") continues to promote its mission to build an inclusive culture that encourages belonging, empowerment and celebrates diversity.

In addition to DIB, Autolus encourages and empowers employees to start their own ERGs relating to diversity, inclusion and belonging topics. Currently there are two who are active:

a. Diverse Individuals Celebrating Equality ("DICE") – our LGBTQ+ committee
b. Xcellerate – committee focusing on supporting women at Autolus

In 2024, the DIB Committee launched its Allyship campaign which included a very well attended webinar (65 participants) led by Inclusive Employers (an external vendor). Xcellerate and DICE also continued to run awareness campaigns, workshops and company meeting presentations. Autolus also encourages employees outside of ERGs to contribute to our D&I initiatives – in 2024 we saw employee-led events for Lunar New Year, Ramadan and involvement in creating all-company communications on diversity and inclusion topics.

In September 2024, Autolus was awarded Silver status against the Inclusive Employers standard ("IES"). IES is a globally recognised workplace accreditation and benchmarking tool for inclusion and diversity; achieving silver status on our first submission was testament to Autolus' commitment to workplace inclusion and diversity.

In addition to this, our Gender Pay Gap Report for 2024 has been collated and published, providing a detailed overview of key gender-related statistics across the organisation. The report outlines any disparities in pay and bonus awards, alongside the rationale and proposed actions to address imbalances.

The data shows an increase in the gender pay gap from 2023 to 2024. However, Autolus remains below the average gap reported within the pharmaceutical industry. Several factors contributed to this year's increase, including the departure of our female CFO, a rise in the number of male shift workers, and the exclusion of ten female employees from the salary data set. These changes have had a measurable impact on the overall figures.

2024 was a highly successful year for Autolus, reflected in a corporate performance score of 107.5%. As this score directly influences bonus outcomes for senior leaders, it has also contributed to a greater bonus gap compared to 2023, when the corporate score was significantly lower at 120%.

Despite this, Autolus remains committed to fostering a diverse and inclusive workforce. Through continued investment in organisation development initiatives, targeted manufacturing training programmes, and educational and early careers pathways, we are actively working to build a more balanced and equitable workplace for the future.

Our gender pay gap report has been collated and is available on our website which highlights the key gender statistics within our organisation, any pay or bonus disparities along with rationale or suggestions for actions to address any imbalance.

A breakdown of the employment statistics as of 31 December 2024 is as follows:

Position	Male	Female	Total
Directors of the Group	8	3	11
Senior managers of the Group	14	5	19
All employees of the Group	298	333	631
Total Employees	**320**	**341**	**661**

Anti-bribery

The Group has made a commitment to carry out its business fairly, honestly and openly. Accordingly, our Anti-Bribery Policy mandates a zero tolerance of bribery or corruption by any Group personnel or intermediaries and requires compliance with our various internal controls. We have established a secure and anonymous means for our employees to report actual or suspected violations of this important policy.

Key performance indicators ("KPIs")

The Group is an early commercial stage business and has not yet generated commercial revenues during the year ended 31 December 2024 or other significant operating cash inflows. The Group therefore has primary KPI of holding sufficient cash and cash equivalents and marketable securities to not only pay its liabilities as they fall due but to progress its clinical pipeline of products in line with the strategy of the Board of Directors.

Key Performance Indicator: Year-end cash and cash equivalents and marketable securities: £181.4 million (2023: £188.3 million) and £287.7 million (2023: nil) respectively.

In February 2024, we completed a strategic collaboration and equity investment with BioNTech for aggregate proceeds of £192.4 million upfront, plus an underwritten offering of ADSs for £258.8 million, resulting in the receipt of net proceeds of £451.2 million.

Principal risks

Our business is subject to a number of risks and uncertainties, including, among others, the following:

- We are an early commercial stage biopharmaceutical company and have incurred significant losses since our inception. We expect to continue to incur losses for the foreseeable future.
- AUCATZYL and any other product candidates, if approved, may fail to achieve the degree of market acceptance by physicians, patients, third-party payers and others in the medical community necessary for commercial success, thereby limiting our potential to generate revenue.
- If we are unable to fully develop our sales, marketing and distribution capability on our own, or enter into sales, marketing and distribution agreements with third parties, we may not be successful in commercializing AUCATZYL, or our other product candidates, if and when approved.
- Our limited operating history may make it difficult to evaluate the success of our business to date and to assess our future viability.
- We will need additional funding to successfully commercialize AUCATZYL and to complete the development of and commercialize our other product candidates, which may not be available on acceptable terms, if at all.
- We have incurred substantial obligations under license and collaboration agreements, which could impair our flexibility and access to other capital and adversely affect our financial position, and our business would be adversely affected if we were unable to meet our obligations under these and similar future agreements.
- If we are unable to advance our product candidates through clinical development, obtain regulatory approval and ultimately commercialize our product candidates, or experience significant delays in doing so, our business will be materially harmed.
- Our proprietary, next-generation T cell programming technologies, our modular approach for engineering T cells and our manufacturing platform for our programmed T cell product candidates, represent emerging approaches to cancer treatment that face significant challenges and hurdles.
- We collaborate with third parties in the research, development and commercialization of certain of our product candidates. If our collaborators do not perform as expected or if we are unable to maintain existing or establish additional collaborations, our ability to develop and commercialize our product candidates may be adversely affected.
- We may form or seek strategic alliances or enter into additional licensing arrangements in the future, and we may not realize the benefits of such alliances or licensing arrangements.
- Our future success is highly dependent on the regulatory approval of our current clinical-stage programmed T cell product candidates and our preclinical programs. All of our product candidates will require significant clinical or preclinical testing before we can seek regulatory approval for and launch a product commercially.
- Adverse side effects or other safety risks associated with our product candidates could delay or preclude approval, cause us to suspend or discontinue clinical trials, cause us to abandon product candidates, could limit the commercial profile of an approved label, or could result in significant negative consequences following any potential marketing approval.
- If the clinical trials of any of our product candidates fail to demonstrate safety and efficacy to the satisfaction of the Food and Drug Administration ("FDA"), the European Medicines Agency ("EMA") and the European Commission, or other comparable regulatory authorities, or do not otherwise produce favourable results, we may incur additional costs or experience delays in completing, or ultimately be unable to complete, the development and commercialization of our product candidates.

- We may not be able to successfully create our own manufacturing infrastructure for supply of our requirements of programmed T cell product candidates for use in clinical trials and for commercial sale.
- Our product candidates are biologics and the manufacture of our product candidates is complex and we may encounter difficulties in production, particularly with respect to process development or scaling-out of our manufacturing capabilities. If we encounter such difficulties, our ability to provide supply of our product candidates for clinical trials or our products for patients, if approved, could be delayed or stopped.
- We operate in a rapidly changing industry and face significant competition, which may result in others discovering, developing or commercializing products before or more successfully than we do.
- If we are unable to obtain and maintain patent protection for our T cell programming technologies and product candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and biologics similar or identical to ours, and our ability to successfully commercialize our technology and product candidates may be impaired.
- As an English public limited company, certain capital structure decisions will require shareholder approval, which may limit our flexibility to manage our capital structure.
- General market conditions and macroeconomic trends, including those driven by geopolitical tension, supply chain disruptions, market volatility, inflation, fluctuations in foreign currency exchange rates, political changes, and changes in trade policies, among other factors, could materially and adversely affect our business, results of operations and financial condition.
- Failure or perceived failure to comply with existing or future laws, regulations, contracts, self-regulatory schemes, standards, and other obligations related to data privacy and security (including security incidents) could harm our business. Compliance or the actual or perceived failure to comply with such obligations could increase the costs of our products, limit their use or adoption, and otherwise negatively affect our operating results and business.

Approved by the Board of Directors and signed on its behalf by:

DocuSigned by:
2893C37F7D8F413...

Christian Itin
Chief Executive Officer and Director

Date: 2 June 2025

Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom

Introduction

The directors present their report and the audited financial statements of the Group and the Parent Company for the year ended 31 December 2024.

Principal activities

The principal activities of the Group are set out in the Strategic Report on page 4.

Directors

The directors who were in office during the year ended 31 December 2024 and up to the date of signing the consolidated financial statements were as follows:

Dr CM Itin	*(Appointed 15 June 2018)*
Mr J Johnson	*(Appointed 15 September 2021, resigned 1 April 2024)*
Mr MW Bonney	*(Appointed 1 April 2024)*
Dr J Anderson	*(Appointed 15 June 2018)*
Mr RW Azelby	*(Appointed 9 January 2024)*
Ms LC Bain	*(Appointed 15 June 2018)*
Mr J Berriman	*(Appointed 15 June 2018)*
Ms CM Butitta	*(Appointed 15 June 2018)*
Dr R Iannone	*(Appointed 15 June 2023)*
Dr EP Leiderman	*(Appointed 20 December 2023)*
Dr MP Murphy	*(Appointed 14 June 2018)*
Dr RM Rao	*(Appointed 1 April 2024)*
Dr WD Young	*(Appointed 6 November 2021)*

During the year ended 31 December 2024, there were ten full meetings of the Board of Directors. All of our directors attended a minimum of 75% of the aggregate of the meetings of the Board of Directors that they were eligible to attend and meetings of Committees of which they were members, with the exception of Dr Iannone, who attended ten of the fourteen scheduled Board and Committee meetings (71.4% attendance).

Charitable and political contributions

The Group has not made any political donations or incurred any political expenditure during the year ended 31 December 2024.

Dividends

The Directors do not recommend the payment of a dividend for the year ended 31 December 2024 (2023: no dividend payment).

Qualifying indemnity provision

The Group has made qualifying third-party indemnity provisions for the benefit of its directors which remain in force at the date of this Directors' Report for the year ended 31 December 2024.

Financial risk management

A description of financial risk management is set out in Note 24 of the consolidated financial statements entitled *"Financial instruments"*.

Review of the business and future developments

The Strategic Report describes each research and development activity during the year as well as outlining future planned developments. Details of the financial performance, including comments on the cash position and research and development expenditure, are given in the financial review. Principal risks and uncertainties are given in the Strategic Report.

Employee engagement, culture and values

A strong internal communications programme continues to focus on employee engagement. This programme includes the following activities:

- In January 2024 we launched the Gallup Q12 engagement survey and received a 79% response rate (an excellent response rate for a baseline survey). The results were shared with the Executive Team and then at an All Company meeting prior to facilitating workshops across all functions to identify strengths and opportunities to improve;
- In March 2024 we launched a Communication Champions Team with 13 representatives from all geographies and functions to support our communication vision to connect, inform and engage employees by actively championing effective communication within Autolus. The team met monthly and contributed to our organisation wide communication campaigns;
- Through 2024 we continued to author and publish monthly electronic AutoPulse newsletters and enhanced the design of the newsletter to make it more engaging;
- Our work on improving our employee intranet (the Autonet) continued, and we improved the design of the site, updated 9 Team sites and created a new Policies & Events pages. In addition to this we launched new Communications Guidelines in December 2024 and eliminated 309 redundant Distribution lists;
- We helped prepare and facilitate 10 All Company Meetings in 2024 which we moved in house from September, resulting in cost savings. At the All Company 10 Year Anniversary, we raised £10,000 for the Opie Jones Foundation through our 'Globetrotters' initiative;
- On December 17th we organised the All Company event - attended by over approximately 200 people in London;
- The occupational development team continue to encourage the use of the Mo reward and recognition platform and saw an 32% increase in moments & rewards shared from 2023 to 2024. We also drove a campaign that encouraged peer to peer recognition for living the values in November 2024 in line with the Values relaunch.

Our Autolus values and purpose are embedded into our activities and processes, including talent acquisition, performance management and employee development.


Focus
Respect
Integrity
Breakthrough

Talent Acquisition:

During 2024, 285 permanent hires were completed. The build out of the field based commercial and medical affairs teams continued from 2023 into 2024 ensuring that the all the preparative work, particularly Treatment Centre Onboarding could be completed in advance of the launch of AUCATZYL in November 2024. Alongside this, we continued building manufacturing capacity for launch preparedness at the Nucleus in Stevenage, with 152 of the 2024 hires falling within functions associated with Manufacturing. The closing of the agreement with BioNTech in February 2024 opened up the prospect of evaluating new programs to be considered for further development, including autoimmune indications. Accordingly, a number of development hires were completed to inform decisions regarding autoimmune programs to be advanced.

Early engagement with candidates was achieved through a direct sourcing strategy with 4 out of 5 hires being identified directly by our in-house talent acquisition function and with an average time to hire of 38 days, significantly below market average. Top talent was secured through effective market benchmarking and carefully calibrated offer proposals including the effective use of long-term incentive joining awards. Notable leadership hires included:

- Chief Development Officer
- SVP, Strategic Development
- VP, Chief Information Officer

- VP, Marketing
- VP, Clinical Development (Autoimmune/Neurology)
- VP, Autoimmune Medical Engagement
- VP, Compliance

Significant progress was also made on advancing an Early Careers program with over 30 candidates being accommodated across apprenticeships, student placements and work experience.

Underpinning all of the above activities is a comprehensive employee benefits offering. The programs are bespoke to each jurisdiction and based on market practice. Employees are offered participation in retirement plans as well as medical and life insurance. Levels of benefit are continually benchmarked to ensure they offer optimal value for money for both the organisation and our employees.

Disabled employees

Applications for employment by disabled persons are always fully considered, bearing in mind the aptitudes of the applicant concerned. In the event of members of staff becoming disabled, every effort is made to ensure that their employment with the Group continues and that appropriate training and accommodations, depending on the disability, are arranged. It is the policy of the Group that the training, career development and promotion of disabled persons should, as far as possible, be identical with that of other employees.

Engagement with suppliers, customers and others

In addition to ensuring engagement with our shareholders, the Group is committed to engaging with its other principal stakeholders: patients and their caregivers, employees and suppliers. All concerns or opinions of these stakeholders are discussed at the Board and management level and by direct engagement with stakeholders themselves.

For example, our medical affairs strategy involves discussing the cancer and autoimmune treatment landscapes with practitioners and other experts to forge a mutual understanding of how our product candidates could address unmet medical needs. We maintain a number of key, long-term relationships with our suppliers of equipment, manufacturing services and clinical trial support. These relationships with our suppliers are maintained as partnerships, in order to work effectively and efficiently. Our Directors receive regular updates regarding these mission-critical partnerships and approve any material changes to them.

Every decision we make is taken with our stakeholders in mind and what is the best for the relationship in the long term. Opinions and feedback from these external stakeholders are encouraged and are taken into consideration when discussing strategy and performance.

Auditors

In accordance with Section 489 of the Companies Act 2006, a resolution for the re-appointment of Ernst & Young LLP as auditor of the Group is to be proposed at the forthcoming Annual General Meeting.

Carbon emissions

The carbon footprint for the Group for year ended 31 December 2024 and 2023, respectively, is as follows:

	12 months ended 31 December 2024		12 months ended 31 December 2023	
Scope	**tCO2e**	**% Total Emissions**	**tCO2e**	**% Total Emissions**
Estimated Scope 1 emissions	274.1	7 %	2.8	— %
Estimated Scope 2 emissions	1,035.9	27 %	917.6	36 %
Estimated Scope 3 emissions	2,514.2	66 %	1,637.3	64 %
Total estimated emissions	**3,824.2**	**100 %**	**2,557.7**	**100 %**

For the year ended 31 December 2024, the split of emissions by geography is as follows:

Scope	Location	tCO2e	% Total Emissions
Estimated Scope 1 emissions	UK	274.1	7 %
Estimated Scope 2 emissions	UK	1,033.4	27 %
	US	2.5	— %
Estimated Scope 3 emissions	UK	1,346.3	35 %
	US	1,167.9	31 %
Total estimated emissions		**3,824.2**	**100 %**

For clarity, scope 1 emissions are direct emissions produced by the burning of fuels. Scope 2 emissions are indirect emissions related to the generation of the electricity consumed and purchased by Autolus. Scope 3 emissions are indirect emissions produced by Autolus activity, but these emissions are not owned or controlled by the Group. For Autolus, the majority of scope 3 emissions relate to business travel.

The organisational footprint of the Group is calculated in accordance with the Greenhouse Gas Protocol for corporate accounting using an organisational control approach. Scope 2 emissions are calculated using the location-based methodology. Scope 3 emissions are calculated for Business Travel only, in accordance with the Greenhouse Gas Protocol for corporate accounting using a distance-based method.

The Group consumed less than 40,000 MWh of energy during the year ended 31 December 2024 and, as a low energy user, is exempt from reporting on its total global energy use and information relating to energy efficiency action.

The table below illustrates the Intensity ratio: is total carbon emissions per employee on the basis of the average number of full-time equivalent employees during the year ended 31 December 2024 and 2023, respectively.

For the year ended 31 December	2024	2023
Intensity ratio: total carbon emissions per employee on the basis of the average number of 570 full time equivalent employees during the year ended 31 December 2024 (2023: 441).	6.71	5.80

The Directors are considering the introduction of a sustainability strategy which will include guidance to reduce our energy consumption and thereby reducing our carbon footprint.

Going concern

The Directors have considered the going concern status of the Group and Parent Company. Further detail on this can be found at Note 2 of the consolidated financial statements and the Strategic Report.

Events after the balance sheet date

The Group evaluated subsequent events through the date on which these financial statements were issued.

In July 2022, the Group renegotiated a master services agreement (the "Adaptive Master Services Agreement") with Adaptive Biotechnologies Corporation ("Adaptive"), under which Adaptive's assay is used to analyse patient samples from r/r B-ALL patients. During the year ended 31 December 2023, the Group recognized all contractual milestones relating to this contract. Under the then-current agreement, the Group would be obligated to make specified payments to Adaptive upon the achievement and receipt of certain regulatory approvals and achievement of commercial milestones in connection with the Group's use of the Adaptive assay. In February 2025, the Adaptive Master Service Agreement was further amended to clarify the circumstances in which the contractual milestones would be due and to reduce the overall value of milestones payable by the Company. Consequently, the Company recognized a reversal to a milestone previously deemed probable as of 31 December 2024.

The MHRA granted AUCATZYL conditional marketing authorization on 25 April 2025, and the Company anticipates commercial launch in the United Kingdom in the second half of 2025.

Statement of Directors' Responsibilities

The Directors are responsible for preparing the Strategic Report and Directors' Report and the Group and Parent Company financial statements in accordance with applicable law and regulations.

Company law requires the Directors to prepare financial statements for each financial period. Under that law, the Directors have prepared the consolidated financial statements in accordance with IFRS as adopted by the United Kingdom and elected to prepare the Parent Company financial statements in accordance with United Kingdom Generally Accepted Accounting Practice, including FRS 102 'The Financial Reporting Standard applicable in the UK and Republic of Ireland' (UK Accounting Standards and applicable law).

Under company law the Directors must not approve the financial statements unless they are satisfied that they give a true and fair view of the state of affairs of the Group and the Parent Company and of the profit or loss of the Group for that period. In preparing these financial statements, the directors are required to:

- select suitable accounting policies and then apply them consistently;
- make judgements and accounting estimates that are reasonable and prudent;
- for the Group financial statements, state whether they have been prepared in accordance with IFRS as adopted by the United Kingdom;
- for the Parent Company financial statements, state whether applicable UK Accounting Standards have been followed, subject to any material departures disclosed and explained in the financial statements;
- prepare the financial statements on the going concern basis unless it is inappropriate to presume that the Group and the Parent Company will continue in business.

The Directors are responsible for keeping adequate accounting records that are sufficient to show and explain the Group's transactions and disclose with reasonable accuracy at any time the financial position of the Group and the Parent Company and enable them to ensure that the financial statements comply with the Companies Act 2006. The Directors are also responsible for safeguarding the assets of the Group and the Parent Company and hence for taking reasonable steps for the prevention and detection of fraud and other irregularities.

The Directors are responsible for the maintenance and integrity of the Company's website. Legislation in the United Kingdom governing directors' responsibilities may differ from legislation in other jurisdictions.

Directors' confirmations

Each of the persons who is a Director at the date of approval of this Annual Report and group and parent company financial statements confirms that: so far as the Director is aware, there is no relevant audit information of which the Group's auditor is unaware; and the Director has taken all the steps that he ought to have taken as a Director in order to make themselves aware of any relevant audit information and to establish that the Group's auditor is aware of that information. This confirmation is given and should be interpreted in accordance with the provisions of section 418 of the Companies Act.

Annual general meeting

The AGM will be held on 26 June 2025. Further details will be provided in due course.

Approved by the Directors and signed on its behalf by:

DocuSigned by:
2893C37F7D8F413...

Christian Itin
Chief Executive Officer and Director
Date: 2 June 2025

Registered Office: The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom

Annual Statement from the Chair of the Compensation Committee

Dear Shareholder,

As the Chair of the Compensation Committee (the "Committee"), I am pleased to present, on behalf of the board of directors (the "Board") of Autolus Therapeutics plc (the "Company" or "Autolus" or "Group"), the Directors' remuneration report for the year ended 31 December 2024 (the "Directors' Remuneration Report").

The Group's Annual Report and Accounts, along with the Directors' Remuneration Report, will be subject to an advisory vote at the forthcoming Annual General Meeting on 26 June 2025 (the "AGM"). The Directors' Remuneration Policy was approved at our Annual General Meeting in 2022 and a revised version will be put to shareholders in a binding vote at the AGM. Assuming the Remuneration Policy is approved it will take effect from the date of approval and is intended to apply for a period of three years from that date.

Introduction

During the period covered by this Directors' Remuneration Report, we maintained the remuneration programs and policies that the Committee established during the preceding financial year and implemented strategic compensation initiatives designed to incentivise and retain key employees in the Group. However, in early 2024, we adjusted the cash component of compensation for directors serving on our Nominating & Corporate Governance Committee to better align our compensation practices with those of our peer group. We also amended our Management Incentive Compensation Plan, which determines the annual bonus for our executive director and management, to facilitate offering competitive compensation packages to our employees. Finally, in light of AUCATZYL's approval in the U.S. during 2024, we updated the peer groups upon which we conduct benchmarking to reflect a more representative blend of late-stage clinical and early-stage commercial enterprises. These changes, and the reasons behind them, are described in greater detail below.

As we continue the Group's operations, the Committee's role will be to ensure that Directors and senior executives at Autolus are appropriately compensated and incentivised to deliver growth to shareholders in a long-term and sustainable manner. The Committee seeks to accomplish this by establishing remuneration programs that are grounded in market practice, are effective at driving proper management behaviours, clearly link pay and performance and are cost efficient overall. Key considerations guiding the implementation of our Remuneration Policy are discussed further on page 39.

Corporate Governance Standards

As a public company, we are subject to corporate governance standards and regulations applicable in the United States and the United Kingdom; however, the UK Corporate Governance Code does not apply to us as our securities are listed solely on NASDAQ. For example, in order to conform to director independence standards applicable in the United States, our Chief Executive Officer ("CEO") is the only executive director of the Company, and we currently intend to add only non-executive directors to our Board. As such, the Directors' Remuneration Report and the Remuneration Policy as they relate to executive directors address only the compensation of our CEO.

The Global Marketplace for Talent

Autolus is a biopharmaceutical company with operations in Europe and the United States. The Group plans to expand its operations in both geographic regions in line with the growth of its clinical and manufacturing activities and its plans to commercialise its products in these geographies. Given that the market for experienced directors and biopharmaceutical executive management talent, particularly in the United States, is very competitive, the Committee references the US market as the leading indicator for remuneration levels and practices. This will help attract and retain directors and motivate the superior executive management talent needed to successfully manage the Group's complex global operations. Being consistent in this market view of the United States as the primary benchmark for remuneration practices for directors and the CEO (as our sole executive director) is key for the Group as it builds its global operations in a manner designed to deliver sustainable long-term growth and shareholder value.

During the 2024 financial year, the Committee undertook a benchmarking review for director and executive director compensation, which included a review of compensation practices of comparable companies to Autolus in the US and Europe, and referred to this analysis in calibrating its decisions and recommendations with respect to director and non-executive director compensation. In taking any actions, the Committee is mindful of the general UK compensation framework, including investor bodies' guidance, and the UK Corporate Governance Code, and has incorporated these into its remuneration programs, policies and decisions where it believes they best serve the long-term interests of shareholders. In early 2024, following the resignation of two of our non-executive directors and the appointment of several new directors, we performed a fresh benchmarking review for non-executive director compensation to ensure that our remuneration package was competitive in the relevant markets. This resulted in an adjustment to compensation for participation in one of our committees, with no changes to other aspects of non-executive director remuneration.

Remuneration Program Highlights

While I recommend that you carefully read the disclosure on our programs and policies that follows this letter to help with the understanding of our approach to director compensation, I want to highlight the following aspects of our program below:

- **Pay for Performance –** We believe that a significant portion of remuneration of our directors and our CEO (as our sole executive director) should be based on achieving objectives designed to create inherent value in the Group, and ultimately on achieving value creation for our shareholders. In line with this belief, the compensation of our CEO includes a significant performance-based cash bonus opportunity and a large equity incentive component, and our directors receive equity incentives designed to reward long-term value creation for our shareholders.
- **Shareholding requirements for Executive Directors –** We believe having these requirements encourages executive directors to build meaningful shareholding positions and furthers alignment of their interests with those of shareholders. As in past years, executive directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment.
- **Recovery Policy** – To further embed the linkage between pay and performance, any annual bonus and Equity Incentive Plan awards for the CEO as our sole executive director are subject to recovery and withholding provisions which permit the Directors, in its discretion, to reduce the size of any awards in the event of a material misstatement of financial results, a miscalculation or error in assessing the performance condition applying to the award, or in the event of serious misconduct committed by the employee. During 2023, in accordance with SEC and NASDAQ listing rules, the Company adopted a new Incentive Compensation Recoupment Policy covering any amounts received by executive officers based on financial reporting measures that are later restated by the Group.
- **2024 Remuneration Outcome –** As outlined above, a core principle in Autolus' remuneration program is the linkage between pay and performance. In financial year 2024, the annual bonus of Christian Itin, our CEO and sole executive director, was based entirely on corporate objectives. At a meeting on 18 February 2025, the Compensation Committee of the Board determined that the Company achieved 107.5% of its annual corporate objectives. Pursuant to the terms of the Management Incentive Compensation Plan, our executive director received an incentive award of £306,504 (being 65% of base salary), based on his target bonus percentage of 60% of base salary, an overall goal achievement level of 107.5%, and his base salary of £475,200 for financial year ended 31 December 2024. This bonus was paid in March 2025. This outcome was based on achievements versus goals in the following key areas: U.S. approval and commercial launch of AUCATZYL/obe-cel (including pre-launch readiness activities), progress of obe-cel clinical study in systemic lupus erythematosus, alliance management and business development, and scientific publications/presentations. Most goals were achieved in full, and in some instances stretch goals were also achieved, resulting in the overall above target outcome. Please see page 56 for additional details on this bonus outcome and the pay for performance linkage.
- **Major Decisions and Substantial Changes regarding Directors' Remuneration –** In early 2024, the Compensation Committee performed a benchmarking analysis of directors' remuneration based on the Company's peer group. The Compensation Committee approved a further revision to the non-executive director remuneration, effective 1 April 2024, to increase in the annual stipends payable to members and Chairs of the Nominating & Corporate Governance committee of the Board as follows: £8,000 Chair, £4,000 member (from £7,000 and £3,500 respectively).

Based on an updated benchmarking conducted in early 2025 the Compensation Committee approved a further revision to the non-executive director remuneration. Based on this benchmarking, the following changes to annual retainers were adopted by the Compensation Committee effective 1 March 2025:

- Non-Executive Chair: increased from £52,500 to £58,000;
- Non-Employee Director (other than Chair): increased from £31,500 to £33,000;
- Audit Committee Chair: increased from £13,000 to £15,000;
- Audit Committee member (other than Chair): increased from £6,500 to £7,500;
- Compensation Committee Chair: increased from £10,000 to £12,000;
- Compensation Committee member (other than Chair): increased from £5,000 to £6,000;

The Board and Committee, respectively, set such amounts, based on the benchmarking analysis conducted by the Committee's independent compensation consultant, the Group's immediate need to recruit non-executive directors to fill current and anticipated vacancies, and the workload associated with the position of Board or committee Chair.

Conclusion

The Committee believes the proposals for a revised Remuneration Policy put forth in this report will properly motivate our directors and our CEO to deliver sustainable growth and shareholder value over the long term and do so in a responsible and cost-efficient manner.

I hope that you find the information in this report helpful, and look forward to the AGM, where we hope to have your support.

Yours sincerely

Signed by:

John Berriman

1B93B86969B2403...

John Berriman
Chair of the Compensation Committee
30 May 2025

Remuneration Policy

This part of the Directors' Remuneration Report sets out the Remuneration Policy for the Group's directors and executive directors and has been prepared in accordance with the Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013.

Our proposed approach to the new Remuneration Policy is to broadly roll forward the Remuneration Policy approved by shareholders in June 2022. The following are the key changes that have been made:

- Clarified executive director eligibility to participate in all-employee share, bonus, pension and other benefit schemes.
- Adjusted executive director bonus range from 60-120% to "up to 140%", in accordance with recent change to target bonus percentage, and expressly allow for adjustments to goal achievement.
- Expressly authorized accelerated vesting and out-of-cycle equity grants for executive director.
- Authorized remuneration of consulting or advisory work performed by Non-executive directors ("NEDs").
- Allowed for more than one annual equity grant to NEDs.
- Updated description of clawback policy adopted in 2023.

The following Remuneration Policy will be put to shareholders in a binding vote at the AGM on 26 June 2025. Assuming the Remuneration Policy is approved it will take effect from the date of approval and is intended to apply for a period of three years from that date.

Key considerations when determining the Remuneration Policy

The Committee designed the Remuneration Policy with a number of specific objectives in mind. The Remuneration Policy should:

- enable the Group to attract, retain and motivate high calibre directors and the CEO who is currently the sole executive director, and focus them on the delivery of the Group's strategic and business objectives;
- encourage a corporate culture that promotes the highest level of integrity, teamwork and ethical standards;
- be competitive against appropriate market benchmarks (being predominantly the US biotech sector) and have a strong link to performance, providing the ability to earn above-market rewards for strong performance;
- encourage equity ownership by directors and the CEO to motivate and align them with the overall interests of shareholders and the Group;
- be simple and understandable, both internally and externally; and
- take due account of good governance and promote the long-term success of the Group.

In seeking to achieve the above objectives, the Committee is mindful of the views of a broad range of stakeholders in the business and accordingly takes account of a number of factors when setting remuneration including: market conditions; pay and benefits in relevant comparator organisations; terms and conditions of employment across the Group; the Group's risk appetite; the expectations of institutional shareholders; and any specific feedback received from shareholders and other stakeholders.

The Remuneration Policy applicable to executive directors is designed to provide the Committee with the parameters within which to set the specific individual compensation during the upcoming three-year period. In making its decisions, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Groups's peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required.

Executive Director Remuneration Policy Table

The table below sets out, for each element of pay, a summary of how remuneration of executive directors is structured and how it supports the Group's strategy.

Executive Directors			
Purpose and link to strategy	**Operation**	**Maximum opportunity**	**Performance metrics**
Base salary			
To recruit and retain executive directors of the highest calibre who are capable of delivering on the Group's strategic objectives, reflecting the individual's experience and role within the Group. Base salary is designed to provide an appropriate level of fixed income to avoid any over-reliance on variable pay elements that could encourage excessive risk taking.	Salaries are normally reviewed annually, and changes are generally effective from the start of the Group's financial year. The annual salary review for executive directors takes a number of factors into consideration, including: • business performance; • salary increases awarded to the overall employee population; • skills and experience of the individual over time; • scope of the individual's responsibilities; • changes in the size and complexity of the Group; • market competitiveness assessed by periodic benchmarking; and • the underlying rate of inflation. In addition, a higher increase may also be made where an individual had been appointed to a new role at below-market salary while gaining experience. Subsequent demonstration of strong performance may result in a salary increase that is higher than that awarded to the wider workforce.	Whilst there is no prescribed formulaic maximum, any increases to base salary will take into account prevailing market and economic conditions and the approach to employee pay throughout the organisation. Base salary increases are awarded at the discretion of the Committee based on the factors outlined in this table (see column "Operation").	Executive Directors' performance is a factor considered when determining any base salary increases.

Executive Directors			
Purpose and link to strategy	**Operation**	**Maximum opportunity**	**Performance metrics**
Benefits			
Reasonable benefits-in-kind are provided to support executive directors in carrying out their duties and assist with retention and recruitment.	The Group aims to offer benefits that are in line with market practice. The benefits currently available to our executive director include death in service insurance, permanent health insurance, an allowance for health insurance, a housing allowance and an allowance for tax advice. The Committee retains discretion to offer the following additional benefits: life and disability insurance, private medical insurance, temporary living and transportation expenses, relocation assistance, and tax equalisation to allow flexibility in employing a foreign national, all with or without tax gross-up. Travel and any reasonable business-related expenses (including tax thereon) may be reimbursed on a gross–of-tax basis. Executive Directors may become eligible for other benefits in the future where the Committee deems it appropriate. Where additional benefits are introduced for the wider workforce, executive directors may participate on broadly similar terms. Executive Directors may participate in any all-employee share schemes or spot-bonuses that may be operated by the Group from time to time on the same basis as similarly- situated employees in the same jurisdiction. Benefit levels and components are reviewed periodically. The Group reserves the right to change, alter, or terminate any benefit plan at its sole discretion.	The value of each benefit is not predetermined and is typically based upon the cost to the Group of providing such benefit.	Not performance related.

Executive Directors			
Purpose and link to strategy	**Operation**	**Maximum opportunity**	**Performance metrics**
Pensions			
The Group aims to provide a contribution towards life in retirement.	Executive Directors are eligible to receive employer contributions to the pension plan operated for similarly situated employees in the same jurisdiction or a salary supplement in lieu of pension benefits, or a mixture of both. If enrolled in a pension plan, the employer contributions consistent with what is provided to other similarly situated employees enrolled in the relevant plan, subject to the terms of the retirement plan and applicable law. Levels will be reviewed annually, and the Committee may decide to change future contribution levels should the review indicate such a change is appropriate.	Up to 10% of base salary.	Not performance related.
Annual bonus			
The annual bonus scheme rewards the achievement of objectives that support the Group's corporate goals and delivery of the business strategy in the short term.	Bonuses are determined based on measures, targets and stretch targets that are agreed by the Committee at the start of each financial year. However, the Committee retains the discretion to include achievements that have not been established as goals at the beginning of the year, and/or to make adjustments to goals which are considered to be inappropriate or not properly reflective of performance. Bonus payments are set by reference to a percentage of annual base salary, are normally awarded in cash (but may be awarded in shares or otherwise) and may be deferred into a pension if elected by an executive director.	Up to 140% of base salary.	Performance measures are determined by the Committee each year and may vary to ensure that they promote the Group's business strategy and shareholder value. The annual bonus will be based on corporate measures, including financial and/or strategic measures. Bonus measures are reviewed annually, and the Committee has the discretion to vary the mix of measures or to introduce new measures, based on the strategic focus of the Group at that time.

Executive Directors			
Purpose and link to strategy	**Operation**	**Maximum opportunity**	**Performance metrics**
			The Committee may alter the bonus outcome if it considers that the level of pay-out is inconsistent with overall Group performance, taking account of any factors it considers relevant. This will help ensure that pay outs reflect overall Group performance during the period. Bonus payments are subject to recovery and withholding provisions.
Equity Incentives			
Equity incentives are designed to incentivise the successful execution of business strategy over the longer term, to provide long-term retention, and to increase alignment of interests with shareholders. Equity incentives facilitate share ownership to provide further alignment with shareholders.	Awards will typically be granted annually (but may also be granted out-of-cycle), in the form of options, share appreciation rights, restricted shares/units or performance shares/units that normally vest over a period of up to four years. The minimum overall vesting period for awards to executive directors is three years. Vesting may be accelerated in certain circumstances, such as in connection with a change of control. Awards will typically be granted under the 2018 Equity Incentive Plan (EIP) or a successor plan thereto but, for a newly hired Executive Director (subject to applicable laws) may be granted under the 2025 Inducement Plan. At the discretion of the Committee, participants may also be entitled to receive the value of dividends paid between grant and vesting on vested shares. The payment may be in cash or shares and may assume dividend reinvestment. Equity incentive awards are not currently subject to any holding period.	There is no maximum opportunity for equity awards. However, the Committee will generally work within the benchmarking guidelines provided by our compensation consultants. We seek to establish equity-based remuneration competitive to that offered by a set of comparable companies with whom we may compete for executive talent.	The Committee will select the most appropriate form of equity incentive award each year. Currently, awards are granted subject to time-based vesting only, but the Committee may decide to introduce performance conditions for future awards and will be guided by the market in making any such decision. Awards are subject to recovery and withholding provisions.

Executive Directors			
Purpose and link to strategy	**Operation**	**Maximum opportunity**	**Performance metrics**
All-employee share schemes			
Encourages employee share ownership and therefore increases alignment of interests with shareholders.	The Group may, from time to time, operate all employee share plans (such as an Employee Stock Purchase Plan, Save As You Earn Option Plan and/or Share Incentive Plan for which executive directors would be eligible on the same basis as all other employees.	Participation in such plans is subject to the limits set in the applicable plan.	Not performance related.
Share ownership guidelines			
Encourages executive directors to build a meaningful shareholding so as to further align their interests with those of shareholders.	Shares owned outright by the executive director or a connected person are included. Vested share awards and vested in-the-money share option awards are included on a net of tax basis.	Executive Directors are required to build and retain a shareholding equivalent to at least 200% of their salary within a period of five years following appointment.	Not performance related.

Notes to the Remuneration Policy Table

Legacy arrangements

For the duration of this Remuneration Policy, the Group will honour any commitments made in respect of current or former Directors before the date on which either: (i) the Remuneration Policy becomes effective; or (ii) an individual becomes a Director, even where not consistent with the Remuneration Policy set out in this report or prevailing at the time such commitment is fulfilled. For the avoidance of doubt, all outstanding historic awards that were granted in connection with, or prior to, listing remain eligible to vest based on their original or modified terms.

Recovery and withholding

In 2023, the Committee adopted a new incentive compensation recoupment policy providing for the Group's recoupment of recoverable incentive compensation that is received by certain executive officers of the Group under certain circumstances. Such clawback policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder and Nasdaq Listing Rule 5608.

Performance conditions

The choice of annual bonus performance metrics reflects the Committee's belief that any incentive-based remuneration should be appropriately challenging and tied to the delivery of key financial and strategic targets intended to ensure that executive directors are incentivised to deliver across a range of objectives for which they are accountable. The Committee has retained some flexibility on the specific measures which will be used to ensure that any measures are fully aligned with the strategic imperatives prevailing at the time they are set.

The targets for the bonus scheme for the forthcoming year will be set out in general terms, subject to limitations with regards to commercial sensitivity. Additional details of the targets will be disclosed when they are no longer considered to be commercially sensitive, usually following the end of the relevant financial year in the Directors' Remuneration Report.

Where used, performance conditions applicable to EIP awards will be aligned with the Group's objective of delivering meaningful increases in long-term value to shareholders. Prior to each award, the Committee has flexibility to select measures that are fully aligned with the strategy prevailing at the time awards are granted.

Notwithstanding this, the Committee would, if appropriate, seek to consult with major shareholders in advance of any material change to the choice or weighting of performance measures.

The Committee will review the calibration of targets applicable to the annual bonus, and the EIP in years where performance measures apply, annually to ensure they remain appropriate and sufficiently challenging, taking into account the Group's strategic objectives and the interests of shareholders.

Differences in remuneration policy between executive directors and other employees

The overall approach to reward for employees across the workforce is a key reference point when setting the remuneration of the executive directors. When reviewing the salaries of the executive directors, the Committee pays close attention to pay and employment conditions across the companies in our US and European peer groups.

The key difference between the remuneration of executive directors and that of our other employees is that, overall, at senior levels, remuneration is increasingly long-term, and 'at risk' with an emphasis on performance-related pay linked to business performance and share-based remuneration. This ensures that remuneration at senior levels will increase or decrease in line with business performance and provides alignment between the interests of executive directors, the Group and shareholders.

Committee discretion in operation of variable pay schemes

The Committee operates under the powers it has been delegated by the Board. In addition, it complies with rules that are either subject to shareholder approval or by approval from the Board. These rules provide the Committee with certain discretions which serve to ensure that the implementation of the Remuneration Policy is fair, both to the individual director and to the shareholders. The Committee also has discretions to set components of remuneration within a range, from time to time. The extent of such discretions is set out in the relevant rules, the maximum opportunity or the performance metrics section of the policy table above. To ensure the efficient administration of the variable incentive plans outlined above, the Committee will apply certain operational discretions.

These include the following:

- selecting the participants in the plans;
- determining the timing of grants of awards and/or payments;
- determining the quantum of awards and/or payments (within the limits set out in the policy table above);
- determining the choice (and adjustment) of performance measures and targets for each incentive plan in accordance with the policy set out above and the rules of each plan;
- determining the extent of vesting based on the assessment of performance and discretion relating to measurement of performance in certain events such as a change of control or reconstruction;
- determining whether awards would be granted over and/or satisfied with ordinary shares and/or ADS' and/or cash;
- whether the "malus and clawback principles" shall be applied to any award in the relevant circumstances and, if so, the extent to which it shall be applied;
- making the appropriate adjustments required in certain circumstances, for instance for changes in capital structure;
- determining "good leaver" status for incentive plan purposes and applying the appropriate treatment; and
- undertaking the annual review of weighting of performance measures and setting targets for the annual bonus plan and other incentive schemes, where applicable, from year to year.

If an event occurs which results in the annual bonus plan or equity incentive performance conditions and/or targets being deemed no longer appropriate (e.g., material acquisition or divestment), the Committee will have the ability to make appropriate adjustments to the measures and/or targets and alter weightings, provided that the revised conditions are not materially less challenging that the original conditions. Any use of the above discretion would, where relevant, be explained in the Annual Report on Remuneration and may, as appropriate, be the subject of consultation with the Group's major shareholders.

Shareholder views

The Board is committed to dialogue with shareholders. The Committee will consider shareholder feedback received following the AGM, as well as any additional feedback and guidance received from time to time. This feedback will be considered by the Committee as it develops the Group's remuneration framework and practices going forward. Assisted by its independent adviser, the Committee also actively monitors developments in the expectations of institutional investors and their representative bodies.

Employment conditions

The Committee is regularly updated throughout the year on pay and conditions applying to Group employees. Where significant changes are proposed to employment conditions elsewhere in the Group, these are highlighted for the attention of the Committee.

The Remuneration Policy for executive directors supports the business needs of the Group, ensuring it promotes long-term success whilst enabling it to attract, retain and motivate executive directors of a high calibre. The Committee consulted with members of senior management regarding the Remuneration Policy but did not seek input from the larger employee base. The Committee is satisfied that the Remuneration Policy supports the Group's strategy of growing long-term shareholder value and appropriately balances fixed and variable remuneration. With a high proportion of reward delivered in the form of equity, this ensures that executive directors have a strong alignment with shareholders through the Group's share price.

Other remuneration policies

Remuneration for new appointments

Where it is necessary to appoint or replace an executive director, the Committee's approach when considering the overall remuneration arrangements in the recruitment of a new executive director is to take account of the calibre, expertise and responsibilities of the individual, his or her remuneration package in their prior role and the prevailing market rate for similar roles. Remuneration will be in line with our policy and the Committee will not pay more than is necessary for a successful recruitment.

The remuneration package for a new executive director will be set in accordance with the terms of the Group's approved Remuneration Policy in force at the time of appointment. Further details are provided below:

Salary	The Committee will set a base salary appropriate to the calibre, experience and responsibilities of the new appointee. In arriving at a salary, the Committee may take into account, amongst other things, the market rate for the role and internal relativities. The Committee has the flexibility to set the salary of a new executive director at a lower level initially, with a series of planned increases implemented over the following few years to bring the salary to the desired positioning, subject to individual performance.
Benefits	Benefits will be consistent with the principles of the Remuneration Policy. The Group may award certain additional benefits and other allowances including, but not limited to, those to assist with relocation support, temporary living and transportation expenses, educational costs for children and tax equalisation to allow flexibility in employing a foreign national.
Pension benefits	A maximum pension contribution of 10% consistent with the Remuneration Policy. For an internal appointment, his or her existing pension arrangements may continue to operate. Any new executive director based outside the UK will be eligible to participate in pension or pension allowance, insurance and other benefit programs in line with local practice.
Annual bonus	The maximum bonus opportunity for new appointments is 140% of salary consistent with the Remuneration Policy.
Equity Incentive Plan	No maximum opportunity for new executive director appointments. Awards may be granted under the EIP or the 2025 Inducement Plan.
Buy-out awards	In addition to the above, the Committee may offer additional cash and/or share-based elements in order to 'buy out' remuneration relinquished on leaving a former employer. In the event that such a buy-out is necessary to secure the services of an executive director then the structure of any award or payment will mirror, as far as is possible, the arrangements in place at the incoming executive director's previous employer, including the vehicle, structure, vesting periods, expected value and performance conditions. Any share awards made in this regard may have no performance conditions, or different performance conditions, or a shorter vesting period compared to the Group's existing plans, as appropriate. Shareholders will be informed of any buy-out arrangements at the time of the executive director's appointment.

Depending on the timing and responsibilities of the appointment, it may be necessary to set different annual bonus/ equity incentive performance measures and targets as applicable to other executive directors.

Service contracts and termination policy

The Group's policy on remuneration for executive directors who leave the Group is set out below. As a matter of policy, Executive Directors should have contracts with an indefinite term providing for a maximum of up to 12 months' notice. The Committee will exercise its discretion when determining amounts that should be paid to leavers, taking into account the facts and circumstances of each case. Generally, in the event of termination, the executive directors' service contracts may provide for payment of basic salary and benefits over the notice period. The Group may elect to make a payment in lieu of notice equivalent in value to basic salary for any unexpired portion of the notice period.

The service contracts of executive directors may include additional payments within the parameters outlined below. In setting the specific terms for an executive director, the Committee will seek to apply a compensation philosophy that provides competitive compensation and employment terms aligned with the 50th percentile of the Group's peer group of similarly situated companies, which is selected by the Committee annually based on a proposal from its independent compensation consultant. The Committee may vary from this general philosophy where special circumstances apply or where recruitment or retention of a particular executive director is required.

	Termination without cause or for cause by participant[1]	Termination for cause[1]	Termination in connection with change of control
Salary	A payment up to 18 months' salary payable as a lump sum or on a monthly basis.	No payment.	A payment up to 24 months' salary payable as a lump sum or on a monthly basis.
Annual bonus	A bonus up to one year's target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis.	No bonus payable.	A bonus up to 24 months' target bonus, or a higher bonus at the discretion of the Committee, payable as a lump sum or on a monthly basis.
Equity Incentive Awards	Acceleration of vesting of up to 12 months is permissible; however, awards may vest at the normal time or be accelerated at the Committee's discretion, or to the extent that any performance conditions have been achieved. The Committee has discretion to determine that awards will vest early, on the date of cessation. Awards which are granted as market value options or share appreciation rights, and which have vested may remain exercisable for up to twelve months at the discretion of the Committee or as prescribed in the equity incentive plan or employment agreement.	All outstanding awards, including those which have vested but are unexercised, will lapse immediately upon cessation of employment, unless the Committee determines otherwise.	Full vesting on termination within 6 months prior to or 24 months after the date of Change of Control. Exceptionally, the Committee may provide that, on the occurrence of a Change of Control, awards will: lapse in full; vest in full (in cash, shares or other property); be replaced with other rights or property; or be adjusted as to the number or type of shares over which they are granted.

[1]Circumstances in which the executive director may be terminated for cause include failure to carry out employment duties or lawful directions, criminal conviction, fraud, embezzlement, misappropriation, misconduct or breach of fiduciary duties or such other circumstances as further described in the employment agreement. Circumstances in which the executive director may terminate for cause include a unilateral reduction by the Group of the executive director's salary or responsibilities, failure to pay an earned bonus, and a material breach of the service agreement by the Group or such other circumstances as further described in the employment agreement.

The Group is unequivocally against rewards for failure; the circumstances of any departure, including the individual's performance, would be taken into account in every case. Statutory redundancy payments may be made, as appropriate. Service agreements may be terminated summarily without notice (or on shorter notice periods) and without payment in lieu of notice in certain circumstances, such as gross misconduct or any other material breach of the obligations under their employment agreement, or such other circumstances as further described in the employment agreement. The Group may require the individual to work during their notice period or may place them on garden leave during which they would be entitled to base salary and benefits.

Except in the case of gross misconduct or resignation, the Group may, at its absolute discretion, reimburse any reasonable professional fees relating to the termination of employment and, where an executive director has been required to relocate, pay reasonable repatriation costs, including possible tax exposure costs. This includes any statutory entitlements or sums to settle or compromise claims in connection with a termination (including, at the discretion of the Committee, reimbursement for legal advice and provision of outplacement services).

Policy on external appointments

The Board believes that it may be beneficial to the Group for executive directors to hold non-executive directorships outside the Group. Any such appointments are subject to approval by the Board and the executive director may retain any fees received at the discretion of the Board. The Group's sole executive director does not currently hold any external non-executive directorships.

Employment Terms and Remuneration Scenarios for Executive Directors

The Company's CEO and currently its sole executive director has a rolling service agreement which may be terminated in accordance with the terms set forth therein. The service agreement is available for inspection at the Company's registered office during normal business hours. The termination notice period is listed in the table below:

Name	Date of service contract	Notice period
Christian Itin, Ph.D.	2 June 2019	Three months for either party

Upon termination by the Company without cause or by the executive director for cause, the executive director is entitled to receive twelve months' cash severance and a bonus pro-rated for the time served during the applicable financial year. If such termination occurs during a period starting three months prior to a change of control of the Company to twelve months after such change of control, the executive director is entitled to receive an additional 6 months' cash severance.

The charts below show an estimate of the 2025 remuneration package for the Company's CEO and sole executive director, under three assumed performance scenarios, based upon the Remuneration Policy set out above.

The scenarios are defined as follows:

Below Target (comprising fixed pay only):

- Base salary as at 1 January 2025: £500,000
- Benefits: estimated value of the various benefits

Target:

- Fixed pay as set out above
- Assumes bonus pay-out for 2025 bonus for on-target performance (70% of salary)

Maximum:

- Fixed pay as set out above
- Assumes maximum bonus pay-out for 2025 bonus, i.e. bonus of 140% of base salary payable for achievement of all base 12 and stretch corporate goals

The bar chart below does not include any value for equity-based award remuneration. We do not believe it is possible to reasonably quantify the value that might result from outstanding options and other equity-based awards. No awards or benefits were granted in 2024 or are expected to be granted in 2025 with performance measures or targets that relate to more than one financial year.

All amounts listed in GBP (£).



Chief Executive Officer
£1,400,000
£1,200,000
£1,000,000
£800,000
£600,000
£400,000
£200,000
£-
100%
40%
60%
57%
43%
Below Target
Target
Maximum
Variable Remuneration
Fixed Remuneration

Non-Executive Director Remuneration Policy Table

The table below sets out, for each element of pay, a summary of how remuneration of non-executive directors is structured and how it supports the Company's strategy.

Non-Executive Directors Policy Table			
Purpose and link to strategy	**Operation**	**Maximum opportunity**	**Performance metrics**
Fees			
To attract Non-Executive Directors who have a broad range of experience and skills to provide independent judgement on issues of strategy, performance, resources and standards of conduct.	Non-Executive Directors receive an annual retainer paid in cash, comprising a base fee plus additional fees for additional responsibilities, such as a Committee Chair or membership and the role of Lead Independent Director or Chairperson. These fees are determined by the full Board of Directors, upon recommendation of the Compensation Committee. When reviewing fee levels, account is taken of market movements in fee levels, Board committee responsibilities, ongoing time commitments and the general economic environment. In exceptional circumstances, if there is a temporary yet material increase in the time commitments for Non-Executive Directors, the Board may pay additional fees or one-off payments to recognise that additional workload. Non-executive directors ordinarily do not participate in any pension, bonus or performance-based share incentive plans. Travel, accommodation and other business-related expenses incurred in carrying out the role will be paid or reimbursed by the Company including, if relevant, any gross-up for tax. Assistance with tax returns may be provided.	Actual fee levels are disclosed in the annual Directors' Remuneration Report for the relevant financial year.	Not performance related.

	Non-Executive Directors may also be engaged and remunerated for consulting or advisory work for the Group whether alongside their role as a director of the Company or following its termination.		
Equity Incentive Awards			
To facilitate share ownership and provide alignment with shareholders.	Non-Executive Directors may receive an equity incentive award in the form of options, share appreciation rights, restricted shares / units or performance shares / units or such other form permitted in the EIP. New Non-Executive Directors will normally receive an initial equity incentive award upon appointment or election. In addition, Non-Executive Directors normally receive annual equity incentive The initial equity award normally vests over three years. The annual equity awards normally vest over 12 months. In all cases, equity awards to Non-Executive Directors vest based on service conditions rather than any corporate performance conditions. Vesting may be accelerated in certain circumstances, such as in connection with a change of control. The size of the equity incentive awards is determined by the Committee. When reviewing award levels, account is taken of market movements in equity incentive awards, Board committee responsibilities, ongoing time commitments and the general economic environment.	There is no maximum number of equity incentive awards that may be awarded to individuals each year.	Not performance related.

Non-Executive Directors' terms of engagement

Each of the non-executive directors is engaged under a non-executive director appointment letter. The terms of appointment for a non-executive director would be in accordance with the Remuneration Policy for non-executive directors as set out in the policy table. Currently, newly appointed non-executive directors receive an initial, one-time equity award of options to purchase 80,000 of our ADSs on the date of such appointment to the Board, which will vest in equal monthly instalments through the third anniversary of the grant date. In addition, a non-executive director who is initially appointed to serve as Chair of the Board or of a committee receives an option to purchase up to 40,000 of our ADSs on the date of such appointment, which will vest in equal monthly instalments through the third anniversary of the grant date. However, the Committee may decide to grant a higher or lower amount as appropriate.

Currently, on the date of each of our annual meeting of shareholders, each non-executive director that continues to serve will be granted an option to purchase 80,000 of our ADSs, which will vest in equal monthly instalments through the first anniversary of the grant date.

In any event, each appointment is terminable by either party on not less than 30 days' written notice. Our Board is classified, meaning that each of our Directors is designated to one of three classes and is elected to serve a three-year term. Non-executive Directors are only entitled to fees accrued to the date of termination. The dates of appointment of each of the non-executive Directors serving at 31 December 2024 are summarised in the table below.

Non-Executive Directors	Date of contract	Date of appointment
Michael Bonney	19 April 2024	1 April 2024
Joe Anderson, Ph.D.	26 June 2018	15 June 2018
Robert Azelby	17 January 2024	9 January 2024
Linda Bain	26 June 2018	15 June 2018
John Berriman	26 June 2018	15 June 2018
Cynthia Butitta	26 June 2018	15 June 2018
Robert Iannone, M.D., M.S.C.E	13 June 2023	15 June 2023
Elisabeth Leiderman, M.D.	2 January 2024	20 December 2023
Martin Murphy, Ph.D.	26 June 2018	14 June 2018
Ravi Rao, M.D.	19 April 2024	1 April 2024
William Young, Ph.D.	6 November 2021	6 November 2021

Non-executive Directors' letters of appointment are available for inspection at the Company's registered office during normal business hours and will be available for inspection at the AGM.

Annual Report on Remuneration

This part of the Directors' Remuneration Report has been prepared in accordance with Part 3 of The Large and Medium-sized Companies and Groups (Accounts and Reports) (Amendment) Regulations 2013. The Annual Report on Remuneration and the Annual Statement by the Chair of the Committee will be put to a single advisory shareholder vote at the AGM on 26 June 2025. The information in this part of the report has been audited where required under the foregoing regulations and is indicated as audited where applicable.

Period covered by the Directors' Remuneration Report

The Directors' Remuneration Report that follows is for the full year period from 1 January 2024 to 31 December 2024 except where otherwise stated.

Compensation Committee

The current members of the Committee are John Berriman (Chair), Cynthia M. Butitta and Dr Martin Murphy. All members of the Committee are independent.

Members of management, including the CEO, and the Company Secretary, are invited to attend meetings where appropriate. The Company Secretary acts as the secretary to the Committee. No Director or employee is involved in any decisions or are present for any discussions regarding their own remuneration.

No conflicts of interest have arisen during the period and none of the members of the Committee has any personal financial interest in the matters discussed, other than as shareholders. The fees of the non-executive Directors are approved by the Board on the recommendation of the Committee.

Meetings attendance (between 1 January 2024 and 31 December 2024)

The Committee convenes at regularly scheduled meetings in connection with quarterly Board meetings. In addition, the Committee meets on an as-needed basis, or approves matters in the form of resolutions by written consent. The table below shows the Committee's attendance at scheduled meetings in 2024.

Name of Committee Member	Attendance
John Berriman	5 of 5
Cynthia M. Butitta	5 of 5
Martin Murphy, Ph.D.	5 of 5

Independent advisors

Wholly independent advice on director remuneration is received from time to time from the executive compensation practice of Aon plc. Aon was appointed by the Committee following a competitive tender process. Aon is a member of the Remuneration Consultants Group and is a signatory to its Code of Conduct, and the Committee is satisfied that the advice received from them was objective and independent. During the period covered by this Directors' Remuneration Report, Aon advised the Committee on the Company's remuneration programs and policies, benchmarking remuneration for new hires, and other related matters. During the year, £293,000 in fees were charged by Aon for year ended 31 December 2024 for advice to the Committee on a time spent basis.

Responsibilities and philosophy of the Compensation Committee

The Committee's principal function is to support the Group's strategy by ensuring that those individuals responsible for delivering the strategy are appropriately incentivised and rewarded through the operation of the Remuneration Policy. In determining the Remuneration Policy, and in constructing the remuneration arrangements for directors, executive directors and senior employees, the Board, advised by the Committee, aims to provide remuneration packages that are competitive and designed to attract, retain and motivate such individuals of the highest calibre.

The Committee is responsible for and, where applicable considered during the period:

- evaluating the efficacy of the Company's Remuneration Policy and strategy;
- reviewing and determining remuneration to be paid to the Company's executive directors, including setting the Remuneration Policy;
- reviewing and making recommendations to the Board regarding remuneration for non-executive directors, including the approval of the Non-Executive Director Compensation Policy;

- establishing the design and performance targets of all share incentive plans;
- assessing the appropriateness and subsequent achievement of the performance targets related incentive plans;
- preparing any report on executive remuneration required by the rules and regulations of the U.S. SEC, NASDAQ and as required under English law;
- reviewing, evaluating, and approving employment agreements, service contracts, severance agreements, change-of-control protections, corporate performance goals and objectives, and other compensatory arrangements of the executive officers and other senior management and adjusting remuneration, as appropriate;
- evaluating and approving remuneration plans and programs and establishing equity remuneration policies;
- reviewing remuneration practices and trends to assess the adequacy and competitiveness of the executive remuneration programs as compared to industry peers, and determining the appropriate levels and types of remuneration to be paid;
- approving any loans by the Group to employees;
- reviewing and approving remuneration arrangements for any executive officer involving any subsidiary, special purpose or similar entity, with consideration of the potential for conflicts of interest;
- reviewing the Group's practices and policies of employee remuneration as they relate to risk management and risk-taking incentives; and
- reviewing the Directors' Remuneration Report.

The Committee is formally constituted and operates on written terms of reference, which are available on the Company's website, https://www.autolus.com/investor-relations/corporate-governance/documents-charters.

The information provided in this part of the Directors' Remuneration Report is subject to audit

The Remuneration Committee presents the Report on Remuneration for the year ended 31 December 2024, which will be put to shareholders for a non-binding vote at the Annual General Meeting to be held on 26 June 2025.

Single total figure of remuneration for each Director

The table below shows the total remuneration received by the Directors for the years ended 31 December 2024 and 2023, respectively in pound sterling thousands. Total remuneration is the sum of emoluments plus company pension contributions.

£ thousands	Year	Fixed remuneration	Variable remuneration				Total remuneration	Total fixed remuneration	Total variable remuneration
		Base salary /fees	Taxable Benefits[1]	Bonus	LTIP[2]	Pension[3]			
Executive Director									
Christian Itin, Ph.D.	2024	475.2	31.1	306.5	—	—	812.8	475.2	337.6
	2023	432.0	78.0	362.9	—	—	872.9	432.0	440.9
Directors									
John Johnson[4]	2024	13.3	—	—	—	—	13.3	13.3	—
	2023	51.9	—	—	—	—	51.9	51.9	—
Michael Bonney[5]	2024	39.4	—	—	—	—	39.4	39.4	—
Joseph Anderson, Ph.D.	2024	41.9	—	—	—	—	41.9	41.9	—
	2023	40.9	—	—	—	—	40.9	40.9	—
Robert Azelby[6]	2024	36.3	—	—	—	—	36.3	36.3	—
Jay Backstrom, M.D, MPH[7]	2023	7.0	—	—	—	—	7.0	7.0	—
Linda Bain	2024	48.4	—	—	—	—	48.4	48.4	—
	2023	47.3	—	—	—	—	47.3	47.3	—
John Berriman	2024	41.5	—	—	—	—	41.5	41.5	—
	2023	40.9	—	—	—	—	40.9	40.9	—
Cynthia M. Butitta	2024	43.0	—	—	—	—	43.0	43.0	—
	2023	42.4	—	—	—	—	42.4	42.4	—
Kapil Dhingra, M.D.[8]	2023	48.6	—	—	—	—	48.6	48.6	—
Robert Iannone, M.D., M.S.C.E.[9]	2024	43.5	—	—	—	—	43.5	43.5	—
	2023	20.5	—	—	—	—	20.5	20.5	—
Elisabeth Leiderman, M.D.[10]	2024	38.0	—	—	—	—	38.0	38.0	—
	2023	1.2	—	—	—	—	1.2	1.2	—
Martin Murphy, Ph.D.	2024	36.5	—	—	—	—	36.5	36.5	—
	2023	36.0	—	—	—	—	36.0	36.0	—
Ravi Rao, M.D[11]	2024	28.1	—	—	—	—	28.1	28.1	—
William Young, Ph.D.	2024	45.3	—	—	—	—	45.3	45.3	—
	2023	37.7	—	—	—	—	37.7	37.7	—
Total	**2024**	**930.4**	**31.1**	**306.5**	**—**	**—**	**1,268.0**	**930.4**	**337.6**
	2023	**806.4**	**78.0**	**362.9**	**—**	**—**	**1,247.3**	**806.4**	**440.9**

[1] Taxable benefits primarily include travel and accommodation allowances and gross of related tax.
[2] The value of non-performance-based equity-based awards in the table is based on the market value of underlying shares at the date of grant, less the applicable exercise price, which is nil because the exercise price is equal to the market value of the underlying shares at the date of grant.
[3] In April 2019, the CEO opted out of the pension contribution scheme. Commencing on 1 September 2023, Dr Itin elected, under the terms of his contract, to receive this pension contribution as a direct, periodic cash payment. Due to the varied tax treatment of contributions and payments in lieu, the 5% contribution rate set forth in Dr Itin's contract is effectively reduced to 4.25% in the case of these cash payments.
[4] Mr Johnson resigned from the board of directors effective 1 April 2024.
[5] Mr Bonney joined the board of directors effective 1 April 2024.
[6] Mr Azelby joined the board of directors effective 9 January 2024.
[7] Dr Backstrom resigned from the board of directors effective 28 February 2023.
[8] Dr Dhingra resigned from the board of directors effective 31 December 2023.
[9] Dr Iannone joined the board of directors effective 15 June 2023.
[10] Dr Leiderman joined the board of directors effective 20 December 2023.
[11] Dr Rao joined the board of directors effective 1 April 2024.

2024 Annual bonus (audited)

In 2024, the CEO's annual bonus was based entirely on corporate objectives. The outcomes were as follows:

Objectives and Targets	Relative weighting	Achievement	Achievement Percentage
Obe-cel: Obtain timely U.S. BLA approval with favourable label	35% base 10% stretch	Achieved, with stretch	45.0%
Obe-cel: Progress Phase 1 clinical trial in SLE, and align with regulators regarding autoimmune pivotal study design	15% base 10% stretch	Partially achieved	10.0%
Launch readiness: Treatment centre onboarding	10% base 5% stretch	Achieved, with stretch	15.0%
Launch readiness: Regulatory approval of Stevenage manufacturing site	10% base	Achieved	10.0%
Launch readiness: Stevenage manufacturing site equipment installation and capital projects on schedule	5% base 5% stretch	Achieved, with stretch	10.0%
Launch readiness: Key corporate support activities (including finance, HR, compliance, IT, etc.) completed prior to launch	5% base	Achieved	5.0%
Business Development & Alliance Management: Support and extend BioNTech collaboration, including potential option exercises	10% base 5% stretch	Partially achieved	5.0%
Communication and Research: Oral presentations for obe-cel results at key congresses; publication of primary manuscript for pivotal FELIX trial; clinical progress of pipeline programs	10% base 10% stretch	Partially achieved	7.5%
		TOTAL	**107.5%**

The overall bonus outcome of 107.5% of target (out of a maximum of 150%) resulted in a total bonus pay out for the CEO of 65% of base salary amounting to £306,504 for the 2024 financial year. This bonus was paid in March 2025.

Long-term incentive plan

Performance-based awards vested ending in the 12 months ended 31 December 2024 (audited)

There were no performance-based restricted stock units granted in the year to Dr Itin for the year ended 31 December 2024 and 2023, respectively. During the year ended 31 December 2024, 75,000 performance based share options vested upon the achievement of a regulatory milestone. During the year ended 31 December 2023, 50,000 performance based share options which were granted in 2021 vested upon the achievement of a regulatory milestone.

Awards granted in the year

There were no awards granted to the CEO during the year ended 31 December 2024.

Non-Executive Directors received the following option awards during the year ended 31 December 2024, each vesting based on the director's continued service through each vesting date. The awards were granted under the Non-Employee Sub-Plan to the Company's 2018 Equity Incentive Plan. All options granted to our non-executive directors vest fully after one year, in twelve equal monthly instalments and have no performance conditions attached.

Non-Executive Director	Form of award	Date of grant	Number of awards	Exercise price[(1)]	Face value at date of grant[(2)]	Fair value at date of grant[(3)]	Expiry date[(4)]
Michael Bonney	Fair market value share options	1 April 2024	120,000	$5.68	£681,600	£490,802	1 April 2034
	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Joseph Anderson, Ph.D.	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Robert Azelby	Fair market value share options	9 January 2024	80,000	$6.84	£547,200	£394,376	9 January 2034
	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Linda Bain	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
John Berriman	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Cynthia M. Butitta	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Robert Iannone, M.D.	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Elisabeth Leiderman, M.D.	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Martin Murphy, Ph.D.	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
Ravi Rao, M.D	Fair market value share options	1 April 2024	80,000	$5.68	£454,400	£327,201	1 April 2034
	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034
William Young, Ph.D.	Fair market value share options	28 June 2024	80,000	$3.48	£278,400	£190,748	28 June 2034

[1] The exercise price of all these share options was the market value of our ADSs at the date of grant.
[2] The face value of share options granted has been calculated using the share price on the date of grant multiplied by number share options granted.
[3] The fair value of share options granted is determined by taking the fair value calculated in accordance with the Black Scholes Model multiplied by the number of share options granted. Refer to note 9 of the consolidated financial statements for the year ended 31 December 2024 for the assumptions used in the determination of the fair value of share options.
[4] All options granted under the 2018 Equity Incentive Plan have a contractual expiry date of ten years from the date of grant.

Outstanding share options

The table below sets out all outstanding share options grants awarded to the CEO and the Non-Executive Directors up to 31 December 2024. Non-Executive Directors not listed below did not hold any equity awards as at 31 December 2024.

	Date of grant	Number of shares options granted	Total vested as at 31 Dec 2024	Vested during 2024	Total vested in prior years	Exercise price[1]	Vesting end date	Expiry
Executive Director								
Christian Itin, Ph.D.	06/02/2018	131,868	131,868	—	131,868	$ 8.38	06/02/2022	06/02/2028
	18/12/2018	320,000	320,000	—	320,000	$ 30.29	18/12/2022	18/12/2028
	12/12/2019	300,000	300,000	—	300,000	$ 13.00	12/12/2023	12/12/2029
	15/01/2021	75,000	75,000	—	75,000	$ 9.02	17/11/2023	15/01/2031
	15/01/2021	75,000	75,000	75,000	—	$ 9.02	08/11/2024	15/01/2031
	17/12/2021	400,000	299,999	100,000	199,999	$ 5.44	17/12/2025	17/12/2031
	22/07/2022	250,000	151,041	62,500	88,541	$ 2.86	22/07/2026	22/07/2032
	06/03/2023	500,000	218,749	218,749	—	$ 1.91	06/03/2027	06/03/2033
	12/10/2023	500,000	145,833	145,833	—	$ 2.31	12/10/2027	12/10/2033
		2,551,868	**1,717,490**	**602,082**	**1,115,408**			
Non-Executive Directors								
John Johnson	15/09/2021	50,000	45,833	8,333	37,500	$ 6.60	15/09/2024	15/09/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
		175,000	**170,833**	**60,835**	**109,998**			
Michael Bonney	01/04/2024	120,000	26,666	26,666	—	$ 5.68	01/04/2027	01/04/2034
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		200,000	**66,665**	**66,665**	**—**			
Joe Anderson, Ph.D.	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		255,000	**214,999**	**92,501**	**122,498**			
Robert Azelby	09/01/2024	80,000	24,444	24,444	—	$ 6.84	09/01/2027	09/01/2034
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		160,000	**64,443**	**64,443**	**—**			
Linda Bain	21/06/2018	31,397	31,397	—	31,397	$ 17.00	21/06/2022	21/06/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		286,397	**246,396**	**92,501**	**153,895**			
John Berriman	23/02/2018	15,698	15,698	—	15,698	$ 8.38	23/02/2022	23/02/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		270,698	**230,697**	**92,501**	**138,196**			

[1] The exercise price of all these share options was the market value of our ADSs at the date of grant.

	Date of grant	Number of shares options granted	Total vested as at 31 Dec 2024	Vested during 2024	Total vested in prior years	Exercise price[(1)]	Vesting end date	Expiry
Non-Executive Directors								
Cynthia Butitta	08/03/2018	47,095	47,095	—	47,095	$ 8.38	08/03/2022	08/03/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		302,095	**262,094**	**92,501**	**169,593**			
Kapil Dhingra, M.D.	23/02/2018	15,698	15,698	—	15,698	$ 8.00	23/02/2022	23/02/2028
	28/03/2019	25,000	25,000	—	25,000	$ 30.00	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.00	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 8.00	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	10,001	9,999	$ 3.00	28/06/2023	28/06/2032
	30/06/2023	105,000	52,498	52,498	—	$ 5.00	30/06/2024	30/06/2033
		190,698	**138,196**	**62,499**	**75,697**			
Robert Iannone, M.D.	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		185,000	**144,999**	**92,501**	**52,498**			
Elisabeth Leiderman, M.D.	20/12/2023	80,000	26,666	26,666	—	$ 5.50	20/12/2026	20/12/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		160,000	**66,665**	**66,665**	**—**			
Martin Murphy, Ph.D.	28/03/2019	25,000	25,000	—	25,000	$ 30.24	28/03/2020	28/03/2029
	18/06/2020	12,500	12,500	—	12,500	$ 13.25	18/06/2021	18/06/2030
	18/06/2021	12,500	12,500	—	12,500	$ 7.57	18/06/2022	18/06/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		255,000	**214,999**	**92,501**	**122,498**			
Ravi Rao, M.D	01/04/2024	80,000	17,777	17,777	—	$ 5.68	01/04/2027	01/04/2034
	28/06/2024	80,000	39,999	39,999	—	$ 3.48	28/06/2025	28/06/2034
		160,000	**57,776**	**57,776**	**—**			
William Young, Ph.D.	06/11/2021	25,000	25,000	7,639	17,361	$ 5.56	06/11/2024	06/11/2031
	28/06/2022	20,000	20,000	—	20,000	$ 2.84	28/06/2023	28/06/2032
	30/06/2023	105,000	105,000	52,502	52,498	$ 2.38	30/06/2024	30/06/2033
		150,000	**150,000**	**60,141**	**89,859**			

[1] The exercise price of all these share options was the market value of our ADSs at the date of grant.

Statement of Directors' shareholding and share interests (audited)

The share interests of each Director as at 31 December 2024 (together with interests held by his or her connected persons) are set out in the table below. As a direct link between executive remuneration and the interests of shareholders, the Committee has implemented shareholding guidelines for executive directors. The guidelines require that executive directors build up and maintain an interest in the ordinary shares of the Company that is 200% of their salary within five years from appointment.

Shareholdings for Directors who held office as of 31 December 2024 are set out in the table below, including, in the case of our executive director, as a percentage of salary or fees.

			Options				
	Beneficially owned ordinary shares as at 31 December 2024	Shares owned	Vested but unexercised	Unvested without performance conditions	Unvested with performance conditions	Current shareholding (% of salary)[1]	Shareholding requirement met?
Executive Directors							
Christian Itin, Ph.D.	2,833,499	1,116,009	1,717,490	834,378	—	440 %	Yes
Non-Executive Directors							
Michael Bonney	66,665	—	66,665	133,335	—	n/a	n/a
Joseph Anderson, Ph.D.	214,999	—	214,999	40,001	—	n/a	n/a
Robert Azelby	64,443	—	64,443	95,557	—	n/a	n/a
Linda Bain	246,396	—	246,396	40,001	—	n/a	n/a
John Berriman	367,028	136,331	230,697	40,001	—	n/a	n/a
Cynthia M. Butitta	272,094	10,000	262,094	40,001	—	n/a	n/a
Robert Iannone, M.D., M.S.C.E.	144,999	—	144,999	40,001	—	n/a	n/a
Elisabeth Leiderman, M.D.	66,665	—	66,665	93,335	—	n/a	n/a
Martin Murphy, Ph.D.[2]	214,999	—	214,999	40,001	—	n/a	n/a
Ravi Rao, M.D	57,776	—	57,776	102,224	—	n/a	n/a
William Young, Ph.D.	189,999	—	189,999	40,001	—	n/a	n/a

[1] The calculation is based on Dr Itin's 1,116,009 ordinary shares owned multiplied by the closing price of Autolus Therapeutics plc's ADSs of £1.87 ($2.35) on 31 December 2024, divided by his base salary of £475,200.

[2] Dr Murphy resigned from his position in Syncona Portfolio Limited during 2023. As a result, Dr Murphy was no longer deemed a beneficial owner with Syncona Portfolio Limited from 31 December 2023.

Payments to former Directors and for loss of office (audited)

No payments were made to former directors of the Company or in relation to loss of office during the year ended 31 December 2024.

External directorships of executive directors

None during the year ended 31 December 2024 and 2023, respectively.

Performance graph

The following graph compares the cumulative total shareholder return on our ADSs with that of the Nasdaq Biotechnology Index ("NBI") and Nasdaq 100 Index for the period commencing with our initial public offering and ending 31 December 2024. The NBI has been chosen as an appropriate comparator as it comprises similar companies to us in the pharmaceuticals and biotechnology sectors.



Performance of Autolus ADS price ($) as a multiplier of IPO pricing compared to the relative performance of the NASDAQ Biotech Index and NASDAQ 100 Index over the same period
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AUTL
NBI
NASDAQ

Aligning pay with performance

The total remuneration figure for the CEO during the year ended 31 December 2024 is shown in the table below, along with the value of bonuses paid, and LTIP vesting, as a percentage of the maximum opportunity.

CEO	Financial year 2024	Financial year 2023	Financial year 2022
Total remuneration (£'000)	£812.8	£872.9	£728.6
Actual bonus (% of the maximum)[2]	53.7%	70.0%	37.5%
LTIP vesting (% of the maximum)	N/A[4]	N/A[3]	N/A[1]

[(1)] During the year ended 31 December 2022, performance-based restricted stock units granted to Dr Itin in January 2021, vested upon the achievement of a specified clinical milestone. The value of the performance-based awards in the table is based on the market value of underlying shares at the date of vesting.

[(2)] Dr Itin's actual bonus as a percentage of the maximum eligible bonus for the years ended 31 December 2024, 2023 and 2022, respectively have been updated to reflect his actual bonus as a percentage of the maximum eligible bonus of 200% of the target bonus.

[(3)] No performance-based long-term incentive awards were eligible to vest over the period. The CEO received awards of market-value options in 2021 and late 2019 which are eligible to vest in tranches starting from the grant date and onwards; however, these are subject to continued employment. Furthermore, the Directors' Remuneration Policy imposes no maximum opportunity under the Equity Incentive Plan.

[(4)] During the year ended 31 December 2024, performance-based options granted to Dr Itin in January 2021, vested upon the achievement of a specified commercial milestone. The value of the performance-based awards in the table is based on the market value of underlying shares at the date of vesting.

Percentage change in remuneration of directors and employees (2024)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2024 and 2023, respectively. For the year ended 31 December 2024, the base salary of the CEO was increased to £475,200.

For the year ended 31 December 2024	**Base salary**	**Annual bonus**	**Taxable benefits**
CEO[1]	10.0%	(15.5)%	(98.8)%
Non-Executive Directors[2]	21.6%	—%	—%
Average percentage change of all employees[3]	3.6%	2.5%	2.8%

[1] In 2024, the CEO's basic salary increased by 10% (from £432,000 to £475,200). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus and other taxable benefits.
[2] The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2024 compared to 2023.
[3] In 2024, the changes in base salary reflect the market conditions related to wage inflation for our employees. The increase in annual bonus has been driven by strong company performance on Corporate Goals with 107.5% achievement, together with increases in base salary which impact the bonus amount.

Percentage change in remuneration of directors and employees (2023)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2023 and 2022, respectively. For the year ended 31 December 2023, the base salary of the CEO was increased to £432,000.

For the year ended 31 December 2023	**Base salary**	**Annual bonus**	**Taxable benefits**
CEO[1]	4.1%	94.3%	182.7%
Non-Executive Directors[2]	2.2%	—%	—%
Average percentage change of all employees[3]	10.7%	22.5%	25.1%

[1] In 2023, the CEO's basic salary has increased by 4.1% (from £415,000 to £432,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus and the performance based RSU grant vested in December 2022 of £70,975. The variation on the other taxable benefits (non RSU income) is generated by travel expenses.
[2] The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2023 compared to 2022.
[3] In 2023, the changes in base salary reflect the market conditions related to wage inflation for our employees. The increase in annual bonus has been driven by strong company performance on Corporate Goals with 120% achievement, together with increases in base salary which impact the bonus amount.

Percentage change in remuneration of directors and employees (2022)

The table below illustrates the increase in salary, benefits and annual bonus for the non-executive directors as a whole and that of the Company's employees as a whole as between the financial years ended 31 December 2022 and 2021, respectively. For the year ended 31 December 2022, the base salary of the CEO was maintained at £415,000.

For the year ended 31 December 2022	**Base salary**	**Annual bonus**	**Taxable benefits**
CEO[1]	3.3%	(8.5)%	5219.0%
Non-Executive Directors[2]	16.5%	—%	—%
Average percentage change of all employees[3]	(2.6)%	9.9%	(6.4)%

[1] In 2022, CEO's basic salary has increased by 3% (from £401,700 to £415,000). The year-on-year variance of the CEO's variable compensation reflects a combined effect of the annual bonus pay out decrease, due to the change in the corporate score (85% in 2021 vs 75% in 2022) and the performance based RSU grant vested in December 2022 in total value of £70,975.
The variation on the other taxable benefits (non RSU income) is generated by travel expenses. These have been very limited in 2020 to 2021 due to the COVID pandemic.
[2] The change in percentage of base salary for non-executive directors is due to an increase in retainer fees for twelve months ended 31 December 2022 compared to 2021.
[3] In 2022, the Company has been focused on building various operational teams, for example, warehouse, supply chain and manufacturing to ensure the successful completion of our new commercial manufacturing facility, which has partially been handed over to us in November 2022, known as the "Nucleus". This means recruitment for such operational roles mentioned above that comprise of remuneration package made of a lower salary and operations related allowances and payments, such as shift allowances which can vary between 13%-18%, on-call allowances and overtime. 2022 has been an important year in Autolus's evolution and major business milestones have been reached which has led to an increase in the variable compensation components. Despite the small increase in the benefits premiums following the annual renewal and the annual merit cycle, the salary and total pay benefits average amounts have decreased by c.3%, due to the HR transactions implemented throughout the year.

CEO pay ratio

The year ended 31 December 2024, was the fourth year in respect of which the Company is required to disclose this information under the applicable regulations.

Year	Methodology	25th Percentile	50th Percentile	75th Percentile
2020	Option A	14.00:1	11.64:1	7.84:1
2021	Option A	14.55:1	11.10:1	6.91:1
2022	Option A	16.04:1	12.66:1	8.85:1
2023	Option A	17.27:1	13.17:1	9.45:1
2024	Option A	16.72:1	12.28:1	8.75:1

The pay ratios above are calculated using actual earnings for the CEO and UK employees. The CEO total single figure remuneration of £872,900 is given on page 55 of this Report.

Total remuneration for all UK full-time equivalent employees of the Group has been calculated in line with the single figure methodology and reflects their actual earnings received for the applicable year (including performance bonuses accrued in a year, and paid in the following year), which were used to produce the percentile calculation under Option A of the applicable regulations. The Group believes that Option A is the most comprehensive and accurate way to calculate these ratios.

The Committee believes that the median pay ratio is consistent with the pay, reward and progression policies for the Group's UK employees taken as a whole. The base salary for all employees, including our CEO, are determined based on similar factors: market practice, experience and complexity of the role.

Set out in the table below is the base salary, and total pay and benefits for each of the percentiles included in the table above for the year ended 31 December 2024.

£	25th Percentile	50th Percentile	75th Percentile
Salary	42,000	53,589	77,700
Total pay and benefits	48,750	66,384	93,166

Relative importance of spend on pay

The table below illustrates the Company's expenditure on pay by the Company and its direct and indirect subsidiaries for the year ended 31 December 2024 and 2023, respectively. Given that the Company remains in the early phases of its business life cycle, the comparator chosen to reflect the relative importance of the Company's spend on pay is the Company's· research and development expenses as shown in its consolidated income statement disclosed on page 77, dividend distribution comparators have not been included as the Company has no history of such transactions.

For the year ended 31 December	2024 £'000	2023 £'000	% Change
Research and development expenses	£113,017	£118,993	(5.0%)
Total employee pay expenditure[1]	£79,689	£56,702	40.6 %

[1] Total employee pay expenditure excludes the value of equity based awards as recognised in the consolidated financial statements in accordance with International Financial Reporting Standard 2 "Share-based payments".

Statement of Implementation of Remuneration Policy in 2025

There have been no significant changes in the way that the remuneration policy will be implemented in the 2025 financial year compared to how it was implemented in the 2024 financial year. There have been no deviations from the procedure for the implementation of the remuneration policy set out in that policy.

Annual base salary

For the 2025 financial year, the CEO's salary was increased by 5% to £500,000.

	Base salary 2024	Base salary 2025 (effective from 1 Jan 2025
Executive Directors		
Christian Itin, Ph.D.	£ 475,200	£ 500,000

Benefits and pension

In April 2019, the CEO opted out of the pension contribution scheme. Commencing on 1 September 2023, Dr Itin elected, under the terms of his contract, to receive this pension contribution as a direct, periodic cash payment. Due to the varied tax treatment of contributions and payments in lieu, the 5% contribution rate set forth in Dr Itin's contract is effectively reduced to 4.25% in the case of these cash payments.

Bonus

The 2025 annual bonus target opportunity for the CEO is 70% of his base salary. The executive director remuneration policy would allow the Committee to provide the CEO with the opportunity to receive 200% of the target bonus upon achievement of specified stretch targets. However, as of the date of this Report, no stretch targets have been specified for the 2025 financial year. Bonuses will be paid entirely in cash and will be based entirely on the achievement of corporate financial, operational and strategic objectives.

Specific targets are commercially sensitive and therefore are not disclosed in advance. However, a general description of the targets and performance against them will be disclosed in next year's Annual Report and Accounts.

Equity incentive plan

In the year ended 31 December 2024, the CEO did not receive equity awards.

The Committee may consider other awards for the CEO under the EIP at a future date where appropriate.

Non-Executive Directors' fees

Non-Executive Directors will receive the following annual retainers for the 2025 financial year, which will be paid in cash:

Base fee:		
Chair of the board of directors[1]	£	58,000
Board member	£	33,000
Additional fees:		
Audit Committee Chair	£	15,000
Audit Committee member	£	7,500
Compensation Committee Chair	£	12,000
Compensation Committee member	£	6,000
Nomination & Corporate Governance Committee Chair	£	8,000
Nomination & Corporate Governance Committee member	£	4,000
Research & Development Committee Chair	£	13,000
Research & Development Committee member	£	7,000

[1] As of 5 June 2024, our Chair of the Board is M. Bonney, a non-executive director.

An annual award of fair market value stock options covering 80,000 will be made to non-executive directors on the date of the AGM. The Committee acknowledges that awards of stock options to non-executive directors is not in line with UK practice. However, given the Company's NASDAQ listing, the Committee believes it is necessary to attract and retain the highest quality directors from the United States, UK and global markets. Non-executive directors will not be eligible to participate in any performance-based incentive plans.

Each non-executive director will also be entitled to reimbursement of reasonable expenses.

Shareholder voting on remuneration matters at AGM

The table below sets out the previous votes cast at our AGM in June 2024 in respect of the Directors' Remuneration Report.

	For	% For	Against	% Against	Votes Total	% of ISC Voted	Withheld
Director Remuneration policy	167,097,615	87.58 %	23,689,434	12.42 %	190,787,049	71.71 %	30,633

The table below sets out the previous votes cast at our AGM in June 2022 in respect of the Directors' Remuneration Report.

	For	% For	Against	% Against	Votes Total	% of ISC Voted	Withheld
Director Remuneration policy	167,097,615	87.58 %	23,689,434	12.42 %	190,787,049	71.71 %	30,633

Withheld votes are not counted when calculating voting outcomes.

On behalf of the Board,

Signed by:

John Berriman

1B93B86969B2403...

John Berriman

Chair of the Compensation Committee

30 May 2025

Independent Auditor's Report to the Members of Autolus Therapeutics plc

For the year ended 31 December 2024

Opinion

In our opinion:

- Autolus Therapeutics plc's group financial statements and parent company financial statements (the "financial statements") give a true and fair view of the state of the group's and of the parent company's affairs as at 31 December 2024 and of the group's loss for the year then ended;
- the group financial statements have been properly prepared in accordance with UK adopted international accounting standards;
- the parent company financial statements have been properly prepared in accordance with United Kingdom Generally Accepted Accounting Practice; and
- the financial statements have been prepared in accordance with the requirements of the Companies Act 2006.

We have audited the financial statements of Autolus Therapeutics plc (the 'Parent Company') and its subsidiaries (the 'Group') for the year ended 31 December 2024 which comprise:

Group	Parent company
Consolidated balance sheet as at 31 December 2024	Balance sheet as at 31 December 2024
Consolidated income statement and other comprehensive loss for the year ended 31 December 2024	Statement of changes in equity for the year ended 31 December 2024
Consolidated statement of changes in equity for the year ended 31 December 2024	Related notes 1 to 9 to the financial statements including a summary of significant accounting policies
Consolidated cash flow statement for the year ended 31 December 2024	
Related notes 1 to 30 to the financial statements, including material accounting policy information	

The financial reporting framework that has been applied in the preparation of the group financial statements is applicable law and UK adopted international accounting standards. The financial reporting framework that has been applied in the preparation of the parent company financial statements is applicable law and United Kingdom Accounting Standards, including FRS 102 "The Financial Reporting Standard applicable in the UK and Republic of Ireland" (United Kingdom Generally Accepted Accounting Practice.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK) (ISAs (UK)) and applicable law. Our responsibilities under those standards are further described in the Auditor's responsibilities for the audit of the financial statements section of our report. We are independent of the group and parent company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the UK, including the FRC's Ethical Standard as applied to listed entities, and we have fulfilled our other ethical responsibilities in accordance with these requirements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Conclusions relating to going concern

In auditing the financial statements, we have concluded that the directors' use of the going concern basis of accounting in the preparation of the financial statements is appropriate. Our evaluation of the directors' assessment of the group and parent company's ability to continue to adopt the going concern basis of accounting included:

- In conjunction with our walkthrough of the Group's financial close process, we confirmed our understanding of management's Going Concern assessment process including how they determined the key factors considered in its assessment.
- We obtained management's going concern assessment, including the cashflow forecast for the period to 30 June 2026.
- We challenged management's cashflow forecast for the base case scenario and severe but plausible downside scenario by assessing the appropriateness of the cashflows assumptions included within the forecasts. We evaluated management's key assumptions with its cashflow forecast, with a focus on its forecast research and development costs and general and administrative expenditure, by reviewing historical actual expenditure and post year-end expenditure as compared to the budgeted amounts within its cashflows.
- We also confirmed that there are no debt facilities or covenants that should be included in the cash flow forecast.
- we prepared an independent extreme case scenario which included a significant increase in operating expenditure with no milestone income or product revenues and assessed the impact on the projected cash balance as of 30 June 2026.
- We reviewed the Group's going concern disclosures included in the annual report in order to assess that the disclosures were appropriate and in conformity with the reporting standards.

Based on the work we have performed, we have not identified any material uncertainties relating to events or conditions that, individually or collectively, may cast significant doubt on the group and parent company's ability to continue as a going concern for a period to 30 June 2026.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report. However, because not all future events or conditions can be predicted, this statement is not a guarantee as to the group's ability to continue as a going concern.

Overview of our audit approach

Audit scope	• We performed an audit of the complete financial information of one component and audit procedures on specific balances for four further components. • The components where we performed full or specific audit procedures accounted for 100% of the Group's adjusted operating costs, 100% of the Group's licence revenue, and 100% of the Group's total assets.
Key audit matters	• Liabilities related to future royalties and milestones, net (the "Liabilities") • BioNTech Transaction • Impairment assessment of investment in subsidiary undertakings (Parent Company)
Materiality	• Overall group materiality of £3.8m which represents 2% of adjusted operating costs.

An overview of the scope of the parent and group audits

In the current year our audit scoping has been updated to reflect the new requirements of ISA (UK) 600 (Revised). We have followed a risk-based approach when developing our audit approach to obtain sufficient appropriate audit evidence on which to base our audit opinion. We performed risk assessment procedures to identify and assess risks of material misstatement of the Group financial statements and identified significant accounts and disclosures. When identifying components at which audit work needed to be performed to respond to the identified risks of material misstatement of the Group financial statements, we considered our understanding of the Group and its business environment, the potential impact of climate change, the applicable financial framework, applications and any relevant internal audit results.

We then identified one component as individually relevant to the Group due to relevant events and conditions underlying the identified risks of material misstatement of the group financial statements being associated with the reporting components and four of the components of the group as individually relevant due to materiality or financial size of the component relative to the group.

For that individually relevant component, we identified the significant accounts where audit work needed to be performed at this component by applying professional judgement, the reasons for identifying the financial reporting component as an individually relevant component and the size of the component's account balance relative to the group significant financial statement account balance.

We then considered whether the remaining group significant account balances not yet subject to audit procedures, in aggregate, could give rise to a risk of material misstatement of the group financial statements. We selected four components of the group to include in our audit scope to address these risks.

Having identified the components for which work will be performed, we determined the scope to assign to each component.

Of the five components selected, we designed and performed audit procedures on the entire financial information of one component ("full scope component"). For two components, we designed and performed audit procedures on specific significant financial statement account balances or disclosures of the financial information of the components ("specific scope components"). For the remaining two components, we performed specified audit procedures to obtain evidence for one or more relevant assertions.

Our scoping to address the risk of material misstatement for each key audit matter is set out in the Key audit matters section of our report.

Involvement with component teams

All audit work performed for the purposes of the audit was undertaken by the Group audit team.

Climate change

Stakeholders are increasingly interested in how climate change will impact Autolus Therapeutics plc. The Group has determined that climate change does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2024 as disclosed in note 2 to the financial statements. Our procedures on these unaudited disclosures therefore consisted solely of considering whether they are materially inconsistent with the financial statements, or our knowledge obtained in the course of the audit or otherwise appear to be materially misstated, in line with our responsibilities on "Other information".

In planning and performing our audit we assessed the potential impacts of climate change on the Group's business and any consequential material impact on its financial statements.

The group has explained in Note 2 - Basis of preparation, its articulation of how climate change has been reflected in the financial statements. There are no significant judgements or estimates relating to climate change in the notes to the financial statements.

Our audit effort in considering the impact of climate change on the financial statements was focused on evaluating management's assessment of the impact of climate risk, physical and transition, any climate commitments, the effects of any climate risks disclosed in Note 2 and whether these have been appropriately reflected in the financial statements and related disclosures following the requirements of IFRS. As part of this evaluation, we performed our own risk assessment which included evaluating management assessment and assessing whether that was consistent with our knowledge of the business to determine the risks of material misstatement in the financial statements from climate change which needed to be considered in our audit.

We also challenged the Directors' considerations of climate change risks in their assessment of going concern and associated disclosures. Where considerations of climate change were relevant to our assessment of going concern, these are described above.

Based on our work we have not identified the impact of climate change on the financial statements to be a key audit matter or to impact a key audit matter.

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the financial statements of the current period and include the most significant assessed risks of material misstatement (whether or not due to fraud) that we identified. These matters included those which had the greatest effect on: the overall audit strategy, the allocation of resources in the audit; and directing the efforts of the engagement team. These matters were addressed in the context of our audit of the financial statements as a whole, and in our opinion thereon, and we do not provide a separate opinion on these matters.

<table>
<tr><th>Risk</th><th>Our response to the risk</th><th>Key observations communicated to the Audit Committee</th></tr>
<tr><td>Liabilities related to future royalties and milestones, net (2024: £197.9m; 2023: £134.2m)

Refer to the Accounting Policies; and Note 22 and Note 23 of the Consolidated Financial Statements.

The Group entered into a collaboration agreement with BXLS V- Autobahn L.P ("Blackstone") in 2021 for the development of certain CAR T therapy products for which the Company received an upfront payment and subsequently certain milestone payments which were initially recognized as a liability.

In 2024, the Company entered into a similar arrangement with BioNTech SE ("BioNTech"), as detailed in note 22 to the consolidated financial statements.

As disclosed in note 22 to the consolidated financial statements, the Liabilities are remeasured when significant assumptions associated with the underlying cashflows change. These assumptions include significant unobservable inputs, such as the probability of success of the clinical trial and regulatory approval ("POS"), patient volumes, and the estimated selling prices of products in different territories.

We determined that the audit of the Group's measurement of the Liabilities related to future royalties and milestone, net to be a key audit matter because the calculation involves significant management judgements about future events, which are inherently uncertain. In particular, the measurement of the Liabilities was sensitive to the Group's estimates of POS, patient volumes, and pricing of the products, on which royalties will be paid.</td><td>We obtained an understanding of management's process for its calculations and assessments, by performing a walkthrough of the related process and assessing the design of key controls.

We also obtained an understanding of the underlying agreements and assessed the terms and conditions and evaluated the appropriateness of the accounting of the transactions.

To test the measurement of the Liabilities related to future royalties and milestones, net, our audit procedures were as follows:
We held meeting with management, together with management's specialists, to understand the basis for changes in the POS, patient volumes, and forecast selling prices.
We evaluated and challenged the POS assumption, with the assistance of our life sciences specialist, by assessing industry benchmarks for similar products and analysts' reports. We evaluated and challenged management's patient volume model, including assessing inputs to the model and the reasonableness of the outputs, with the assistance of our life sciences specialists, by performing procedures such as examining published data from third party sources, reperforming calculations and conducting sensitivity analyses.
We evaluated management's selling price assumptions, by comparing them to competitor prices from publicly available information. With the assistance of our financial modelling specialists, we evaluated and challenged the underlying financial model by performing recalculations and sensitivity analyses on significant assumptions and comparing them to those used by management.
We evaluated the competence of management's specialists through a combination of assessing their skills and experience and evaluating the results of their work.</td><td>We have concluded that the liabilities related to future royalties and milestones, net have been valued appropriately as at the balance sheet date and the related disclosures are appropriate.</td></tr>
</table>

BioNTech Transaction On February 6, 2024, the Company entered into a transaction with BioNTech (“the Transaction”) as detailed in note 22 to the Company’s consolidated financial statements. The Transaction included the recording of a liability related to a revenue sharing arrangement, the sale of an intellectual property license and the issuance of new ordinary shares. We determined that the audit of the Transaction to be a key audit matter because the transaction is complicated, since there was significant judgment and subjectivity in management’s accounting assessment, particularly in determining the separate components to account for and the allocation of the Transaction’s proceeds between the components.	Our procedures to audit the Transaction included: • Performed a walkthrough of the management’s process and gained an understanding of the design of the related key controls. • We read the various Transaction agreements, while considering relevant accounting literature, to evaluate and challenge whether management's accounting position considered the relevant facts and terms included in the agreements, including management’s determination of the detachability of the various components and embedded features and whether they should be accounted for separately. • To assess the value assigned to the liability related to the revenue sharing arrangement, we used our valuation specialists to compare the effective interest rate determined by management against publicly available information for comparable arrangements. • For the license revenue recognized from the sale of the intellectual property license, we assessed the allocated value by considering whether there were any material rights associated with other options granted as part of the transaction and by comparing their exercise prices to similar options sold separately by the Company. • For the issuance of ordinary shares, we recalculated the amount allocated using publicly available per share values on the date the transaction was announced.	We have concluded that the transaction has been recorded and disclosed appropriately as at the balance sheet date.

Impairment assessment of investment in subsidiary undertakings (Parent Company)
 	
Refer to the Accounting Policies; and note 5 of the Parent Company Financial Statements.
 	
Investments in subsidiaries of £1,279m, (2023: £853m) are accounted for at cost less provision for impairment in the company balance sheet at 31 December 2024.
 	
The market value of the Company is currently below the carrying value of the investment in subsidiaries and therefore there is an indicator of impairment. We therefore identified a risk that the carrying value of investments in subsidiaries may be impaired.
 	
Management prepared a value in use ('VIU') calculation to determine the recoverable and amount and as a result recorded an impairment charge of £675m.
 	
The determination of whether an impairment charge should be recorded and the magnitude of the charge require significant management judgement in developing the significant assumptions which underpin the prospective financial information (PFI) on which the VIU calculation is based and the determination of an appropriate discount rate. Accordingly, we concluded the impairment assessment of investment in subsidiary undertakings to be a key audit matter. The significant assumptions in the impairment assessment included revenue, COGS, operating expense assumptions and the discount rate.
	• We obtained an understanding of the company's impairment assessment process and related internal controls.
	• We obtained management's impairment paper and related accounting paper and evaluated them as to whether they were compliant with FRS102. We reviewed management's assessment of impairment indicators including evaluating the market price of the Company's shares relative to the carrying value of investments.
	• We obtained management's model and evaluated the methodology applied in the VIU model, to check it was compliant with section 27 of FRS 102, including the mathematical and clerical accuracy of the model.
	• We assessed and challenged the reasonableness of the key assumptions used by management, including revenue, expenses, terminal growth rate and the discount rate. Our work on the significant assumptions were as follows:
	  ◦ Evaluated the revenue projections by comparing them for consistency with the audited forecasts used in the valuation of the Blackstone and BioNTech liabilities as described above.
	  ◦ Evaluated the other key assumptions including COGS, operating expenses and capital expenditure through a combination of cross-checking assumptions against appropriate data points, cost analyses and assumptions including using comparator companies as benchmarks.
	  ◦ Performed sensitivity analyses on the key assumptions in the VIU model, to evaluate whether a reasonable change in assumptions would cause an impairment or indicate additional disclosures where appropriate; and
	• We engaged our valuation experts to assess the discount rate.
	• We considered contra evidence to assess management bias in the determination of the recoverable amount by reading third-party analyst reports and considering the potential reasons why the market capitalisation of the group was lower than the carrying value and the valuation produced by management.,
		We agree with management's conclusion that an impairment charge should be recognized in respect of the carrying value of investments in subsidiaries.
		
		The disclosures in Note 5 of the parent company financial statements in respect of the investments in subsidiaries are consistent with the requirements of FRS 102 Section 27.

Our application of materiality

We apply the concept of materiality in planning and performing the audit, in evaluating the effect of identified misstatements on the audit and in forming our audit opinion.

Materiality

The magnitude of an omission or misstatement that, individually or in the aggregate, could reasonably be expected to influence the economic decisions of the users of the financial statements. Materiality provides a basis for determining the nature and extent of our audit procedures.

We determined materiality for the Group to be £3.80 million (2023: £2.94 million), which is 2% (2023: 2%) of adjusted operating costs. We believe that adjusted operating costs provide us with an appropriate basis upon which to set materiality, since the Group is in the development stage of its life cycle and is investing in research and development, with no significant operating income to date.


Starting basis
• Operating costs - £203.4m
Adjustments
• Less: Certain specific non-cash items including share-based payments - £11.9m
Materiality
• Totals:
• £191.4m adjusted operating costs
• Materiality of £3.8m (2% of materiality basis)

We determined materiality for the Parent Company to be £3.0 million (2023: £4.3 million), which is 0.5% (2023: 0.5%) of total assets. Materiality for the Parent Company is higher than for Group, due to the underlying basis on which it is calculated. The Parent Company's purpose is to raise funds to finance the Group's operations, and therefore we believe that an asset-based measure is the most suitable basis on which to calculate materiality. As the performance materiality allocated to the Parent Company from the group perspective (£0.38m (2023: £0.29m)) is lower than the one calculated at standalone basis, we used lower allocated performance materiality for the group audit.

Performance materiality

The application of materiality at the individual account or balance level. It is set at an amount to reduce to an appropriately low level the probability that the aggregate of uncorrected and undetected misstatements exceeds materiality.

On the basis of our risk assessments, together with our assessment of the Group's overall control environment, our judgement was that performance materiality was 50% (2023: 50%) of our planning materiality, namely £1.90m (2023: £1.47m). We have set performance materiality at this percentage due to the rate of change in the business and existence of audit differences in the previous year.

Audit work was undertaken at component locations for the purpose of responding to the assessed risks of material misstatement of the group financial statements. The performance materiality set for each component is based on the relative scale and risk of the component to the Group as a whole and our assessment of the risk of misstatement at that component. In the current year, the range of performance materiality allocated to components was £0.38m to £1.62m (2023: £0.29m to £1.25m).

Reporting threshold

An amount below which identified misstatements are considered as being clearly trivial.

We agreed with the Audit Committee that we would report to them all uncorrected audit differences in excess of £0.19m (2023: £0.15m), which is set at 5% of planning materiality, as well as differences below that threshold that, in our view, warranted reporting on qualitative grounds.

We evaluate any uncorrected misstatements against both the quantitative measures of materiality discussed above and in light of other relevant qualitative considerations in forming our opinion.

Other information

The other information comprises the information included in the annual report specifically the Strategic Report, Directors' Report and Directors' Remuneration Report, other than the financial statements and our auditor's report thereon. The directors are responsible for the other information contained within the annual report.

Our opinion on the financial statements does not cover the other information and, except to the extent otherwise explicitly stated in this report, we do not express any form of assurance conclusion thereon.

Our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the financial statements or our knowledge obtained in the course of the audit or otherwise appears to be materially misstated. If we identify such material inconsistencies or apparent material misstatements, we are required to determine whether this gives rise to a material misstatement in the financial statements themselves. If, based on the work we have performed, we conclude that there is a material misstatement of the other information, we are required to report that fact.

We have nothing to report in this regard.

Opinions on other matters prescribed by the Companies Act 2006

In our opinion, the part of the directors' remuneration report to be audited has been properly prepared in accordance with the Companies Act 2006.

In our opinion, based on the work undertaken in the course of the audit:

- the information given in the strategic report and the directors' report for the financial year for which the financial statements are prepared is consistent with the financial statements; and
- the strategic report and directors' report have been prepared in accordance with applicable legal requirements.

Matters on which we are required to report by exception

In the light of the knowledge and understanding of the group and the parent company and its environment obtained in the course of the audit, we have not identified material misstatements in the strategic report or the directors' report.

We have nothing to report in respect of the following matters in relation to which the Companies Act 2006 requires us to report to you if, in our opinion:

- adequate accounting records have not been kept by the parent company, or returns adequate for our audit have not been received from branches not visited by us; or
- the parent company financial statements and the part of the directors' remuneration report to be audited are not in agreement with the accounting records and returns; or
- certain disclosures of directors' remuneration specified by law are not made; or
- we have not received all the information and explanations we require for our audit.

Responsibilities of directors

As explained more fully in the directors' responsibilities statement, the directors are responsible for the preparation of the financial statements and for being satisfied that they give a true and fair view, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, the directors are responsible for assessing the group and parent company's ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the group or the parent company or to cease operations, or have no realistic alternative but to do so.

Auditor's responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with ISAs (UK) will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

Explanation as to what extent the audit was considered capable of detecting irregularities, including fraud

Irregularities, including fraud, are instances of non-compliance with laws and regulations. We design procedures in line with our responsibilities, outlined above, to detect irregularities, including fraud. The risk of not detecting a material misstatement due to fraud is higher than the risk of not detecting one resulting from error, as fraud may involve deliberate concealment by, for example, forgery or intentional misrepresentations, or through collusion. The extent to which our procedures are capable of detecting irregularities, including fraud is detailed below. However, the primary responsibility for the prevention and detection of fraud rests with both those charged with governance of the company and management.

- We obtained an understanding of the legal and regulatory frameworks that are applicable to the group and determined that the most significant frameworks that are directly relevant to specific assertions in the financial statements are those that relate to the reporting framework (UK adopted international accounting standards, FRS 102, and the Companies Act 2006), the relevant tax compliance regulations, data protection and health & safety regulations applicable across the regions that the group/company operates.).
- We understood how Autolus Therapeutics plc is complying with those frameworks by making enquires of management and those responsible for legal and compliance procedures. We assessed whether there was a culture of honesty and ethical behaviour and whether appropriate emphasis is placed on fraud prevention. We corroborated our enquires through our review of Board minutes and papers provided to the Audit Committee.
- We assessed the susceptibility of the group's financial statements to material misstatement, including how fraud might occur by meeting with management to understand where it considered there was susceptibility to fraud and performing our own risk assessment. To address the risk of management override, our audit procedures included performing journal entry testing on entries meeting our risk criteria including unusual cash entries, reviewing the company's key suppliers for potential related parties, and material consolidation journals and journals indicating large or unusual transactions based on our understanding of the Group. Our procedures were designed to provide reasonable assurance that the financial statements were free from fraud and error.
- Based on this understanding, we designed our audit procedures to identify non-compliance with such laws and regulations. Our procedures involved enquiries of Group management and those charged with governance and legal counsel. We also read the financial statement disclosures, corroborating to supporting documentation to assess compliance with applicable laws and regulations and evaluated the business rationale of significant transactions outside the normal course of business.

A further description of our responsibilities for the audit of the financial statements is located on the Financial Reporting Council's website at https://www.frc.org.uk/auditorsresponsibilities. This description forms part of our auditor's report.

Use of our report

This report is made solely to the company's members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company's members those matters we are required to state to them in an auditor's report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company's members as a body, for our audit work, for this report, or for the opinions we have formed.

Ernst & Young LLP

Adrian Bennett (Senior statutory auditor)
for and on behalf of Ernst & Young LLP, Statutory Auditor
Reading
2 June 2025

AUTOLUS THERAPEUTICS PLC

Consolidated Income Statement and Other Comprehensive Loss

For the year ended 31 December	Note	2024 £'000	2023 £'000
Revenue	4		
License revenue		7,981	1,378
Total revenue, net		**7,981**	**1,378**
Cost and operating expenses:			
Cost of sales		(11,088)	—
Research and development expenses		(113,017)	(118,993)
Selling, general and administrative expenses		(79,246)	(38,224)
Other operating income		290	217
Other operating expenses		(600)	(3,492)
Loss from operations	5	**(195,680)**	**(159,114)**
Finance income	6	33,025	13,023
Finance expense	6	(11,123)	(45,686)
Total other income (expenses), net		**21,902**	**(32,663)**
Net loss before taxation		**(173,778)**	**(191,777)**
Taxation	10	12,743	15,813
Net loss for the year		**(161,035)**	**(175,964)**
Other comprehensive loss for the year			
Foreign currency translation adjustment		(381)	925
Net change in fair value of financial assets at fair value through other comprehensive income, net of tax of £0 and £0		250	—
Total comprehensive loss for the year		**£ (161,166)**	**£ (175,039)**
Basic and diluted net loss for the year attributable to ordinary equity holders of the parent	11	£ (0.63)	£ (1.01)

The notes on pages 81 to 135 are an integral part of these consolidated financial statements.

All the activities of the Group are classed as continuing operations.

AUTOLUS THERAPEUTICS PLC
Consolidated Balance Sheet

As at 31 December	Note	2024 £'000	2023 £'000
Non-current assets			
Property and equipment	13	39,559	27,412
Intangible assets	14	19,641	9,779
Right-of-use assets	15	42,034	45,683
Prepaid expenses and other non-current assets	16	795	835
Deferred tax asset	10	1,223	1,046
Total non-current assets		**103,252**	**84,755**
Current assets			
Cash and cash equivalents	17	181,397	188,279
Financial assets at fair value through other comprehensive income	18	287,710	—
Restricted cash		1,137	511
Inventories, net	19	9,028	—
Prepaid expenses and other current assets	20	51,763	26,017
Total current assets		**531,035**	**214,807**
Total assets		**634,287**	**299,562**
Non–current liabilities			
Lease liability – non-current	15	(40,056)	(37,833)
Liabilities related to future royalties and milestones, net - non-current	22	(195,134)	(134,246)
Other long-term payables		(337)	(283)
Total non–current liabilities		**(235,527)**	**(172,362)**
Current liabilities			
Trade and other payables	21	(44,516)	(31,135)
Lease liability – current	15	(2,557)	(4,019)
Warrant derivative liability	23	(692)	(8,387)
Liabilities related to future royalties and milestones, net - current	22	(2,792)	—
Total current liabilities		**(50,557)**	**(43,541)**
Total liabilities		**(286,084)**	**(215,903)**
Equity			
Share capital	26, 27	(8)	(5)
Deferred shares	26, 27	(88)	(88)
Share premium	26	(961,576)	(548,053)
Share-based payment reserve	26	(90,934)	(79,012)
Merger Reserve	26	85,924	85,924
Currency translation reserve	26	(1,112)	(731)
Other reserves	26	250	—
Retained losses	26	619,341	458,306
Equity attributable to equity holders of the parent		**(348,203)**	**(83,659)**

The notes on pages 81 to 135 are an integral part of these consolidated financial statements.

The consolidated financial statements were approved by the Board of Directors and authorised for issue on 2 June 2025 and are signed on its behalf by:

DocuSigned by:
2893C37F7D8F413...

Christian Itin
Director
Registered number: 11185179
2 June 2025

AUTOLUS THERAPEUTICS PLC
Consolidated Statement of Changes in Equity

	Share capital £'000	Share premium £'000	Deferred shares £'000	Share-based payment reserve £'000	Merger reserve £'000	Currency translation reserve £'000	Other reserve	Retained losses £'000	Total £'000
Balance at 31 December 2022	**£ 5**	**£ 548,031**	**£ 88**	**£ 69,678**	**£ (85,924)**	**£ 1,656**	**£ —**	**£ (282,342)**	**£ 251,192**
Loss for the year	—	—	—	—	—	—	—	(175,964)	(175,964)
Other comprehensive loss for the year	—	—	—	—	—	(925)	—	—	(925)
Issuance of ordinary shares from equity raises	—	22	—	—	—	—	—	—	22
Share based payment expense	—	—	—	9,334	—	—	—	—	9,334
Balance at Balance at 31 December 2023	**£ 5**	**£ 548,053**	**£ 88**	**£ 79,012**	**£ (85,924)**	**£ 731**	**£ —**	**£ (458,306)**	**£ 83,659**
Loss for the year	—	—	—	—	—	—	—	(161,035)	(161,035)
Other comprehensive loss for the year	—	—	—	—	—	381	(250)	—	131
Exercise of share options	—	472	—	—	—	—	—	—	472
Issuance of ordinary shares from equity raises	3	436,345	—	—	—	—	—	—	436,348
Issuance costs arising from equity capital raises	—	(23,294)	—	—	—	—	—	—	(23,294)
Share based payment expense	—	—	—	11,922	—	—	—	—	11,922
Balance at 31 December 2024	**£ 8**	**£ 961,576**	**£ 88**	**£ 90,934**	**£ (85,924)**	**£ 1,112**	**£ (250)**	**£ (619,341)**	**£ 348,203**

The notes on pages 81 to 135 are an integral part of these consolidated financial statements.

AUTOLUS THERAPEUTICS PLC

Consolidated Cash Flow Statement

For the year ended 31 December	Notes	2024 £'000	2023 £'000
Cash flows from operating activities:			
Loss for the year		**(161,035)**	**(175,964)**
Adjustments for:			
Income tax credit	10	(12,743)	(15,813)
Depreciation of property and equipment	13	5,911	5,291
Amortisation of right-of-use assets	15	4,340	4,014
Amortisation of intangibles assets	14	202	—
Interest income on cash and cash equivalents	6	(22,983)	(10,859)
Interest income on financial assets at fair value through OCI		(1,370)	—
Accretion of financial assets at fair value through OCI		(977)	—
Foreign exchange differences		1,217	(6,254)
Interest payable on liability related to future royalties and milestones, net	22	30,908	16,001
Cumulative catchup adjustment on liability related to future royalties and milestones, net	22	(23,831)	20,227
Share based payment expense	5	11,922	9,334
Interest expense charged on lease liabilities	15	3,085	2,612
Interest expense paid on lease liabilities	15	(3,085)	(2,612)
Loss on disposal of property and equipment	5	179	3,295
Impairment of operating lease right-of-use assets and related property and equipment	5	429	120
Loss on termination of operating lease		110	65
Fair value measurement on warrant derivative liability		(7,695)	6,765
Operating cash flows before movements in working capital		**(175,416)**	**(143,778)**
(Increase) / decrease in inventories		(9,028)	—
(Increase) / decrease in receivables		(10,208)	4,665
Increase / (decrease) in payables		12,369	(2,865)
Investment in financial assets at fair value through OCI		(285,075)	—
Cash used in operations		**(467,358)**	**(141,978)**
Income taxes (paid) received, net		(1,883)	20,570
Net cash used in operating activities		**(469,241)**	**(121,408)**
Investing activities			
Interest received		23,328	10,870
Purchase of property and equipment		(17,132)	(8,862)
Purchase of intangibles assets		(10,064)	(324)
Net cash used in investing activities		**(3,868)**	**1,684**
Financing activities			
Proceeds from issuance of ordinary share capital		436,348	22
Proceeds on exercise of share options		472	—
Proceeds from liabilities related to future royalties and milestones	22	55,502	—
Payment of Issuance costs from issuance of ordinary share capital		(23,294)	(910)
Payment of issuance costs paid from liabilities related to future royalties and milestones	22	(1,325)	—
Payment of principal portion of lease liabilities	15	(469)	(6,298)
Net cash from financing activities		**467,234**	**(7,186)**
Net increase in cash, cash equivalents and restricted cash		**(5,875)**	**(126,910)**
Cash, cash equivalents and restricted cash at beginning of period	17	188,790	316,601
Effect of exchange rate change on cash, cash and restricted cash		(381)	(901)
Cash, cash equivalents and restricted cash at end of period	17	**182,534**	**188,790**

The notes on pages 81 to 135 are an integral part of these consolidated financial statements.

Notes to the Consolidated Financial Statements

1. General overview

Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England in the United Kingdom. The registered number is 11185179 and the registered address is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom.

The consolidated financial statements of Autolus Therapeutics plc and the entities controlled by the Company (its subsidiaries, collectively "Autolus" or the "Company" or the "Group") for the year ended 31 December 2024 have been prepared and approved by the directors in accordance with UK-adopted international accounting standards ("UK-adopted IFRS").

Autolus Therapeutics plc is an early commercial-stage biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using its broad suite of proprietary and modular T cell programming technologies, the Group is engineering precisely targeted and controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defence mechanisms and eliminate these cells. The Group believes its programmed T cell therapies have the potential to be best-in-class and to offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients.

On 8 November 2024, the Group was notified by the United States Food and Drug Administration (the "FDA") that its biologics license application ("BLA") was approved, allowing for the marketing of AUCATZYL (obecabtagene autoleucel, also known as obe-cel) in the United States for the treatment of adult patients (18 years and older) with relapsed or refractory B-cell precursor acute lymphoblastic leukaemia ("r/r B-ALL"). The commercial launch and first sale of AUCATZYL in the United States occurred in January 2025. The United Kingdom Medicines and Healthcare products Regulatory Agency ("MHRA") granted AUCATZYL conditional marketing authorization in April 2025, and Autolus anticipates commercial launch in the United Kingdom in the second half of 2025. Obe-cel is under regulatory review in the European Union (the "EU") for the treatment of r/r B-ALL, with marketing authorization submission accepted by the European Medicines Agency ("EMA") in April 2024, and the Group expects to receive notification of approval status from the EMA in the second half of 2025.

2. Basis of preparation

Statement of compliance

The consolidated financial statements for the year ended 31 December 2024 have been prepared in accordance with UK-adopted International Financial Reporting Standards, "Adopted IFRS" and with the requirements of the UK Companies Act 2006 as applicable to companies reporting under those standards.

Basis of preparation

The consolidated financial statements have been prepared on a historical cost basis except certain financial instruments which are recognised and measured in accordance to the relevant accounting standards.

The Group has determined the functional currency of the ultimate parent company, Autolus Therapeutics plc, is pound sterling. The functional currency of subsidiary operations is the applicable local currency. The consolidated financial statements are presented in pound sterling (£) and all values are rounded to the nearest thousand (£'000), except when otherwise indicated. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates.

Basis of consolidation

The consolidated financial statements comprise the financial statements of the Group and its subsidiaries as at and for the year ended 31 December 2024. Control is achieved when the Company is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Specifically, a company controls an investee if, and only if, the Company has:

- Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee)
- Exposure, or rights, to variable returns from its involvement with the investee
- The ability to use its power over the investee to affect its returns

Generally, there is a presumption that a majority of voting rights results in control. To support this presumption and when the Company has less than a majority of the voting or similar rights of an investee, the Company considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

- The contractual arrangement(s) with the other vote holders of the investee
- Rights arising from other contractual arrangements
- The Company's voting rights and potential voting rights

The Company re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of a subsidiary begins when the Company obtains control over the subsidiary and ceases when the Company loses control of the subsidiary.

Assets, liabilities, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated financial statements from the date the Company gains control until the date the Company ceases to control the subsidiary.

The profit or loss for the year and each component of other comprehensive income / (loss), ("OCI") are attributed to the equity holders of the parent of the Group. When necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies in line with the Group's accounting policies. All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the group are eliminated in full upon consolidation.

A change in the ownership interest of a subsidiary, without a loss of control, is accounted for as an equity transaction. If the Company loses control over a subsidiary, it derecognises the related assets (including any goodwill), liabilities, non-controlling interest and other components of equity, while any resultant gain or loss is recognised in profit or loss. Any investment retained is recognised at fair value.

Climate change

In preparing the financial statements, the Board has considered the impact of the physical and transition risks of climate change and identified this an emerging risk as set out on page 33 but have concluded that it does not have a material impact on the recognition and measurement of the assets and liabilities in these financial statements as at 31 December 2024.

Going concern

The Group has incurred recurring losses since inception, including net losses of £161.0 million (2023: £176.0 million) for the year ended 31 December 2024. As of 31 December 2024, the Group had retained losses of £619.3 million (2023: £458.3 million), equity attributable to equity holders of the parent of £348.2 million (2023: £83.7 million), cash and cash equivalents of £181.4 million (2023: £188.3 million) and financial assets at fair value through other comprehensive income ("marketable securities") of £287.7 million (2023: nil).

In assessing the going concern assumptions, the Board has undertaken a rigorous assessment of the forecasts of the Group for a period of 12 months from the date of signing the financial statements, i.e. covering a period up to 30 June 2026. The assessment included consideration of the downside risks including a number of severe but plausible scenarios incorporating underperformance against the business plan and delays in cash inflows, for example, removing any of estimated future cash receipts related to AUCATZYL revenues, given the uncertainties of the launch success. The net forecast cash outflows in those forecasts have then been considered against the cash, cash equivalents and marketable securities currently available to fund the Group's operations. The Group performed sensitivity analysis over inputs such as the timing of cash inflows from research and development tax and expenditure credits, which did not impact the going concern assessment as of the date of signing the financial statements.

Consequently, the Board of Directors concluded that with its existing cash and cash equivalents of £181.4 million and marketable securities of £287.7 million, the Group can fund its operations up to 30 June 2026, and as such, has prepared the consolidated financial statements on the going concern basis. As the Group continues to incur losses, the transition to profitability is dependent upon the successful development, approval and commercialization of its product candidates and achieving a level of revenues adequate to support its cost structure. Even if the Group's regulatory submissions for its products are approved, and the Group is successful in its commercialization efforts, additional funding will be needed before the Group is expected to become profitable.

Material accounting policy information

The material accounting policies applied in the preparation of these consolidated financial statements are set out below.

Segment reporting

The Company's chief operating decision maker (the "CODM"), its Chief Executive Officer and Executive Team members, manages the Company's operations on an integrated basis for the purpose of appropriately allocating resources. When evaluating the Company's financial performance, the CODM reviews total revenue, total expenses and expenses by function and makes decisions using this information on a global basis. The Company and the CODM view the Company's operations and manage its business as a single operating and reportable segment, which is the business of developing and commercializing CAR T therapies.

Current versus non-current classification

The Group presents assets and liabilities in the statement of financial position based on current or non-current classification. An asset is current when it is:

- Expected to be realised or intended to be sold or consumed in the normal operating cycle;
- Held primarily for the purpose of trading;
- Expected to be realised within twelve-months after the reporting period; or
- Cash or cash equivalent unless restricted from being exchanged or used to settle a liability for at least twelve-months after the reporting period.

All other assets are classified as non-current.

A liability is current when:

- It is expected to be settled in the normal operating cycle;
- It is held primarily for the purpose of trading;
- It is due to be settled within twelve-months after the reporting period; or
- There is no unconditional right to defer the settlement of the liability for at least twelve months after the reporting period.

The terms of the liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification. The Group classifies all other liabilities as non-current. Deferred tax assets and liabilities are classified as non-current assets and liabilities.

Foreign Currencies

Transactions and balances

Monetary assets and liabilities denominated in foreign currencies are translated into pound sterling at rates of exchange ruling at the balance sheet date. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated into sterling using the exchange rate at the date of the transaction.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in OCI, or profit or loss are also recognised in OCI or in the Consolidated Income Statement, respectively).

In determining the spot exchange rate to use on initial recognition of the related asset, liability, expense or income (or part of it) on the derecognition of a non-monetary asset or non-monetary liability relating to advance consideration, the date of the transaction is the date on which the Group initially recognises the non-monetary asset or non-monetary liability arising from the advance consideration. If there are multiple payments or receipts in advance, the Group determines the transaction date for each payment or receipt of advance consideration.

Transactions in foreign currencies are translated into pound sterling using the exchange rate at the date of the transaction. Net exchange gains are recognised in Finance Income and net exchange losses are recognised in Finance Expense.

Group companies

On consolidation, the assets and liabilities of foreign operations are translated into pound sterling at the rate of exchange prevailing at the reporting date and their income statements are translated at exchange rates prevailing at the dates of the transactions. The exchange differences arising on translation for consolidation are recognised in OCI. On disposal of a foreign operation, the component of OCI relating to that particular foreign operation is reclassified to the Consolidated Income Statement.

Revenue from contracts with customers

The Group accounts for its revenues pursuant to the provisions of International Financial Reporting Standards 15 "Revenues from Contracts with Customers" ("IFRS 15").

The Group did not generate any revenue from commercial product sales for the year ended 31 December 2024.

Licence Fees and Multiple Element Arrangements

If a licence to the Group's intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Group recognises revenues from non-refundable, upfront fees allocated to the licence at such time as the licence is transferred to the licensee and the licensee is able to use, and benefit from, the licence. For licences that are bundled with other promises, the Group utilises judgment to assess the nature of the combined performance obligations to determine whether the combined performance obligations are satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from non-refundable, upfront fees.

Customer Options

If an arrangement is determined to contain customer options that allow the customer to acquire additional goods or services, the goods and services underlying the customer options that are not determined to be material rights are not considered to be performance obligations at the outset of the arrangement, as they are contingent upon option exercise. The Company evaluates the customer options for material rights, or options to acquire additional goods or services for free or at a discount. If the customer options are determined to represent a material right, the material right is recognized as a separate performance obligation at the outset of the arrangement. The Company allocates the transaction price to material rights based on the relative standalone selling price, which is determined based on any identified discount and the probability that the customer will exercise the option. Amounts allocated to a material right are not recognized as revenue until, at the earliest, the option is exercised.

Contingent Research Milestone Payments

If the consideration in a contract includes a variable amount, the Group will estimate the amount of consideration in exchange for transfer of promised goods or services. The consideration also can vary if the Group's entitlement to the consideration is contingent on the occurrence or non-occurrence of a future event. The Group considers contingent research milestone payments to fall under the scope of variable consideration, which should be estimated for revenue recognition purposes at the inception of the contract and reassessed ongoing at the end of each reporting period.

The Group assesses whether contingent research milestones should be considered variable consideration that should be constrained and thus not part of the transaction price. This includes an assessment of the probability that all or some of the milestone revenue could be reversed when the uncertainty around whether or not the achievement of each milestone is resolved, and the amount of reversal could be significant.

Cost of sales

Cost of sales represents production costs including raw materials, employee-related expenses, including salaries, related benefits, travel and share-based compensation expense for employees engaged in commercial manufacturing functions, external manufacturing costs including outsourced professional expenses services, allocated facilities costs, depreciation and other expenses, royalties payable to third-parties and other costs incurred in bringing inventories to their location and condition prior to sale. Cost of sales also includes the cost of all commercial product delivered to authorized treatment centres, including product delivered but not yet recognized as revenue, which is captured as deferred revenue, any cancelled orders, and product related to the patient access program. Cost of sales may also include costs related to excess or obsolete inventory adjustment charges and amortization expense of intangible assets.

Research and Development Costs

Research expenditure is expensed as incurred. Research and development expenses consist of costs incurred in performing research and development activities, including salaries, share-based compensation and benefits, depreciation expense, external costs of outside vendors engaged to conduct clinical development activities, clinical trials, costs to manufacture clinical trial materials and certain tax credits associated with research and development activities.

Development costs are capitalised only after technical and commercial feasibility of the asset for sale or use have been established. When making this determination the Group considers:

• the technical feasibility of completing the intangible asset so that it will be available for use or sale;

• the intention to complete the intangible asset and use or sell it;

• the ability to use or sell the intangible asset;

• how the intangible asset will generate probable future economic benefits can be demonstrated;

• the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

• the ability to measure reliably the expenditure attributable to the intangible asset during its development.

Subsequent to initial recognition, development expenditure is measured at cost less accumulated amortisation and any accumulated impairment losses. Amortisation costs are recognised within Research & Development expenses, and Administrative Expenses and Cost of Sales (if related to a commercialised product candidate) in the Consolidated Income Statement.

If the development costs do not meet the criteria for capitalisation, the costs are recognised in the income statement as incurred.

Accrued Research and Development Expenses

As part of the process of preparing consolidated financial statements, the Group is required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on the Group's behalf and determining the value of these services. In addition, the Group makes estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. The Group analyses the progress of clinical trials, including levels of patient enrolment, invoices received, and contracted costs when evaluating the adequacy of the accrued liabilities for research and development. The Group makes judgments and estimates in determining the accrued balance in any accounting period.

Cash and Cash Equivalents

The Group considers all highly liquid investments with a maturity at acquisition date of three months or less to be cash equivalents. Cash and cash equivalents comprise cash balances, money market funds, commercial paper, United Kingdom government gilts, debt securities issued by foreign government and United States treasury bills. Cash equivalents are primarily accessible on demand and have a weighted average maturity date of less than three months.

Restricted Cash

The Group's restricted cash consists of cash providing security for corporate credit cards, rental deposits relating to the sub-lease of facilities to third parties and cash deposited with a financial institution for the incorporation of the Company's newly incorporated Swiss subsidiary.

Inventories, Net

The Group commences the capitalisation of inventory once regulatory approval for a product candidate is received. Prior to regulatory approval, the Group expenses all such costs as incurred as Research and development expenses. The Group capitalizes material costs, labour and applicable overheads that are incurred in the production of its commercial product. Inventory that can be used for either clinical, research or commercial purposes is classified initially as inventory.

Prior to receiving marketing approval, the Group recorded the expense for prelaunch inventory expected to be sold in the ordinary course of business within Research and development expenses. On 8 November 2024, the Group received FDA approval for AUCATZYL and commenced capitalization of inventory including prelaunch inventory from this date.

Inventories are measured at the lower of cost or net realizable value, with cost determined using a weighted average method for different components of inventory. The Group reviews the recoverability of inventory at each reporting period to determine any changes to net realizable value arising from excess, slow-moving or obsolete inventory. If net realizable value is lower than cost, the inventory will be written down to net realizable value and an impairment charge will be recognized in cost of sales. Where this expense relates to inventories sold following marketing approval of AUCATZYL, the Group recognises the expense within Cost of Sales. Reversals of previous write-downs of inventories recognised within Cost of sales or Research and development expenses, depending on where the write-down was originally recognized.

Consumables consist of materials used primarily in the quality acceptance testing of AUCATZYL and cleaning of the Group's commercial manufacturing facility and research and development facilities.

Raw materials inventory consists of completed materials purchased directly from third party suppliers.

Work in progress inventory consists of materials manufactured either by the Group or at contract manufacturing organizations that are either partially manufactured or fully manufactured but are pending quality acceptance release.

Finished goods are completed and quality approved drug products that are either awaiting shipment or are in-transit and therefore have not been delivered to the Authorised Treatment Centres ("ATC").

Property and equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. As at 31 December 2024 and 2023, the Group's property and equipment consisted of office equipment, laboratory equipment, furniture and fittings, and leasehold improvements with the following economic useful lives:

Office equipment	-	3 years
Laboratory equipment	-	5 to 10 years
Furniture and fittings	-	5 years
Leasehold improvements	-	Over the shorter of term of the lease or economic useful life

Assets under construction consist of costs incurred with leasehold improvements and, once placed into service, will be depreciated over the shorter of the lease term or the economic useful life of the asset.

Upon retirement or sale, the cost of assets disposed of, and the related accumulated depreciation, are removed from the accounts and any resulting gain or loss is included in the Consolidated Income Statement. Repairs and maintenance expenditures, which are not considered improvements and do not extend the economic useful life of property and equipment, are expensed as incurred.

An item of property and equipment and any significant part initially recognised is derecognised upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement when the asset is derecognised.

Leases

The Group assesses at contract inception whether a contract is, or contains, a lease. That is, if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

Group as a lessee

The Group applies a single recognition and measurement approach for all leases, except for short-term leases and leases of low-value assets. The Group recognises lease liabilities to make lease payments and right-of-use assets representing the right to use the underlying assets.

Right-of-use assets

The Group recognises right-of-use assets at the commencement date of the lease (i.e., the date the underlying asset is available for use). Right-of-use assets are measured at cost, less any accumulated depreciation and impairment losses and adjusted for any remeasurement of lease liabilities. The cost of right-of-use assets includes the amount of lease liabilities recognised, initial direct costs incurred, and lease payments made at or before the commencement date less any lease incentives received. Right-of-use assets are depreciated on a straight-line basis over the shorter of the lease term and the estimated useful lives of the assets.

If ownership of the leased asset transfers to the Group at the end of the lease term or the cost reflects the exercise of a purchase option, depreciation is calculated using the estimated useful life of the asset.

The right-of-use assets are also subject to impairment. Refer to the accounting policies in section *Impairment of non-financial assets.*

Lease liabilities

At the commencement date of the lease, the Group recognises lease liabilities measured at the present value of lease payments to be made over the lease term. The lease payments include fixed payments (including in substance fixed payments) less any lease incentives receivable, variable lease payments that depend on an index or a rate, and amounts expected to be paid under residual value guarantees.

The lease payments also include the exercise price of a purchase option reasonably certain to be exercised by the Group and payments of penalties for terminating the lease, if the lease term reflects the Group exercising the option to terminate.

Variable lease payments that do not depend on an index or a rate are recognised as expenses in the period in which the event or condition that triggers the payment occurs.

In calculating the present value of lease payments, the Group uses its incremental borrowing rate at the lease commencement date because the interest rate implicit in the lease is not readily determinable. After the commencement date, the amount of lease liabilities is increased to reflect the accretion of interest and reduced for the lease payments made. In addition, the carrying amount of lease liabilities is remeasured if there is a modification, a change in the lease term, a change in the lease payments (e.g., changes to future payments resulting from a change in an index or rate used to determine such lease payments) or a change in the assessment of an option to purchase the underlying asset.

Short-term leases and leases of low-value assets

The Group applies the short-term lease recognition exemption to its short-term leases of office and lab equipment (i.e., those leases that have a lease term of twelve months or less from the commencement date and do not contain a purchase option). It also applies the lease of low-value assets recognition exemption to leases of office equipment that are considered to be low value. Lease payments on short-term leases and leases of low value assets are recognised as expense on a straight-line basis over the lease term.

Group as a sub-lessor

Leases in which the Group does not transfer substantially all the risks and rewards incidental to ownership of an asset are classified as operating leases. Rental income arising is accounted for on a straight-line basis over the lease terms and is included in Other operating income in the Consolidated Income Statement due to its operating nature.

Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised over the lease term on the same basis as rental income. Contingent rents are recognised within Other operating income in the period in which they are earned.

Intangible Assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and impairment losses. Internally generated intangible assets, excluding capitalised development costs, are not capitalised and the related expenditure is reflected in the profit or loss in the period in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortised over the economic useful life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Any changes that are expected in the useful life of these assets are considered to modify the amortisation period or method and are treated as changes in accounting estimates.

Where a finite useful life of the acquired asset cannot be determined, or the intangible asset is not yet available for use, the assets are not amortised, but instead tested each year end for impairment either individually or by allocating the assets to the cash-generating units to which they relate. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable.

The Group's intangible assets consist of separately acquired licences and software. Amortisation commences for separately acquired licences when the product candidates underpinned by the intellectual property rights become available for commercial use. Where acquired licenses have been purchased as a "bundle", amortisation will commence once the asset group as a whole is ready to available for use. Amortisation is calculated on a straight-line basis over the shorter of the remaining useful life of the intellectual property or estimated sales life of the product candidates.

The Group's software is recorded at cost and amortised on a straight-line basis over the period of 3 years.

An intangible asset is derecognised upon disposal (i.e. the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon de-recognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Income Statement.

Milestone payments made to third parties either on or subsequent to regulatory approval are capitalized as an intangible asset and amortized over the remaining useful life of the product. During the year ended 31 December 2024 the Company recognized a license milestone payment of £10,000,000 as an intangible asset due to the technology having alternative future use in research and development projects at the time of the payment. The minimum annual royalties have been expensed as incurred.

Cloud Computing Arrangements

Expenditure relating to cloud computing arrangements that are service contracts are recognised when the Group recognises the service, i.e. usually over the term of the contract. In a cloud computing arrangement that is a service contract, upfront implementation costs are often required to be expenses when the related implementation service is performed

Patents, Licences and Trademarks

Patents, licences and trademarks are measured initially at purchase cost and are amortised on a straight-lined basis over their estimated economic useful lives. Patents, licences and trademarks are not amortized but evaluated for potential impairment on an annual basis or when facts and circumstances warrant. Impairment charges are recorded in other operating expenses within the Consolidated Income Statement.

Impairment of non-financial assets

The Group assesses, at each reporting date, whether there is an indication that an asset may be impaired. If any such indication exists, the recoverable amount of the asset is estimated to determine the extent of the impairment loss (if any). Where the asset does not generate cash flows that are independent from other assets, the Group estimates the recoverable amount of the cash-generating unit ("CGU") to which the asset belongs. When a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to cash-generating units, or otherwise they are allocated to the smallest Group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of the fair value less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted. In determining fair value less costs of disposal, recent market transactions are taken into account. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded companies or other available fair value indicators.

If the recoverable amount of the asset (or cash-generating unit) is estimated at less than its carrying amount, the carrying amount of the asset (or cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised immediately in profit or loss, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation reserve.

For assets excluding goodwill, an assessment is made at each reporting date to determine whether there is an indication that previously recognised impairment losses no longer exist or have decreased. If such indication exists, the Group estimates the asset's or CGU's recoverable amount. A previously recognised impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognised.

The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset in prior years. Such reversal is recognised in the income statement unless the asset is carried at a revalued amount, in which case, the reversal is treated as a revaluation increase.

Intangible assets with indefinite useful lives are tested for impairment annually as at 31 December at the CGU level, as appropriate, and when circumstances indicate that the carrying value may be impaired.

Financial Instruments

Financial assets and financial liabilities are recognised in the Consolidated Balance Sheet when the Group becomes party to the contractual provisions of an instrument.

Financial assets

Initial recognition and measurement

Financial assets are classified, at initial recognition, and subsequently measured at amortised cost, fair value through other comprehensive income ("OCI"), and fair value through profit and loss.

The classification of financial assets at initial recognition depends on the financial asset's contractual cash flow characteristics and the Group's business model for managing them. The Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs.

In order for a financial asset to be classified and measured at amortised cost or fair value through OCI, it needs to give rise to cash flows that are solely payments of principal and interest ("SPPI") on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level. Financial assets with cash flows that are not SPPI are classified and measured at fair value through profit or loss, irrespective of the business model.

The Group's business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both. Financial assets classified and measured at amortised cost are held within a business model with the objective to hold financial assets in order to collect contractual cash flows while financial assets classified and measured at fair value through OCI are held within a business model with the objective of both holding to collect contractual cash flows and selling.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the market place (regular way trades) are recognised on the trade date, i.e., the date that the Group commits to purchase or sell the asset.

During the year ended 31 December 2024, the Group invested in financial assets at fair value through OCI i.e. marketable securities mainly debt securities.

Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in four categories:

- Financial assets at amortised cost
- Financial assets at fair value through OCI with recycling of cumulative gains and losses
- Financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition (equity instruments)
- Financial assets at fair value through profit or loss

The Group does not hold any financial assets at fair value through profit or loss or financial assets designated at fair value through OCI with no recycling of cumulative gains and losses upon derecognition during the years ended 31 December 2024 and 2023.

Financial assets at amortised cost

Financial assets at amortised cost are subsequently measured using the effective interest ("EIR") method and are subject to impairment. Gains and losses are recognised in profit or loss when the asset is derecognised, modified or impaired.

The Group's financial assets at amortised cost includes account receivables, accrued interest, lease receivables and other receivables.

Financial assets at fair value through OCI (debt instruments)

For debt instruments at fair value through OCI, interest income, foreign exchange revaluation and impairment losses or reversals are recognised in the statement of profit or loss and computed in the same manner as for financial assets measured at amortised cost. The remaining fair value changes are recognised in OCI. Upon derecognition, the cumulative fair value change recognised in OCI is recycled to profit or loss.

The Group's debt instruments at fair value through OCI includes investments in quoted debt instruments included under current assets.

Derecognition

A financial asset (or, where applicable, a part of a financial asset or part of a group of similar financial assets) is primarily derecognised (i.e., removed from the Group's consolidated statement of financial position) when:

- The rights to receive cash flows from the asset have expired, or
- The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if, and to what extent, it has retained the risks and rewards of ownership.

When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the Group continues to recognise the transferred asset to the extent of its continuing involvement. In that case, the Group also recognises an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Impairment

The Group recognises loss allowances for expected credit losses ("ECLs") on financial assets measured at amortised cost and at fair value through OCI with recycling. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive, discounted at an approximation of the original effective interest rate. The expected cash flows will include cash flows from the sale of collateral held or other credit enhancements that are integral to the contractual terms.

The Group measures loss allowances at an amount equal to lifetime expected credit losses, except for debt securities that are determined to have low credit risk at the reporting date and other debt securities and bank balances for which credit risk has not increased significantly since initial recognition, which are measured at 12-month expected credit losses.

Loss allowances for trade receivables and contract assets are always measured at an amount equal to lifetime expected credit losses.

For marketable securities, the loss allowance is charged to profit or loss and is recognised in OCI.

Loss allowances for financial assets measured at amortised cost are deducted from the gross carrying amount of the assets.

Financial assets of the Group that subject the Group to credit risk consist primarily of cash and cash equivalents, restricted cash, marketable securities and other receivables.

Marketable securities

The Group's investments in market securities are subject to credit risk. The Group's investment policy limits investments to certain types of instruments, such as money market instruments and corporate debt securities, places restrictions on maturities and concentration by type and issuer and specifies the minimum credit ratings for all investments and the average credit quality of the portfolio. The marketable securities have been determined to have a low credit risk at 31 December 2024 and 2023 and 12-month expected credit losses are not material.

Cash and cash equivalents

While cash and cash equivalents are also subject to the impairment requirements of IFRS 9, no material impairment loss was identified. Cash and cash equivalents comprise cash balances money market funds and marketable securities with a maturity at acquisition of less than three months.

Trade and other receivables

The Group applies the IFRS 9 simplified approach to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables and contract assets.

Interest income recognised and presented in Finance income in the Consolidated Income Statement, has been recognised as received from financial institutions.

Financial liabilities

Financial liabilities are classified, at initial recognition, as financial liabilities at fair value through profit or loss, loans and borrowings, payables, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. All financial liabilities are recognised initially at fair value and, in the case of loans and borrowings and payables, net of directly attributable transaction costs. The Group's financial liabilities include trade and other payables, other long-term payables, warranty derivative liability and liabilities related to future royalties and milestones, net.

For purposes of subsequent measurement, financial liabilities are classified in two categories:

- Financial liabilities at fair value through profit or loss
- Financial liabilities at amortised cost

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include a warrant derivative financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss. Fair value adjustments are recorded in Finance income or Finance expense in the Consolidated Income Statement.

Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied.

Financial liabilities at amortised cost (loans and borrowings)

This is the category most relevant to the Group. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortised cost using the effective interest rate ("EIR") method. Gains and losses are recognised in profit or loss when the liabilities are derecognised as well as through the EIR amortisation process. Amortised cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortisation, interest expense, is included as Finance expense in the Consolidated Income Statement.

This category generally applies to interest-bearing loans and borrowings or similar financial liabilities for example, liabilities related to future royalties and milestones, net. For more information, refer to Note 22.

Financial liabilities are derecognised when the obligation under the liability is discharged or cancelled or expires.

Fair value measurement

The Group measures financial instruments such as marketable securities and derivatives at fair value at each balance sheet date.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either:

- In the principal market for the asset or liability; or
- In the absence of a principal market, in the most advantageous market for the asset or liability

The principal or the most advantageous market must be accessible by the Group.

The fair value of an asset or a liability is measured using the assumptions that market participants would use when pricing the asset or liability, assuming that market participants act in their economic best interest. A fair value measurement of a non-financial asset takes into account a market participant's ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use.

The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximising the use of relevant observable inputs and minimising the use of unobservable inputs.

All assets and liabilities for which fair value is measured or disclosed in the consolidated financial statements are categorised within the fair value hierarchy, described as follows, based on the lowest level input that is significant to the fair value measurement as a whole:

- Level 1 — Quoted (unadjusted) market prices in active markets for identical assets or liabilities;
- Level 2 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is directly or indirectly observable;
- Level 3 — Valuation techniques for which the lowest level input that is significant to the fair value measurement is unobservable.

For assets and liabilities that are recognised in the consolidated financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorisation (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

For the purpose of fair value disclosures, the Group has determined classes of assets and liabilities on the basis of the nature, characteristics and risks of the asset or liability and the level of the fair value hierarchy, as explained above.

Fair value related disclosures for financial instruments and non-financial assets that are measured at fair value or where fair values are disclosed, are summarised in the following notes:

- Disclosures for valuation methods, significant estimates and assumptions: Notes 3, 22, 24 and 25;
- Financial instruments (including those carried at amortised cost): Note 24, and
- Quantitative disclosures of fair value measurement hierarchy: Note 25.

The carrying amounts of the Group's cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued expenses approximate fair value because of the short-term nature of these instruments. The fair value of financial assets at fair value through OCI, which are measured at fair value on a recurring basis is detailed in Note 25.

Income tax benefit (UK research and development tax credit)

The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Group operates and generates taxable income.

Current income tax assets and liabilities are measured at the amount expected to be recovered from or paid to the taxation authorities, and include R&D tax credits.

Deferred tax

Deferred tax is provided using the liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred income tax assets are recognised for all deductible temporary differences, carry-forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax credits and unused tax losses can be utilised. The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred income tax asset to be utilised. Unrecognised deferred tax assets are reassessed at the end of each reporting period and are recognised to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realised or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Value added tax (VAT)

Expenses and assets are recognised net of the amount of VAT, except:

- When the sales tax incurred on a purchase of assets or services is not recoverable from the taxation authority, in which case, the sales tax is recognised as part of the cost of acquisition of the asset or as part of the expense item, as applicable
- When receivables and payables are stated with the amount of sales tax included, the net amount of sales tax recoverable from, or payable to, the taxation authority is included as part of receivables or payables in the statement of financial position.

Employee benefits

The Group has defined contribution pension plans offered to all employees. Certain employees are entitled to participate in other benefits which include healthcare insurance and bonus schemes. Costs of these benefits are recognised when incurred.

Termination benefits are expensed at the earlier of when the Group can no longer withdraw the offer of those benefits and when the Group recognises costs for a restructuring. If benefits are not expected to be settled wholly within twelve months of the reporting date, then they are discounted.

Share based payments

The Group recognises share-based payment expense for equity awards based on the grant date fair value of the award. The Group based on a service condition only on a straight-line basis over the requisite service period for each separately vesting portion of the award as if the award was, in substance, multiple awards (the "graded-vesting attribution method"), based on the estimated grant date fair value for each separately vesting tranche. For equity awards with a graded vesting schedule and a combination of service and performance conditions, the Group recognises share-based payment expense using a graded-vesting attribution method over the requisite service period when the achievement of a performance-based milestone is probable, based on the relative satisfaction of the performance condition as of the reporting date.

The fair value of each share option grant is estimated on the date of grant using the Black-Scholes option pricing model. Refer to Note 3 for the Group's assumptions used in connection with option grants made during the periods covered by the consolidated financial statements.

Service and non-market performance conditions are not taken into account when determining the grant date fair value of awards, but the likelihood of the conditions being met is assessed as part of the Group's best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to an award, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an award and lead to an immediate expensing of an award unless there are also service and/or performance conditions.

No share-based payment expense is recognised for awards that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.

When the terms of an equity-settled award are modified, the minimum expense recognised is the grant date fair value of the unmodified award, provided the original vesting terms of the award are met. An additional expense, measured as at the date of modification, is recognised for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee. Where an award is cancelled by the entity or by the counterparty, any remaining element of the fair value of the award is expensed immediately through profit or loss.

New and amended standards and interpretations

In the current year, the Group has applied the below amendments to IFRS Standards and Interpretations issued by the Board that are effective for an annual period that begins on or after 1 January 2024. Their adoption has not had any material impact on the disclosures or on the amounts reported in these consolidated financial statements.

- Amendments to IAS 16 - Lease Liability in a Sale-and-Leaseback
- Amendments to IAS 1 - Classification of Liabilities as Current or Non-current and Non-current Liabilities with Covenants
- Amendments to IAS 7 and IFRS 7- Supplier Finance Arrangements

New standards issued but not yet effective and not early adopted

Certain new accounting standards and interpretations have been published that are not mandatory for 31 December 2024 reporting periods and have not been early adopted by the Group. These include amendments include the following:

Lack of exchangeability - Amendments to IAS 21

The amendments specify how an entity should assess whether a currency is exchangeable and how it should determine a spot exchange rate when exchangeability is lacking. The amendments will be effective for annual reporting periods beginning on or after 1 January 2025. The amendments are not expected to have a material impact on the Group's financial statements.

IFRS 18 Presentation and Disclosure in Financial Statements

In April 2024, the IASB issued IFRS 18, which replaces IAS 1 "Presentation of Financial Statements". IFRS 18 introduces new requirements for presentation within the statement of profit or loss, including specified totals and subtotals. Furthermore, entities are required to classify all income and expenses within the statement of profit or loss into one of five categories: operating, investing, financing, income taxes and discontinued operations, whereof the first three are new. It also requires disclosure of newly defined management-defined performance measures, subtotals of income and expenses, and includes new requirements for aggregation and disaggregation of financial information based on the identified 'roles' of the primary financial statements and the notes.

In addition, narrow-scope amendments have been made to IAS 7 "Statement of Cash Flows", which include changing the starting point for determining cash flows from operations under the indirect method, from 'profit or loss' to 'operating profit or loss' and removing the optionality around classification of cash flows from dividends and interest. In addition, there are consequential amendments to several other standards. IFRS 18, and the amendments to the other standards, are likely to be effective for reporting periods beginning on or after 1 January 2027 (subject to the UK endorsement process). IFRS 18 will apply retrospectively. The Group is currently working to identify relevant impacts the amendments to existing IFRSs and the new IFRS 18 will have on the primary financial statements and notes to the financial statements.

IFRS 19 Subsidiaries without Public Accountability: Disclosures

In May 2024, the IASB issued IFRS 19, which allows eligible entities to elect to apply its reduced disclosure requirements while still applying the recognition, measurement and presentation requirements in other IFRS accounting standards. To be eligible, at the end of the reporting period, an entity must be a subsidiary as defined in IFRS 10, cannot have public accountability and must have a parent (ultimate or intermediate) that prepares consolidated financial statements, available for public use, which comply with IFRS accounting standards.

IFRS 19 will become effective for reporting periods beginning on or after 1 January 2027, with early application permitted. As the Group's equity instruments are publicly traded, it is not eligible to elect to apply IFRS 19.

Amendment to IFRS 9 and IFRS 7 - Classification and Measurement of Financial Instruments

In May 2024, the IASB issued Amendment to IFRS 9 and IFRS 7 - *Classification and Measurement of Financial Instruments*, which allows eligible entities to elect to apply its reduced disclosure requirements while still applying the recognition, measurement and presentation requirements. These amendments:

- clarify the requirements for the timing of recognition and derecognition of some financial assets and liabilities, with a new exception for some financial liabilities settled through an electronic cash transfer system;
- clarify and add further guidance for assessing whether a financial asset meets the criterion;
- add new disclosures for certain instruments with contractual terms that can change cash flows (such as some instruments with features linked to the achievement of environment, social and governance ("ESG") targets); and
- make updates to the disclosures for equity instruments designated at Fair Value through Other Comprehensive Income (FVOCI).

The effective date for Amendment to IFRS 9 and IFRS 7 - *Classification and Measurement of Financial Instruments* is for annual periods beginning on or after 1 January 2026.

Annual improvements to IFRS – Volume 11

In July 2024, the IASB issued Annual improvements to IFRS – *Volume 11.* These annual improvements are limited to changes that either clarify the wording in an Accounting Standard or correct relatively minor unintended consequences, oversights or conflicts between the requirements in the Accounting Standards. The 2024 amendments are to the following standards:

- IFRS 1 First-time Adoption of International Financial Reporting Standards;
- IFRS 7 Financial Instruments: Disclosures and its accompanying Guidance on implementing IFRS 7;
- IFRS 9 Financial Instruments;
- IFRS 10 Consolidated Financial Statements; and
- IAS 7 Statement of Cash Flows.

The effective date for Annual improvements to IFRS – *Volume 11* is for annual periods beginning on or after 1 January 2026.

3. Critical accounting judgements and key sources of estimation and uncertainty

In the application of the Group's accounting policies, which are described in Note 2, the directors are required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates, judgements and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

a) BioNTech Agreements

On 6 February 2024 (the "Execution Date"), the Group concurrently entered into a (i) Securities Purchase Agreement (the "BioNTech Securities Purchase Agreement"), (ii) a Registration Rights Agreement (the "BioNTech Registration Rights Agreement"), (iii) a Letter Agreement (the "BioNTech Letter Agreement") and (iv) a License and Option Agreement (the "BioNTech License and Option Agreement"), collectively called the "BioNTech Agreements", with BioNTech.

The BioNTech Agreements were entered into in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate. The accounting assessment of the BioNTech Agreements required significant judgement due to the agreements being executed concurrently, the complex nature of the BioNTech Agreements and the number of embedded features. As a result, significant judgement was used to determine the initial appropriate accounting treatment for each financial instrument and embedded feature within the BioNTech Agreements including whether these financial instruments were separable and legally detachable. The Group accounted for the transactions related to the BioNTech Agreements as follows:

Equity investment in two tranches i.e. $200m and $20m	The 33,333,333 ADSs sold to BioNTech gross proceeds amounting to $200.0 million (£159.2 million) were accounted for as equity in accordance to IAS 32. The Group concluded that the standalone selling price for these ADS's was comparable to the 58,333,336 ADS's that were
Obe-cel Product Revenue Interest	The Obe-cel Product Revenue Interest meets the definition of a debt instrument and therefore the Group initially recorded at its fair value i.e. discounted present value of future cash flows ($38.3 million (£30.5 million). Subsequently, this financial liability would be measured at amortised cost. Any expected future cashflows (including future sales) would be re-estimated at each balance sheet date (discounted using EIR) with any change in the carrying value resulting in a gain or loss in the income statement, also referred to as a cumulative catch-up adjustment.
The Binder License, Technology Options and Product Options	The Binder License upfront proceeds amounting to $10.0 million (£8.0 million), Technology Options and Product Options represent an agreement with customer for goods and services and therefore should be accounted for under IFRS 15. The Group further determined the consideration received included in the transaction price at contract inception, is to be allocated to the one combined performance obligation, i.e. (The Binder License and related transfer of know-how). The Group determined that the performance obligation was recognized at a point-in-time, upon the delivery of the transfer of know-how and Binder License to BioNTech and therefore recognised licence revenue of £8.0 million. The Group determined the Technology Options were not offered at a significant and incremental discount to their standalone selling price. The Technology Options granted to BioNTech do not represent a material right and, therefore, were not a performance obligation at the outset of the arrangement. The Technology Option exercise fee equates to the standalone selling price of the technologies underlying each option and consequently, the transaction price of $10.0 million was not allocated to the Technology Options' performance obligation. Given that both AUTO1/22 and AUTO6NG are in early stages of development, the Group conclude that there is one performance obligation for each Product Option, the combined sale of the licence and development service, because this is early stage IP and the R&D services are expected to involve significant further development of the drug that could only (or is best) be performed by Autolus. The Product Option exercise fee equates to the standalone selling price of the technologies underlying each option and consequently, the transaction price of $10.0 million was not allocated to the Product Option' performance obligation.

b) Accrued Interest expense and liability related to sale of future royalties and milestones, net

The Group accounted for the Blackstone Collaboration Agreement ("Blackstone Collaboration Agreement Liability") and the BioNTech Obe-cel Product Revenue Interest, ("BioNTech Liability") as liabilities measured at amortized cost based on an effective interest rate determined at the outset of the arrangement. The Blackstone Collaboration Agreement Liability is measured based on the Group's current estimates of the timing and amount of expected future royalty and milestone payments to be paid and the Blackstone Development Payments expected to be received over the estimated term of the agreement. Similarly, the BioNTech Liability is measured based on the Group's current estimates of the timing and amount of expected future royalty expected to be paid over the estimated term of the agreement. Milestone payments ("BioNTech Milestone Payments") pursuant to the BioNTech License and Option Agreement are payable upon BioNTech's election, and therefore have not been included in the determination of the effective interest rate or in the measurement of the liability.

The liabilities are amortized using the effective interest rate, resulting in recognition of interest expense over the estimated term of the agreement. Each reporting period the Group assesses the estimated probability, timing and amount of the future expected royalty, milestone payments, over the estimated term. If there are changes to the estimates, the Group recognize the impact to the liability's amortization schedule and the related interest expense using the catch-up method. The imputed rate of interest on the unamortized portion of the Blackstone Collaboration Agreement Liability was approximately 15.80% as of 31 December 2024 and 2023, respectively. The imputed rate of interest on the unamortized portion of the BioNTech Liability was approximately 28.70% as of 6 February 2024, the execution date of the BioNTech Agreements and 31 December 2024 respectively.

The Group's estimate of the probability, timing and amount of expected future royalties and milestones to be paid by the Group, considers significant unobservable inputs. These inputs include regulatory approval, the estimated patient population, estimated selling price, estimated sales volumes, estimated peak sales and sales ramp, timing of the expected launch and its impact on the royalties as well as the overall probability of success. One significant estimate used in the valuation models relate to patient numbers, a 5% change in patient numbers would result to a £5.6 million change in the liability. Additionally, the transaction costs associated with the liability will be amortized to interest expense over the estimated term of the agreements.

The carrying amount of the Blackstone Collaboration Agreement Liability and BioNTech Liability is based on the Group's estimate of the future royalties, milestones to be paid to Blackstone by the Group and the expected Blackstone Development Payment to be received over the life of the arrangement as discounted using the initial effective interest rate. On a quarterly basis, the Group assesses the amount and timing of expected royalty using a combination of internal projections and forecasts from external sources. The excess or deficit of estimated present value of future royalty, milestone payments and the future Blackstone Development Payment received over the carrying amount is recognized as a cumulative catch-up adjustment within interest expense, net measured using the original effective interest rate.

The Group will recognize the relevant portion of royalties or sales milestones due to Blackstone and BioNTech upon the commercialization of AUCATZYL or other products as a decrease to the applicable liabilities, with a corresponding reduction in cash.

During the year ended 31 December 2024, the Group recognised interest expense, including the cumulative catch-up adjustment, of £7,077,000 (2023: £36,228,000) arising from the liability related to future royalties and milestones, net which are included in the Finance expense line item per Note 6 *"Finance income and Finance expense"*. As at 31 December 2024, the Group recognised liabilities related to future royalties and milestones, net, of £197,926,000 (2023: £134,246,000) per Note 22 *"Liabilities related to future royalties and milestone, net"*.

c) Allocation of transaction price using the relative standalone selling price

Upfront payments are allocated between performance obligations using the Group's best estimate of the relative standalone selling price of the performance obligation. The relative standalone selling price is estimated by determining the market values of development and license obligations. As these inputs are not directly observable, the estimate is determined considering all reasonably available information including internal pricing objectives used in negotiating the contract, taking into account the different stage of development of each development program and consideration of adjusted-market data from comparable arrangements. Where performance obligations have been identified relating to material rights, the determination of the relative standalone selling price of these performance obligations also includes an assessment of the likelihood that the options will be exercised and any payments by the customer that are triggered upon exercising the right. This assessment involves significant judgment and could have a significant impact on the amount and timing of revenue recognition.

An assessment of the allocation of transaction price using the relative standalone selling price was required for the year ended 31 December 2024 and 2023 for the BioNTech License and Option Agreement, the Research, Option and License Agreement with Cabaletta and Research, Option and License Agreement with an investee of Syncona Portfolio Limited, respectively.

d) Share based payments

Assumptions used in the option pricing model which have the greatest impact on the fair value include the following:

- Expected volatility. The Company historically lacked company-specific historical and implied volatility information for the Company's ADSs for expected terms greater than 6.08 years. Up to 30 June 2024, the Company used a combination of the historical volatility of the ADSs and also the expected share volatility based on the historical volatility of publicly traded peer companies. From 1 July 2024, the Company used its own historical regarding the volatility of its own traded ADS price.
- Expected term. The expected term of the Group's share options has been determined utilizing the "simplified" method for awards that qualify as "plain-vanilla" options.
- Risk-free interest rate. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods that are approximately equal to the expected term of the award.
- Expected dividend. Expected dividend yield of zero is based on the fact that the Group has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future.
- Fair value of ordinary shares. The fair market value of the Company's ADSs underlying the share option is equal to the closing price of the ADSs on the Nasdaq Global Select Market on the date the grant is approved by the Compensation Committee or a delegate of the Compensation Committee.

Fair value sensitivity related to share-based payment expense

The significant unobservable inputs used in the fair value determination of equity awards at grant date, together with a quantitative sensitivity analysis as at 31 December 2024 are shown below:

As at 31 December 2024	Valuation technique	Significant unobservable inputs	Range	Sensitivity of the input to fair value
Share-based payment expense	Black Scholes option pricing model	Expected volatility	79.48% to 83.87%	5% increase (decrease) would result in an increase (decrease) in share-based payment expense between £544,000 to £600,000.
Share-based payment expense	Black Scholes option pricing model	Expected option life (years)	3.14 to 6.08	10% increase (decrease) would result in an increase (decrease) in share-based payment expense between £318,000 to £354,000.

The significant unobservable inputs used in the fair value determination of equity awards at grant date, together with a quantitative sensitivity analysis as at 31 December 2023 are shown below:

As at 31 December 2023	Valuation technique	Significant unobservable inputs	Range	Sensitivity of the input to fair value
Share-based payment expense	Black Scholes option pricing model	Expected volatility	78.73% to 84.79%	5% increase (decrease) would result in an increase (decrease) in share-based payment expense between £368,000 to £472,000.
Share-based payment expense	Black Scholes option pricing model	Expected option life (years)	5.27 to 6.08	10% increase (decrease) would result in an increase (decrease) in share-based payment expense between £350,000 to £426,000.

e) Accrued Research and Development Expenses

As part of the process of preparing the Group's consolidated financial statements, the Group is required to estimate accruals for research and development expenses. This process involves reviewing and identifying services which have been performed by third parties on our behalf and determining the value of these services. In addition, the Group make estimates of costs incurred to date but not yet invoiced, in relation to external clinical research organizations and clinical site costs. The Group analyse the progress of clinical trials, including levels of patient enrolment, invoices received and open contracted costs, reports when evaluating the adequacy of the accrued liabilities for research and development. The Group make judgments and estimates in determining the accrued balance in any accounting period. As at 31 December 2024, the Group recognised research and development accruals of £10,523,000 (2023: £15,573,000) which are included in the accruals line item per Note 21 "*Trade and other payables*".

f) Deferred Tax Assets

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The amount of deferred tax is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the balance sheet date. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Future realisation of the tax benefit of a deferred tax asset depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward period available under the tax law. The Group considers both positive and negative evidence regarding realisation of the deferred tax assets and the subjectivity of this evidence. This assessment includes estimating future taxable income, scheduling reversal as of temporary differences, evaluating expectations of future profitability, determining refund potential in the event of net operating loss carry backs, and evaluating potential tax-planning strategies.

The Group has generated losses in the United Kingdom since inception and is forecasted to generate tax losses for the next several years and therefore the deferred tax assets a rising in the United Kingdom are only recognised to the extent that reversing temporary taxable differences are available. No deferred tax assets are recognised on the Group's United Kingdom losses carried forward and other attributes because there is currently no indication that the Group will make sufficient profits to utilize these attributes.

The U.S. subsidiary has generated taxable income since the fiscal year ended 30 June 2014 due to a transfer pricing agreement between the Group's U.S. and U.K. operating subsidiaries and is forecast to generate taxable income in future periods. In determining whether the deferred tax asset is more-likely-than-not of being recognised, the Group has taken into account the recent history of taxable profits, the forecast of future taxable income, including whether future originating temporary deductible differences are likely to be realised, and the reversal of temporary taxable deductions. Several of the temporary deductible differences reverse over a long time period, such as those relating to share-based compensation expense, which the Group forecasts are likely to reverse over the next five years.

The Group's analysis is subject to estimates and judgments particularly relating to the timing of the reversal of temporary deductible differences for stock compensation expense and the availability of future taxable income beyond the next few years, which depend on the nature and extent of the work performed by the U.S. subsidiary. The deferred tax asset a rising in the United States is only considered more-likely-than-not of being realised to the extent that there are available reversing temporary taxable differences. As the Group believes that its cash and cash equivalents and financial assets at fair value through OCI (marketable securities) will be sufficient to fund our operations, based upon our currently anticipated research and development activities and planned capital spending, into late 2026, the Group considered the U.S. subsidiary's future taxable income over this period.

Based on this assessment, the Group determined that there is sufficient evidence of future taxable income that the U.S. subsidiary will generate each year such that it would be more-likely-than-not that the current deferred tax asset in the U.S. subsidiary may be utilised. Therefore, the Group concluded to recognise the deferred tax asset of the U.S. subsidiary of £1,223,000 (2023: £1,046,000).

4. Licence revenue

Revenue comprises of licence revenue only for the years ended 31 December 2024 and 2023, respectively.

a. Disaggregation of revenue

In the following table, licence revenue is disaggregated by primary geographical market and timing of revenue recognition:

For the year ended 31 December	2024 £'000	2023 £'000
Geographical markets		
United Kingdom	—	274
United States	—	1,104
Europe	7,981	—
Total licence revenue	**7,981**	**1,378**
Timing of revenue recognition		
Goods and services transferred at a point in time	7,981	1,378
Goods and services transferred over time	—	—
Total licence revenue	**7,981**	**1,378**

The Group does not have any contract assets / liabilities or contract costs relating to revenue contracts with its customers for the year ended 31 December 2024 and 2023, respectively.

License and Option Agreement with BioNTech

See Note 22 for a description of the BioNTech License and Option Agreement, under which the Group recognized licence revenue during the year ended 31 December 2024. For further details on the terms and accounting treatment considerations for the BioNTech Agreement, refer to following notes to these consolidated financial statements:

- Note 22, "*Liabilities Related to Future Royalties and Milestones, Net*"
- Note 27, "*Share Capital*"

Each of the elements under the BioNTech License and Option Agreement meet the definition of being distinct under IFRS 15 and each a single unit of account under IFRS 9. The BioNTech License and Option Agreement includes various embedded features, including the Binder License and related transfer of know-how, Technology Options, and Product Options, for free-standing financial instrument accounting in accordance with IFRS 9 - *Financial Instruments* ("IFRS 9") and IAS 32 - *Financial Instruments: Presentation* ("IAS 32"). Each embedded feature is assessed for derivative accounting in accordance with IFRS 9. The Group concluded the Binder License and related transfer of know-how, Technology Options, and Product Options do not meet the definition of a derivative under IFRS 9.

Binder License

The Group applied IFRS 15 to account for the Binder License and related know-how as functional intellectual property. The Binder License and related transfer of know-how were not distinct from one another and must be combined as a performance obligation, as BioNTech requires the know-how to derive benefit from the license. Based on these determinations, the Group identified one combined distinct performance obligation at the inception of the BioNTech License and Option Agreement.

The Group further determined the consideration received included in the transaction price at contract inception, is to be allocated to the one combined performance obligation. The Group determined that the performance obligation was recognized at a point-in-time, upon the delivery of the transfer of know-how and Binder License to BioNTech. The Group recognized total license revenue of $10.0 million (£8.0 million), related to the BioNTech License and Option Agreement during the year ended 31 December 2024.

The Group is eligible to receive milestone payments of up to $32.0 million in the aggregate upon the achievement of specified clinical development and regulatory milestones for each Binder Licensed Product that achieves such milestones. The Group is also eligible to receive a low single-digit royalty on net sales of Binder Licensed Products, subject to customary reductions, which are subject to specified limits. The royalty will be increased if BioNTech, its affiliates or sublicensees commercialize a Binder Licensed Product in an indication and country in which the Group or its affiliates or licensees also commercializes a product containing the same binders. Under the BioNTech License and Option Agreement, BioNTech is solely responsible for, and has sole decision-making authority with respect to, at its own expense, the exploitation of Binder Licensed Products. Milestone payments and royalty payments are regarded as variable consideration and will be evaluated under the most likely amount method. Milestone payments and royalty payments were not included in the transaction price, as this variable consideration was fully constrained as of 31 December 2024.

Technology Options

The Group applied IFRS 15, considering particularly the accounting guidance related to any options granted to customers to purchase additional goods or services at a future date as this could provide a material right to the customer. A material right is a promise embedded in a current contract that should be accounted for as a separate performance obligation. The Group determined the Technology Options were not offered at a significant and incremental discount to their standalone selling price. Accordingly, the Technology Options granted to BioNTech do not represent a material right and, therefore, were not a performance obligation at the outset of the arrangement. The Technology Option exercise fee equates to the standalone selling price of the technologies underlying each option and consequently, the transaction price of $10.0 million was not allocated to the Technology Options' performance obligation. No Technology Options were exercised during the year ended 31 December 2024.

Product Options

The Product Options, unlike the Technology Options, are 1) still subject to negotiation as to the specific activities to be performed by each party, which will be determined and agreed before the Product Options can be exercised, and 2) have not been exercised upon signature of the BioNTech License and Option Agreement. Given that both AUTO1/22 and AUTO6NG are in early stages of development, the Group conclude that there is one performance obligation for each Product Option, the combined sale of the licence and development service, because this is early stage IP and the R&D services are expected to involve significant further development of the drug that could only (or is best) be performed by Autolus. The Product Option exercise fee equates to the standalone selling price of the technologies underlying each option and consequently, the transaction price of $10.0 million was not allocated to the Product Option' performance obligation. No Product Options were exercised during the year ended 31 December 2024. Once a Product Option has been exercised, a further accounting treatment assessment is required to determine who has control rights over the exercised product and whether the subsequent accounting for the product should be accounted for under IFRS 11 - *Joint Arrangements.*

The variable consideration for the Product Option milestone payments are not included in the transaction price at inception, based on the application of the variable consideration constraint under IFRS 15. The performance obligation transfers to BioNTech over time as the Group's research and development services create and enhance the IP. When the Product Option milestone payments are added to the transaction price, a cumulative catch-up adjustment will be required in the period in which the transaction price is adjusted. To the extent the services are complete when the milestone consideration becomes highly probable that a significant reversal in revenue will not occur when uncertainty is resolved, the Product Option milestone payments are recognised in license revenue immediately. At each reporting date, the Group is require to consider whether or not the variable consideration for the Product Option milestone payments are included in the transaction price. The Product Option milestone consideration is estimated using the most likely amount method and included in the transaction price once it is highly probable that it will not reverse.

Research, Option and Licence Agreement with Cabaletta:

On 9 January 2023, the Group entered into an Option and Licence Agreement (the "Cabaletta Agreement") with Cabaletta Bio Inc. ("Cabaletta"), pursuant to which the Group granted to Cabaletta a non-exclusive licence to research, develop, manufacture, have manufactured, use, and commercialize products incorporating the Group's safety switch technology (the "RQR8 technology"). The Group further granted to Cabaletta the option to expand the rights and licences granted under the Cabaletta Agreement to include the research, development, manufacture, use, or commercialization of licenced products up to a predetermined number of target options upon payment of an option exercise fee.

The Group determined that the granting of the research licence and the initial transfer of know-how were not distinct from one another, were deemed functional intellectual property and therefore must be combined as a performance obligation, as Cabaletta requires the know-how to derive benefit from the licence. Based on these determinations, the Group identified one distinct performance obligation at the inception of the contract. The Group determined that the performance obligation was recognised at a point-in-time, upon the delivery of the transfer of know-how and non-exclusive licence to Cabaletta. The Group therefore recognised total licence revenue of £981,000 ($1,200,000) related to the Cabaletta Agreement for the year ended 31 December 2023. The Group did not recognise any licence revenue related to this transaction during the year ended 31 December 2024.

The Group may receive further payments upon the exercise of the options for licenced targets, the achievement of certain development and sales milestones, as well as royalty payments based on net sales of each product covered by the licenced intellectual property.

Research, Option and Licence Agreement with an Investee of Syncona Portfolio Limited

The Group entered into a licence agreement with an investee of Syncona Portfolio Limited on 2 September 2020 relating to the Group's RQR8 technology. The terms of the agreement include a non-refundable licence fee, payments based upon achievement of clinical development and regulatory objectives, sales milestones payments and royalties on product sales. Upon execution of the licence agreement, the transaction price included only the £187,000 ($250,000) non-refundable licence fee payable to the Group. The Group identified one distinct performance obligation at the inception of the contract. The Group determined that the performance obligation was recognised at a point-in-time, upon the delivery of the transfer of know-how and non-

During the year ended 31 December 2023, the Group received variable consideration arising from the achievement of a development milestone amounting to £274,000 ($350,000). The Group did not recognise any licence revenue related to this transaction during the year ended 31 December 2024.

5. Operating loss

The following items have been included in operating loss:

For the year ended 31 December	2024 £'000	2023 £'000
Depreciation of property and equipment	5,911	5,291
Amortisation of intangible assets	202	—
Share-based payment expense	11,922	9,334
Sublease rental income	(194)	(194)
Loss on disposal of property and equipment	171	3,295
Impairment of operating lease right-of-use assets	429	120

6. Finance income and Finance expense

Finance income includes the following:

For the year ended 31 December	2024 £'000	2023 £'000
Fair value adjustment on warrant derivative liability	7,695	—
Interest income / dividends from cash and cash equivalents	22,983	10,859
Accretion of financial assets at fair value through OCI	977	—
Money market fund gains and losses	1,370	—
Net foreign exchange gain	—	2,164
Total finance income	**33,025**	**13,023**

Finance expense includes the following:

For the year ended 31 December	2024 £'000	2023 £'000
Net foreign exchange loss	598	—
Interest expense on liabilities related to future royalties and milestones, net	30,908	16,001
Cumulative catch-up adjustment on liabilities related to sale of future royalties and milestones, net	(23,831)	20,227
Fair value adjustment on warrant derivative liability	—	6,765
Interest expense arising on lease liabilities	3,085	2,612
Other interest cost	363	81
Total finance expense	**11,123**	**45,686**

7. Auditor's remuneration

During the year the Group obtained the following services from the auditor and its associates:

For the year ended 31 December	2024 £'000	2023 £'000
Audit of group accounts	971	631
Audit of subsidiary accounts	116	110
Audit-related assurance services	545	312
Total auditor's remuneration	**1,632**	**1,053**

8. Employees and Directors

The average monthly number of persons (including executive directors) employed by the Group during the year was:

For the year ended 31 December	2024	2023
Office and management	160	74
Research and development (including manufacturing)	410	367
Total average monthly number of persons	**570**	**441**

Employee benefit expenses (including the directors) comprise:

For the year ended 31 December	2024 £'000	2023 £'000
Included in cost of sales:		
Salaries	3,680	—
Social security costs	399	—
Pension contributions	147	—
Share based payment	136	—
Other benefits	248	—
	4,610	**—**
Included in research and development expenses:		
Salaries	38,676	35,049
Social security costs	4,284	3,903
Pension contributions	1,768	1,518
Share based payment	4,421	5,771
Other benefits	1,330	2,102
	50,479	**48,343**

	2024	2023
For the year ended 31 December	**£'000**	**£'000**
Included in general and administrative expenses:		
Salaries	25,258	12,151
Social security costs	2,084	1,109
Pension contributions	949	440
Share based payment	7,364	3,563
Other benefits	866	430
	36,521	**17,693**
Total employee benefits expense	**91,610**	**66,036**

Other benefits include medical insurance, childcare vouchers, car allowances, RSU income and other benefits.

The Group contributes to defined contribution pension schemes for its executive management team and employees. During the year ended 31 December 2024, defined pension schemes contributions of £2,864,000 (2023: £1,958,000) had been paid or were payable.

The details of directors who received emoluments from the Group are shown in the table below:

	2024	2023
For the year ended 31 December	**£'000**	**£'000**
Salaries and fees	930	806
Bonus	307	363
Other Benefits	31	78
Total directors' emoluments	**1,268**	**1,247**

The directors have not exercised any share options during the year ended 31 December 2024 (2023: Nil). However, during the year ended 31 December 2024, a director exercised share options of 72,498 after his resignation as a director on 31 December 2023.

The highest paid director is the Group's executive director, Dr Christian Itin. Further details of the Directors' remuneration and Directors' options are contained in the Directors' Remuneration Report.

Compensation of key management personnel of the Group

Key management includes the Board of Directors (executive and non-executive), and the executive management team. The compensation paid or payable to key management is set out below.

	2024	2023
For the year ended 31 December	**£'000**	**£'000**
Short-term benefits	5,618	5,280
Post-employment benefits	144	91
Other benefits	3,006	1,216
IFRS 2 Share based payment charge	7,213	5,556
Total compensation paid to key management personnel	**15,981**	**12,143**

There are no directors for whom retirement benefits are accruing under defined contribution schemes (2023: Nil). There were seven key management personnel (2023: one key management personnel) for whom retirement benefits, amounting to £8,080 are accruing under defined contribution schemes (2023: 871).

The Company has not issued any ADSs, representing ordinary shares, to directors during the year ended 31 December 2024. The Company issued 321,719 ADSs, representing 321,719 ordinary shares, to key management personnel during the year ended 31 December 2023 primarily relating to RSUs which vested in December 2022.

The aggregated number of share options and restricted stock unit awards granted to key management personnel under 2018 Plan during the year ended 31 December 2024 and 2023, respectively, including grant date, number of awards, type of award and exercise price as follows:

	2024				2023			
	Date of grant	Type of award granted	Number of awards granted	Exercise Price	Date of grant	Type of award granted	Number of awards granted	Exercise Price
Board of Directors	09/01/2024	Options	80,000	£ 6.84	06/03/2023	Options	500,000	£ 1.91
	01/04/2024	Options	200,000	£ 5.68	30/06/2023	Options	945,000	£ 2.38
	28/06/2024	Options	880,000	£ 3.48	12/10/2023	Options	500,000	£ 2.31
					20/12/2023	Options	80,000	£ 5.50
			1,160,000				**2,025,000**	
Executive management team	23/02/2024	Options	400,000	£ 6.11	06/03/2023	Options	1,385,100	£ 1.91
	26/06/2024	Options	450,000	£ 3.36	30/05/2023	Options	45,000	£ 3.21
	30/09/2024	Options	800,000	£ 3.63	01/07/2023	Restricted stock units	12,000	£ —
					17/07/2023	Options	500,000	£ 2.50
					12/10/2023	Options	2,000,000	£ —
			1,650,000				**3,942,100**	

9. Share based payment

Employee Share Plans

In February 2017, the Group's Board of Directors adopted the 2017 Share Option Plan, or the "2017 Plan". The 2017 Plan was set to expire on 21 February 2027. The 2017 Plan provided for the grant of potentially tax-favoured Enterprise Management Incentives, or EMI, share options to the Group's UK employees and for the grant of share options to its U.S. employees. All awards are equity settled.

In June 2018, as part of the Group's reorganisation and IPO, the Group's Board and shareholders approved the 2018 Equity Incentive Plan, or the "2018 Plan". The initial maximum number of ordinary shares that may be issued under the 2018 Plan was 3,281,622. This number consists of 3,025,548 new ordinary shares and 256,074 ordinary shares that would have otherwise remained available for future grants under the 2017 Plan.

The number of ordinary shares reserved for issuance under the 2018 Plan will automatically increase on October 1st of each year, for a period of not more than ten years, commencing on 1 October 2018 and ending on (and including) 1 October 2027, by an amount equal to the lesser of (i) 4% of the total number of ordinary shares outstanding on September 30th of the same calendar year or (ii) such fewer number of ordinary shares as the Board may designate prior to the applicable October 1st date. Shares issued under the 2018 Plan may be authorised but unissued shares, shares purchased on the open market, treasury shares or ADSs.

The updated maximum number of ordinary shares that may be issued under the 2018 Plan is 32,943,013 as of 31 December 2024. The total shares issued under the 2018 Plan may be authorized but unissued shares, shares purchased on the open market, treasury shares or ADSs. As of 31 December 2024, 11,464,845 ordinary shares were available for future grant. The total shares issued under the 2018 Plan may be authorized but unissued shares, shares purchased on the open market, treasury shares or ADSs.

Share options granted under the 2018 Plan and 2017 Plan, as well as restricted shares and restricted share units granted as employee incentives, typically vest over a four-year service period with 25% of the award vesting on the first anniversary of the commencement date and the balance vesting monthly over the remaining three years, unless the award contains specific performance vesting provisions. Share options granted under the 2018 Plan and 2017 Plan generally expire ten years from the date of grant. For certain senior members of management and directors, the Board has approved an alternative vesting schedule.

Share Option Valuation

The assumptions (refer to Note 3(d)) used in the Black-Scholes option pricing model to determine the fair value of the share options granted to employees and directors during the year ended 31 December 2024 and 2023, respectively, were as follows:

For the year ended 31 December	2024	2023
Expected option life (years)	3.14 to 6.08	5.19 to 6.08
Risk-free interest rate	3.56% to 4.86%	3.37% to 4.86%
Expected volatility	79.48% to 83.87%	83.25% to 85.51%
Expected dividend yield	0.00%	0.00%

Share Options

The table below summarises the share option activity for the years ended 31 December 2024 and 2023, respectively:

	Number of share options	Weighted average Exercise Price (£)	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (in £000's)
Outstanding at 31 December 2022	**10,310,800**	**7.19**	**8.18**	**77**
Granted	8,783,330	1.85	—	29,285
Exercised	(10,107)	2.16	—	9
Forfeited	(487,607)	3.30	—	968
Expired	(640,031)	10.94	—	73
Outstanding at 31 December 2023	**17,956,385**	**4.53**	**8.35**	**39,384**
Granted	4,283,550	3.20	—	49
Exercised	(216,835)	2.18	—	377
Forfeited	(962,370)	2.57	—	88
Expired	(306,414)	6.69	—	5
Outstanding at 31 December 2024	**20,754,316**	**4.23**	**7.78**	**1,202**
Exercisable at 31 December 2024	**11,050,183**	**5.74**	**6.91**	**554**

The range of exercise prices for share options outstanding at 31 December 2024 was £0.0001 to £30.43.

The aggregate intrinsic value of share options is calculated as the difference between the exercise price of the share options and the fair value of the Company's underlying ordinary shares for those share options that had exercise prices lower than the fair value of the Company's underlying ordinary shares. The total intrinsic value of options exercised during the year ended 31 December 2024 was £377,000 (2023: £9,000).

The weighted average grant-date fair value of share options granted during the year ended 31 December 2024 was £2.32 per share option (2023: £1.36 per share option). The weighted average share price for share options exercised during the year ended 31 December 2024 was £3.93 (2023: £2.87). During the year ended 31 December 2024, 509,742 share options granted during the year vested (2023: 472,978).

As of 31 December 2024, the total unrecognised share based compensation expense related to unvested share options without performance conditions was £9,692,000, which the Company expects to recognize over a weighted average vesting period of 2.95 years (2023: 3.21 years).

Performance-based share options

The Company did not grant share options with performance conditions during the year ended 31 December 2024. During the year ended 31 December 2024 15,000 performance-based share options were forfeited or expired. In addition, during the year ended 31 December 2024, 573,850 performance-based share options vested upon the achievement of the relevant regulatory milestone.

During the year ended 31 December 2023, the Company granted 107,600 share options with a specified regulatory performance condition. No performance-based share options were forfeited during the year ended 31 December 2023. In addition, during the year ended 31 December 2023, 478,750 performance-based share options vested upon the achievement of the relevant regulatory milestone.

As of 31 December 2024 and 2023, all the performance conditions related to these performance-based share options were met. As a result, £2,282,000 share-based compensation expense was recognized for the years ended 31 December 2024 (2023: £1,022,000).

Restricted Stock Units

A restricted stock unit ("RSU") award represents the right to receive one of the Company's ADSs upon vesting of the RSU award. The fair value of each RSU award is based on the closing price of the Company's ADSs on the date of grant. In March 2021, the Company awarded RSU awards with service conditions that vest over a four-year service period with 25% on the first anniversary of the grant date, and the balance vesting quarterly over the remaining three-years. In July 2021, the Company awarded RSU awards with service conditions that vest over a two-year period, with 100% of the award vesting on the second anniversary of the grant date.

In July 2023, the Company granted 90,000 RSU awards with a performance condition related to a specified regulatory milestone. These performance-based RSU awards vest upon achievement of the related performance condition.

The following is a summary of RSU award activity under the 2018 Plan for the years ended 31 December 2024 and 2023, respectively:

	Number of Restricted Units	Weighted average grant date fair value £
Unvested and outstanding at 31 December 2022	**403,331**	**2.83**
Granted	90,000	2.04
Vested	(351,427)	2.69
Cancelled or forfeited	(25,468)	2.13
Unvested and outstanding at 31 December 2023	**116,436**	**2.76**
Vested	(82,848)	2.41
Cancelled or forfeited	(1,176)	4.85
Unvested and outstanding at 31 December 2024	**32,412**	**3.30**

As of 31 December 2024 and 2023, respectively, the total unrecognised compensation expense related to unvested RSUs without performance conditions was £25,000 (2023: £102,000), which the Company expects to recognize over a weighted average vesting period of 1.25 years (2023: 1.69 years).

Performance-based restricted stock units

During the year ended 31 December 2024, the Company did not grant RSU awards with performance conditions.

During the year ended 31 December 2023, the Company granted 90,000 RSU awards with performance condition related to a specified regulatory milestone. These performance-based RSU awards also vested during the year upon the achievement of the relevant regulatory milestone. This resulted in the recognition £184,000 share-based compensation expense during the year ended 31 December 2023.

As of 31 December 2024 there was no unrecognized share-based compensation expense relating to performance based RSU awards.

The Company has not granted any RSU awards from 31 December 2024 to the date of authorisation of these consolidated financial statements.

Share-based compensation expense recorded as cost of sales, research and development expenses and selling, general and administrative expenses is as follows (in thousands):

For the year ended 31 December	2024 £'000	2023 £'000
Cost of sales	137	—
Research and development expenses, net	4,421	5,771
Selling, general and administrative expenses	7,364	3,563
Total share-based compensation expense	**11,922**	**9,334**

10. Tax

For the year ended 31 December	2024 £'000	2023 £'000
Current year	(9,459)	(14,583)
Adjustments in respect of prior years	(3,106)	(538)
Deferred tax (credit) charge	(178)	(692)
Total income tax benefit	**(12,743)**	**(15,813)**

Included in the deferred tax (credit) charge above is a deferred tax expense charge relating to changes in tax rates of nil (2023: £22,260 deferred tax charge).

The charge for the year can be reconciled to the profit in the income statement as follows:

For the year ended 31 December	2024 £'000	2023 £'000
Loss before tax on continuing operations	(173,778)	(191,777)
Tax at the UK corporation tax rate of 25% (2022: 23.5%)	(43,445)	(45,068)
Tax effect of expenses that are not deductible in determining taxable profit	17,014	25,148
R&D tax credits	(12,638)	(15,089)
Adjustments in respect of prior years	(3,106)	(527)
Operating losses	(3)	—
Movement in unrecognised deferred tax assets	28,822	18,959
Other, net	688	787
Foreign rate differential	(75)	(23)
Total income tax benefit	**(12,743)**	**(15,813)**

At the balance sheet date, the Group has unused tax losses, after accounting for tax credits receivable, of £427,217,000 (2023: £328,458,000) available for offset against future profits. No deferred tax asset has been recognised in either year in respect of these losses or any other deferred tax assets arising from temporary differences, as it is not considered probable that there will be future taxable profits available. These losses may be carried forward indefinitely.

Deferred tax asset / (liability)	Recognised 2024 £'000	Recognised 2023 £'000	Unrecognised 2024 £'000	Unrecognised 2023 £'000
Losses	—	—	108,821	82,114
Fixed assets	(43)	(38)	4,087	5,264
Other	1,266	1,084	(678)	936
Total	**1,223**	**1,046**	**112,230**	**88,314**

The UK's government announced and enacted an increase in the corporation tax rate from 19% to 25% effective from 1 April 2023. UK Deferred tax assets have been provided for in full.

The R&D SME regime has been particularly beneficial to the Group, as under such program the trading losses that arise from the Group's qualifying R&D activities can be surrendered for a cash rebate at 14.5%.Qualifying expenditures largely comprise of employment costs for research staff, consumables, outsourced contract research organization costs and utilities costs incurred as part of research projects for which the Company does not receive income. A large proportion of costs in relation to the Company's pipeline research, clinical trials management and manufacturing development activities, all of which are being carried out by its wholly owned subsidiary Autolus Limited, are eligible for inclusion within these tax credit cash rebate claims.

With effect from 2025, the Group will be eligible to make claims under the new Merged RDEC scheme. A net benefit of 15% on qualifying expenditure can be achieved under this regime.

Uncertain tax position

The assessment of uncertain tax positions is subjective and significant management judgement is required. This judgement is based on current interpretation of legislation, management experience and professional advice. Until matters are finally concluded it is possible that amounts ultimately paid will be different from the amounts provided.

SME R&D tax credit

For the year ended 31 December 2024, the Group recognised an uncertain tax position of £4,220,000 relating the Group's United Kingdom SME R&D tax credit for the year ended 31 December 2023. The Group's wholly owned subsidiary, Autolus Limited, met the conditions of the United Kingdom R&D intensive scheme, and therefore submitted its corporate tax return for the year ended 31 December 2023 on this basis. The United Kingdom tax authority (His Majesty Revenue and Customs ("HMRC") based on their non-statutory guidance, included some expenditure in the calculation of whether a company meets the R&D intensive scheme, which is in conflict with the criteria in the tax legislation. The position is uncertain and the legislation is currently untested in the United Kingdom courts. The uncertain tax position was measured using the most likely outcome approach.

11. Basic and diluted loss per share

Basic and diluted net loss for the year per share attributable to ordinary equity holders of the parent is determined by dividing the loss for the year by the weighted average number of ordinary shares outstanding during the year. For all periods presented, the outstanding but unvested restricted shares, share options and warrants have been excluded from the calculation, as their effects would be anti-dilutive. Therefore, the weighted average number of ordinary shares outstanding used to calculate both basic and diluted loss per share are the same for all periods presented.

Basic and diluted net loss for the year per share attributable to ordinary equity holders of the parent was calculated as follows (in thousands, except share and per share amounts):

As at 31 December	2024 £'000	2023 £'000
Loss for the year - basic and diluted	**(161,035)**	**(175,964)**

As at 31 December	2024	2023
Weighted average number ordinary shares		
Issued ordinary shares at 01 January	174,101,361	173,074,510
Effect of shares issued in February 2024 underwritten offering	51,479,966	—
Effect of shares issued in February 2024 arising from BioNTech Securities Purchase Agreement	29,326,047	—
Effect of share options exercised	137,814	1,664
Effect of restrictive stock units vesting	115,850	863,169
Effect of restricted ordinary share releases	—	2,583
Weighted average number ordinary shares as at 31 December	**255,161,038**	**173,941,926**
Basic and diluted net loss for the year attributable to ordinary equity holders of the parent	**(0.63)**	**(1.01)**

The following potentially dilutive ordinary shares have been excluded from the calculation of diluted net loss per share due to their anti-dilutive effect:

As at 31 December	2024	2023
Unvested restricted stock units (Refer to Note 9)	32,412	116,436
Share options (Refer to Note 9)	20,754,316	17,956,385
Warrants (Refer to Note 23)	3,265,306	3,265,306
Total potentially anti-dilutive ordinary shares	**24,052,034**	**21,338,127**

Since the year ended 31 December 2024, the Group has granted 10,504,647 share options up to the date of authorisation of these consolidated financial statements.

12. Segmental reporting

A segment is a distinguishable component of the Group that is engaged in either providing related products or services which is subject to risks and rewards that are different from those of other segments. The Board reviews the Group's internal reporting in order to assess performance and allocate resources. Management has determined there is one operating segment based on these reports.

Geographical split of non-current operating assets

Non-current operating assets includes the following:

For the year ended 31 December	2024 £'000	2023 £'000
United Kingdom	100,563	81,735
United States of America	671	1,139
Total finance income	**101,234**	**82,874**

Non-current assets for this purpose consist of property and equipment, right-of-use assets and intangible assets.

13. Property and equipment

£ 000	Office equipment	Laboratory equipment	Furniture and fittings	Leasehold improvements	Assets under construction	Total
Cost						
As at 31 December 2022	**2,942**	**25,858**	**1,009**	**9,671**	**10,893**	**50,373**
Additions	431	392	2	182	5,855	6,862
Disposals	(992)	(4,495)	—	(1,676)	—	(7,163)
Transfers	583	3,650	843	1,824	(6,900)	—
Effects of exchange rate differences	(13)	(35)	—	—	—	(48)
As at 31 December 2023	**2,951**	**25,370**	**1,854**	**10,001**	**9,848**	**50,024**
Additions	1,512	817	84	37	15,773	18,223
Disposals	(253)	(834)	—	—	—	(1,087)
Transfers	806	7,923	—	1,226	(9,955)	—
Effects of exchange rate differences	14	—	—	—	—	14
As at 31 December 2024	**5,030**	**33,276**	**1,938**	**11,264**	**15,666**	**67,174**
Accumulated depreciation and impairment losses						
As at 31 December 2022	**2,265**	**14,493**	**884**	**3,581**	**—**	**21,223**
Depreciation expense for the year	501	3,452	173	1,165	—	5,291
Disposals	(992)	(1,802)	—	(1,057)	—	(3,851)
Effects of exchange rate differences	(35)	(16)	—	—	—	(51)
As at 31 December 2023	**1,739**	**16,127**	**1,057**	**3,689**	**—**	**22,612**
Depreciation expense for the year	797	3,920	157	1,037	—	5,911
Disposals	(253)	(655)	—	—	—	(908)
As at 31 December 2024	**2,283**	**19,392**	**1,214**	**4,726**	**—**	**27,615**
Carrying amount						
As at 31 December 2023	**1,212**	**9,243**	**797**	**6,312**	**9,848**	**27,412**
As at 31 December 2024	**2,747**	**13,884**	**724**	**6,538**	**15,666**	**39,559**

The depreciation expenses of £5,911,000 (2023: £5,291,000) have been recognised as £332,267 (2023: £371,000) general and administrative expense, £4,981,538 (2023: £4,920,000) as research and development expenses and £597,151 (2023: nil) as cost of sales.

14. Intangible assets

£ 000	Patents & Licences	Software	Total
Cost			
As at 31 December 2022	**9,455**	**213**	**9,668**
Additions	324	—	324
Disposals	—	(213)	(213)
As at 31 December 2023	**9,779**	**—**	**9,779**
Additions	10,064	—	10,064
As at 31 December 2024	**19,843**	**—**	**19,843**
Accumulated amortisation			
As at 31 December 2022	**—**	**213**	**213**
Disposals	—	(213)	(213)
As at 31 December 2023	**—**	**—**	**—**
Amortisation charge for the year	202	—	202
Disposals	—	—	—
As at 31 December 2024	**202**	**—**	**202**
Carrying amount			
As at 31 December 2023	**9,779**	**—**	**9,779**
As at 31 December 2024	**19,641**	**—**	**19,641**

On 8 November 2024 the Group was notified by the FDA that its BLA was approved, allowing for the marketing of AUCATZYL (obecabtagene autoleucel, also known as obe-cel) in the United States for the treatment of adult patients (18 years and older) with r/r B-ALL. During the year ended 31 December 2024 the Company recognized a license milestone payment of £10,000,000 as an intangible asset due to the technology having alternative future use in research and development projects at the time of the payment. As a result, an amortisation charge of £202,000 (based on the estimated patent expiry period of 11 years)on licenses and patents relating relating intellectual property relating to AUCATZYL for the treatment of r/r B-ALL in adults patients was recognised in Cost of Sales during the year ended 31 December 2024.

15. Right-of-use assets and lease liabilities

Group as a lessee

In September 2017, the Group executed an arrangement with Cell Therapy Catapult Limited to lease a manufacturing suite at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom for a term through May 2021, at which time the Group had the option to renew or terminate the lease. In December 2018, the Group executed an additional lease arrangement for additional manufacturing space for a term through September 2023, at which time the Group has the option to renew or terminate the lease. In addition, in May 2020, the Group executed an arrangement with Cell Therapy Catapult Limited to lease a manufacturing suite at the Cell and Gene Therapy Catapult manufacturing centre in Stevenage, United Kingdom for a term through April 2024.

In July 2022, the Group and Cell Therapy Catapult Limited mutually agreed: (i) to extend the lease term of a manufacturing suite leased by the Group from April 2024 to February 2025, and (ii) to reduce the lease term of a different manufacturing suite leased by the Group from July 2024 to June 2023.

In March 2023, the Group and Cell Therapy Catapult Limited mutually agreed: (i) to terminate the lease relating to the leased manufacturing suite which originally had a lease term until February 2025, ii) extended the lease term of one of the manufacturing suites from June 2023 to August 2024, and iii) extended the lease term of a different manufacturing suite leased by the Group from September 2023 to August 2024. During the year ended 31 December 2023, the Group recognised a loss on disposal on leasehold improvements of £3,121,000 and a loss on termination of an operating lease of £65,000 arising from the manufacturing suite terminated and exited on 31 March 2023. In August 2024, the lease term for one of the manufacturing suites ended and the Group exited the suite. In September 2024, the Group extended the lease term for the remaining manufacturing suite from August 2024 to December 2026.

In October 2018, the Group executed an agreement to sublease office space in Rockville, Maryland, United States for a term through October 2021. In February 2020 and immediately entered into a five-year lease for office space in Rockville, Maryland, United States.

In January 2019, the Group executed a lease agreement with Whitewood Media Village GP Limited and Whitewood Media Village Nominee Limited to lease the fifth floor of MediaWorks including laboratory space. The Group has the option to terminate the lease in November 2026. In August 2021, MediaWorks became the Group's main corporate headquarters. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease's right-of-use asset or lease liability. The lease agreement includes an option to lease additional space. The lease term is nine years and eleven-months with an eighteen-month rent free period at the beginning of the lease term.

In February 2019, the Group agreed to enter into a fifteen year lease for space for two manufacturing units located in Enfield, United Kingdom. The leases commenced in February 2019, with the option to terminate the lease in February 2029. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease's right-of-use asset or lease liability. In March 2021, one of the units was split in two separate units with one unit surrendered back to the landlord. The Group has no further obligations for the surrendered unit and the right of use asset and lease liability which were recorded for this unit have been written off during the year ended 31 December 2021.

In February 2019, the Group agreed to enter into a fifteen-year lease for manufacturing space units located in Enfield, United Kingdom, provided that the landlord completed the required leasehold improvements described in the agreement. The Group executed these lease agreements for 3 manufacturing space units, each for fifteen-year lease terms upon such completion. The leases commenced in February 2019, with the option to terminate the lease in February 2029. In addition to base rent, the Group is obligated to pay its proportionate share of building operating expenses and real estate taxes in excess of base year amounts. These costs are considered to be variable lease payments and are not included in the determination of the lease's right-of-use asset or lease liability. In March 2021, one of the units was split in two separate units and the Group surrendered one of those units back to the landlord. The Group has no further obligations for the surrendered unit and the right of use asset and lease liability which were recorded for this unit were written off during the year ended December 31, 2021. In October 2021, the Group subleased two of the three remaining units to third parties with lease terms ending in February 2029 and October 2026, respectively. The Group completed an asset impairment analysis of the right-of-use lease concluding the undiscounted cash flows exceeded the carrying value as of 31 December 2024 which resulted the recognition of a £429,000 impairment of operating lease right-of-use assets and related property and equipment.

In September 2021, the Group also entered into a lease agreement for 2,762 square feet of laboratory and office space in Gaithersburg, Maryland, with a term until March 2024. In September 2023, the Group extended the original lease term to March 2027.

On 19 September 2023, the Group entered into a 20-year lease agreement with the landlord for The Nucleus, a new 70,000 square foot commercial manufacturing facility in Stevenage, United Kingdom. The Group made fit-out costs in other areas of the building which may be required to be removed at the end of the lease term. On 10 September 2024, the Group completed a variation of the lease for the manufacturing facility, related to additional works at the site. The landlord will provide funding for certain specified improvements to the facility (the "Works"), which the Group commits to undertake on a mutually agreed schedule. Funding received for the Works done are deemed lease incentives in accordance to IFRS 16. Once the Works are complete, the rental payments under the lease will be increased according to a specified formula for the remainder of the lease term. The deed of variation does not affect the lease term, which continues to run for 20 years from 19 September 2023.

Below are the carrying amounts of right-of-use assets recognised and the movements during the years ended 31 December 2024 and 2023, respectively:

	Property and Machinery	Other Equipment	Total
	£'000	£'000	£'000
As at 31 December 2022	**17,517**	**111**	**17,628**
Lease additions	31,792	122	31,914
Lease terminations	(844)	—	(844)
Amortisation expense of right-of-use assets	(3,928)	(86)	(4,014)
Modification of lease term	1,180	—	1,180
Impairment loss	(120)	—	(120)
Effect of foreign currency gains / (losses)	(61)	—	(61)
As at 31 December 2023	**45,536**	**147**	**45,683**
Lease additions	644	43	687
Lease terminations	(703)	—	(703)
Amortisation expense of right-of-use assets	(4,265)	(75)	(4,340)
Modifications	1,134	—	1,134
Impairment loss	(429)	—	(429)
Effect of foreign currency gains / (losses)	2	—	2
As at 31 December 2024	**41,919**	**115**	**42,034**

Below are the carrying amounts of lease liabilities and movements during the years ended 31 December 2024 and 2023, respectively:

	£'000
As at 31 December 2022	**20,064**
Lease additions	27,356
Interest expense accretion	2,612
Lease payments	(8,910)
Lease termination	(369)
Modification of lease term	1,180
Effect of foreign currency gains / (losses)	(81)
As at 31 December 2023	**41,852**
Lease additions	687
Interest expense accretion	3,085
Lease payments	(3,554)
Lease termination	(593)
Modification of lease term	1,134
Effect of foreign currency gains / (losses)	2
As at 31 December 2024	**42,613**
Lease liability - current	**2,557**
Lease liability - non-current	**40,056**

The following are the amounts recognised in the consolidated income statement during the years ended 31 December 2024 and 2023, respectively:

For the year ended 31 December	2024 £'000	2023 £'000
Amortisation expense of right-of-use assets	4,340	4,014
Interest expense on lease liabilities	3,085	2,612
Expense relating to short-term leases	294	623
Total amount recognised in the consolidated income statement	**£ 7,719**	**£ 7,249**

Other information:

As at 31 December	2024	2023
Total cash outflows for leases (in £'000s)	3,554	8,910
Weighted-average remaining lease term	15.9 years	16.0 years
Weighted-average discount rate	8.15%	7.44%

The carrying value of the Group's lease obligations as at 31 December 2024 and 2023, respectively, approximates to their fair value. The Group's lease liabilities are secured by the related underlying assets.

The undiscounted maturity analysis of lease liabilities recognised at 31 December 2024 and 2023, respectively, is as follows:

As at 31 December	2024 £'000	2023 £'000
Within one year[(1)]	(1,540)	6,964
One to two years[(1)]	6,422	5,484
Two to three years	6,663	5,302
Three to four years	6,092	5,190
Four to five years	4,584	4,584
Greater than five years	62,390	44,141
Total undiscounted future minimum lease payments	**84,611**	**71,665**

(1) Includes lease incentives from The Nucleus lease variation for the year ended 31 December 2025 and 2026, respectively.

16. Prepaid expenses and other non-current assets

As at 31 December	2024 £'000	2023 £'000
Lease deposit	768	772
Prepayments	27	63
Total prepaid expenses and other non-current assets	**795**	**835**

17. Cash and cash equivalents

Cash and cash equivalents comprise of the following:

As of 31 December	2024 £'000	2023 £'000
Cash and bank balances	5,896	5,789
Money market funds	90,504	145,036
Other cash equivalents*	84,997	37,454
Total cash and cash equivalents	**181,397**	**188,279**

**Other cash equivalents include* commercial paper, United Kingdom government gilts, debt securities issued by foreign government, United States treasury bills and short term deposits with a weighted average maturity date of less than three months

18. Financial assets at fair value through OCI

Financial assets at fair value through other comprehensive comprise of the following:

As of 31 December	2024 £'000	2023 £'000
Commercial paper	16,866	—
Corporate debt securities	120,562	—
Debt Securities issued by Foreign Government	57,449	—
United Kingdom Government Gilts	55,281	—
United States Treasury Bills	37,552	—
Total financial assets at fair value through OCI	**287,710**	**—**

The aggregated net unrealised loss on financial assets at fair value through OCI in the amount of £0.2 million has been recognized in accumulated other comprehensive loss in the Group's consolidated balance sheet as of 31 December 2024.

At 31 December 2024, the Group held 63 financial assets at fair value through OCI out of its total investment portfolio that were in a continuous unrealized loss position. As of 31 December 2024, no allowance for expected credit losses has been recognized in relation to securities in an unrealized loss position. The related unrealized losses are not severe, have been for a short duration and are due to normal market, exchange rate fluctuations and all securities have an investment-grade credit rating. The Group neither intend to sell these investments nor conclude that the Group are more-likely-than-not that it will have to sell them before recovery of their carrying values. The Group also believe that it will be able to collect both principal and interest amounts due to the Group at maturity.

There were no amounts reclassified out of other comprehensive income (loss), net of tax during the year ended 31 December 2024.

19. Inventories, net

Inventories consisted of the following:

As at 31 December	2024 £'000	2023 £'000
Raw materials	3,599	—
Work in progress	13	—
Finished goods	112	—
Consumables	5,304	—
Total Inventories, net	**9,028**	**—**

There were no inventory write-downs recorded for the year ended 31 December 2024.

20. Prepaid expenses and other current assets

As at 31 December	2024 £'000	2023 £'000
Accrued interest income	2,047	785
Accounts receivable	12	86
Prepayments	12,135	6,786
VAT receivable	1,916	2,177
Tax prepayments	1,272	9
Research and development tax claim receivable	33,245	15,089
Lease deposit	742	737
Other receivables	394	348
Total prepaid expenses and other current assets	**51,763**	**26,017**

21. Trade and other payables

As at 31 December	2024 £'000	2023 £'000
Trade creditors	1,571	81
Accruals	38,324	30,857
Corporate tax	4,584	177
Other payables	37	20
Total trade and other payables	**44,516**	**31,135**

22. Liabilities Related to Future Royalties and Milestones, Net

Blackstone Agreements

On 6 November 2021, the Group concurrently entered into the following agreements with BXLS V - Autobahn L.P, ("Blackstone") collectively called the "Blackstone Agreements":

(i) Strategic Collaboration and Financing Agreement, (the "Blackstone Collaboration Agreement");

(ii) Securities Purchase Agreement (the "Blackstone Securities Purchase Agreement");

(iii) Warrant Agreement (the "Blackstone Warrant") - refer to Note 23, *"Warrant derivative liability*"; and

(iv) a Registration Rights Agreement (the "Blackstone Registration Rights Agreement").

The Blackstone Agreements were entered into and in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate.

Blackstone Collaboration Agreement

Pursuant to the Blackstone Collaboration Agreement, Blackstone agreed to pay the Company up to $150 million to support the continued development of obe-cel, as well as next generation product therapies of obe-cel in B-cell malignancies. These payments include (i) an upfront payment of £50 million and (ii) up to £100 million payable based on the achievement of certain specified clinical, manufacturing and regulatory milestones (each such payment, a "Blackstone Development Payment" and collectively, the "Blackstone Development Payments").

In November 2021, an upfront payment of $50 million (£37.1 million) was paid by Blackstone upon execution of the Blackstone Collaboration Agreement. In December 2022, two Blackstone Development Payments were paid by Blackstone of $35 million (£28.4 million) each as a result of (i) the joint steering committee's review of Autolus' interim analysis of pivotal FELIX Phase 2 clinical trial of obe-cel in relapsed/refractory ("r/r") adult Acute Lymphoblastic Leukaemia ("B-ALL") and (ii) achievement of a pre-agreed manufacturing milestone as a result of completion of planned activities demonstrating the performance and qualification of the Company's obe-cel's manufacturing process. In December 2024, the remaining $30 million (£23.7 million) Blackstone Development Payment was paid to the Group on the approval of

AUCATZYL by the FDA. The Company considers the achievement of the specified regulatory milestone as probable when actually achieved (i.e., when the contingency resolves).

In exchange for the Blackstone Development Payments, the Company agreed to make payments to Blackstone (the "Revenue Share Payments") equal to a mid-single digit royalty, subject to the Aggregate Cap (as defined in the Blackstone Collaboration Agreement) on payments under the Blackstone Collaboration Agreement, based on net sales anywhere in the world of (i) Collaboration Products in B-cell malignancies, (ii) subject to certain conditions set forth in the Blackstone Collaboration Agreement, its CD19 and CD22 CAR T cell investigational therapy product candidate known as AUTO3 in B-cell malignancies, and (iii) certain Collaboration Products to the extent developed or commercialized in indications other than a B-cell malignancy ("Obe-cel Franchise Products"). The Group is also obligated to make payments (the "Sales Milestone Payments"), subject to the Aggregate Cap, if certain cumulative net sales levels are achieved.

The Group, and all of its subsidiaries have provided, and all of its future subsidiaries will provide, a guaranty to Blackstone of its obligations under the Blackstone Collaboration Agreement. In addition, the Group has granted a security interest in Autolus Limited to Blackstone in (a) intellectual property that is necessary or useful for the development, manufacture, use, commercialisation, import, or export of Collaboration Products (the "Autolus IP Collateral"), (b) a segregated and blocked cash collateral account that will be established following regulatory approval of any Collaboration Product, solely for the purpose of receiving remittance of Revenue Share Payments and Sales Milestone Payments and disbursement thereof to Blackstone as provided in the Blackstone Collaboration Agreement, (c) a segregated cash collateral account established solely for the purpose of receiving Blackstone Development Payments and disbursing them for use by the Group in accordance with the terms of the Blackstone Collaboration Agreement, (d) all assets or property of the Group related to or arising from the Collaboration Products in any B-cell malignancy or the obe-cel Franchise Products in any indication other than a B-cell malignancy, and (e) all proceeds and products of each of the foregoing (collectively referred to as the "Collateral"). The security interest will be maintained until the earlier of (i) such time at which cumulative payments made by the Group under the Blackstone Collaboration Agreement equal $150.0 million and (ii) the first commercial sale in the United States of obe-cel or any other Lead Product (as defined in the Blackstone Collaboration Agreement) selected to replace obe-cel following a Program Failure (as defined in the Blackstone Collaboration Agreement) (such time, the "Release Time").

The Group, and all of its subsidiaries have provided, and all of its future subsidiaries will provide, a guaranty to Blackstone of its obligations under the Blackstone Collaboration Agreement. In addition, the Company granted a security interest in its subsidiary Autolus Limited to Blackstone in certain intellectual property and financial assets of the Company and its subsidiaries. The security interest terminated in January 2025 upon the first commercial sale of AUCATZYL in the U.S. (such time, the "Release Time").

The Blackstone Collaboration Agreement contains restrictive negative covenants that also expired upon the Release Time.

Termination of the Blackstone Collaboration Agreement by Blackstone due to certain breaches of the Blackstone Collaboration Agreement or other actions by the Company will require the Company to make liquidated damage payments to Blackstone in excess of the Blackstone Development Payments.

The imputed rate of interest on the unamortized portion of the Blackstone Collaboration Agreement Liability was approximately 15.80% as of 31 December 2024 and 2023, respectively.

BioNTech Agreements

On 6 February 2024 (the "Execution Date"), the Group concurrently entered into:

(i) a Securities Purchase Agreement (the "BioNTech Securities Purchase Agreement"), - Refer to Note 27, *"Share Capital*" for further details;

(ii) a Registration Rights Agreement (the "BioNTech Registration Rights Agreement"), - Refer to Note 27, *"Share Capital*" for further details;

(iii) a Letter Agreement (the "BioNTech Letter Agreement") and

(iv) a License and Option Agreement (the "BioNTech License and Option Agreement"), collectively called the "BioNTech Agreements", with BioNTech.

The BioNTech Agreements were entered into in contemplation of one another and, accordingly, the Group assessed the accounting for these agreements in the aggregate. The following descriptions of the BioNTech Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements.

(iii) BioNTech Letter Agreement

The BioNTech Letter Agreement provides BioNTech with certain additional rights and subjects BioNTech's investment in the Group to certain restrictions. BioNTech received the right to nominate a director to the Group's board of directors. If BioNTech acquires beneficial ownership of at least 30% of the issued and outstanding Ordinary Shares of the Company (including in the form of ADSs) within five years of the Execution Date, BioNTech will have the right to designate an additional director who shall be independent. BioNTech's director nomination rights shall automatically terminate upon BioNTech's ownership of Ordinary Shares dropping below certain specified percentages. Additionally, BioNTech has the right to purchase equity securities sold by the Company in bona fide financing transactions in amounts that are based on BioNTech maintaining specified ownership thresholds following such financing transactions.

Subject to specified exceptions, BioNTech may not sell the Private Placement ADSs without the Company's approval for a period of six months following the applicable closing date for such ADSs.

The BioNTech Letter Agreement terminates upon the earlier of (a) the later of (i) 6 February 2027 and (ii) such time as no securities of the Company are held by BioNTech or its affiliates and (b) the consummation of a change of control transaction involving the Company.

(iv) BioNTech License and Option Agreement

License and Options

The Group, through its wholly owned subsidiaries, Autolus Limited and Autolus Holdings (U.K.) Limited, entered into the BioNTech License and Option Agreement with BioNTech pursuant to which the Group granted to BioNTech:

- an exclusive, worldwide, sub-licensable license (the "Binder License") to certain binders and to exploit products that express in vivo such binders (collectively, the "Binder Licensed Products"), and
- several time-limited options (the "Options") to acquire additional rights to specified clinical-stage product candidates, binders and technologies of the Group, described in more detail below:
  - an option to obtain exclusive rights to co-fund development costs of the Group's development-stage programs AUTO1/22 and AUTO6NG ("Product Options"), in return for agreed upon economic terms, including an option exercise fee, milestone payments and a profit-sharing arrangement for each such product candidate, with additional options to co-promote or co-commercialize each such product candidate. The product option for AUTO1/22 was not exercised and has expired as of 8 February 2025;
  - an option to obtain an exclusive worldwide license to exploit products that express certain additional binders in vivo or, with respect to certain binders, in an antibody drug conjugate (the "Binder Option");
  - an option to obtain a co-exclusive worldwide license to exploit products that express in vivo the Group's modules for activity enhancement, with a non-exclusive right, in certain agreed instances, to exploit products that include Group's modules for activity enhancement but do not express in vivo such modules (the "Activity Enhancement Option"); and
  - an option to obtain a non-exclusive worldwide license to exploit products that contain the Group's safety switches (the "Safety Switch Option" and, together with the Binder Option and the Activity Enhancement Option, the "Technology Options").

In consideration for the Binder License and the Technology Options, BioNTech made an initial payment to the Group of $10.0 million (£8.0 million). In the event that all Options are fully exercised, the Group would be eligible to receive maximum aggregate payments of up to $582.0 million pursuant to the License Agreement. This maximum amount includes the potential milestone payments for the Binder Licensed Products described below, all option exercise fees and potential milestone payments for licenses to optioned products and technologies, and additional payments that BioNTech may pay to the Group for an increased revenue interest with respect to the Group's product candidate obe-cel as described below.

The option exercise fee for each Technology Option is a low seven-digit amount. Each of the Activity Enhancement Option and the Safety Switch Option must be exercised with respect to a given biological target or combination of targets. There is a cap on the total option exercise fee if multiple options are exercised with respect to a given target. There is also a cap on milestone payments across all agreements entered into as the result of BioNTech exercising one or more of the Technology Options and a cap on the royalty rate payable on any given product for which multiple Options are exercised.

Obe-cel Product Revenue Interest

Under the License Agreement, BioNTech has also agreed to financially support the expansion of the clinical development program and planned commercialization of obe-cel (through a revenue sharing arrangement). In exchange for the grant of rights to future revenues from the sales of obe-cel products, BioNTech made an upfront payment to the Group of $40.0 million (£31.8 million). Autolus Limited will pay BioNTech a low single-digit percentage of annual net sales of obe-cel products, including revenues from sales of AUCATZYL, which may be increased up to a mid-single digit percentage in exchange for milestone payments of up to $100.0 million in the aggregate on achievement of certain regulatory events for specific new indications upon BioNTech's election. The Group expects to make initial payments of the revenue interest to BioNTech in 2025. The Obe-cel Product Revenue Interest meets the definition of liability in accordance with IAS 32 and has therefore been accounted for as such.

Manufacturing and Commercial Services Agreement

Under the terms of the BioNTech License and Option Agreement, the Group has agreed to grant BioNTech the option to negotiate a joint manufacturing and commercial services agreement pursuant to which the parties may access and leverage each other's manufacturing and commercial capabilities, in addition to Autolus' commercial site network and infrastructure, with respect to certain of each parties' CAR T products, including BioNTech's product candidate BNT211 (the "Manufacturing and Commercial Services Agreement" or "MCSA"). The MCSA, if entered into, would also grant BioNTech access to the Group's commercial site network and infrastructure.

The Group concluded there were four free-standing financial instruments arising from the execution of the BioNTech Agreements, comprising:

1. the Initial ADSs representing ordinary shares purchased pursuant to the BioNTech Securities Purchase Agreement;
2. the potential Subsequent ADSs representing ordinary shares that may be purchased pursuant to the BioNTech Securities Purchase Agreement;
3. the BioNTech License and Option Agreement, and
4. the MCSA.

The Subsequent ADSs are classified as a forward instrument contingent on the MCSA being executed. As of 31 December 2024, the MCSA had not been entered into. The forward instrument has an inconsequential market value as the exercise price approximates the Company's stock price on the last trading day prior to the signing date of the MCSA. Consequently, the initial proceeds arising from the purchase of Initial ADSs pursuant to the BioNTech Securities Purchase Agreement will not be separately allocated to this free-standing financial instrument at inception of the BioNTech Agreements. Furthermore, as the MCSA has yet to be entered into no consideration will be allocated to this free-standing financial instrument at inception of the BioNTech Agreements.

Within the BioNTech License and Option Agreement, there are a number of embedded features which have each been assessed for free-standing financial instrument accounting in accordance with IFRS 9 - *Financial Instruments* ("IFRS 9") and IAS 32 -*Financial Instruments: Presentation* ("IAS 32"). Each embedded feature is assessed for derivative accounting in accordance with IFRS 9.

The Company analysed how it should account for the embedded features within the BioNTech Securities Purchase Agreement and BioNTech License and Option Agreement:

- the 33,333,333 ADSs sold to BioNTech gross proceeds amounting to $200.0 million (£159.2 million) were accounted for as equity in accordance to IAS 32 (Refer to Note 27 - *"Share Capital"* for further details);
- the Binder License upfront proceeds amounting to $10.0 million (£8.0 million), Technology Options and Product Options represent an agreement with customer for goods and services and therefore should be accounted for under IFRS 15 (Refer to Note 4 - *"Revenue"* for further details); and
- the Obe-cel Product Revenue Interest gross proceeds amounting to $40.0 million (£31.8 million) meets the definition of a financial liability in accordance with IAS 32 and therefore is accounted initially at fair value less transaction costs and subsequently measured at amortised cost under IFRS 9. The Group initially recognized the BioNTech Liability at $38.3 million (£30.5 million) being the face value less transaction costs. Once the Group commences commercial sales of AUCATZYL that generate royalties, which the Group expect will occur in the first quarter of 2025, the Group will recognize the portion of royalties paid to BioNTech as a decrease to the liability with a corresponding reduction in cash. The imputed rate of interest on the unamortized portion of the BioNTech Liability was approximately 28.70% as of 6 February 2024 and 31 December 2024.

The four units of accounting were recorded at fair value upon initial recognition and will not be subsequently measured at fair value. The initial ADS, representing ordinary shares, have been accounted for as equity and will not be subsequently remeasured. The Group allocated the total gross proceeds arising from the BioNTech Securities Purchase Agreement (i.e., the Initial ADSs representing ordinary shares), and the BioNTech License and Option Agreement among the four units of accounting on a relative fair value basis at the time of the transaction as follows:

Units of Accounting		Gross proceeds *(in millions)*		Initial fair value *(in millions)*		Allocated consideration based on relative fair value *(in millions)*		consideration based on relative fair value after transaction costs* *(in millions)*
Initial ADSs, representing ordinary shares	£	159.2	£	159.2	£	159.2	£	154.3
Subsequent ADSs, representing ordinary shares	£	—	£	—	£	—	£	—
Subtotal: Equity	**£**	**159.2**	**£**	**159.2**	**£**	**159.2**	**£**	**154.3**
BioNTech License and Option Agreement	£	39.8	£	39.8	£	39.8	£	38.1
Liabilities related to future royalties and milestones, net (*Obe-cel Product Revenue Interest*)	*£*	*31.8*	*£*	*31.8*	*£*	*31.8*	*£*	*30.5*
License Revenue *(Binder License)*	*£*	*8.0*	*£*	*8.0*	*£*	*8.0*	*£*	*7.6*
MCSA	£	—	£	—	£	—	£	—
Total	**£**	**199.0**	**£**	**199.0**	**£**	**199.0**	**£**	**192.4**

** In addition, the total shared transaction costs of £6.6 million, relating to the BioNTech Agreements have been allocated to the four units of accounting on a relative fair value basis.*

Changes to the liabilities related to future royalties and milestones, net during the year ended 31 December 2024 are as follows:

	£000's
Balance as at 31 December 2022	**104,138**
Interest expense accrued on liability related to future royalties and sales milestones, net	16,001
Cumulative catch-up adjustment on liability related to future royalties and sales milestones, net	20,227
Effects of exchange rate differences	(6,120)
Balance as at 31 December 2023	**134,246**
Initial recognition of BioNTech liability	30,507
Interest expense accrued on liability related to future royalties and sales milestones, net	30,908
Cumulative catch-up adjustment on liability related to future royalties and sales milestones, net	(23,831)
Proceeds from Blackstone Development Payment received	23,670
Effects of exchange rate differences	2,426
Balance as at 31 December 2024	**197,926**

The following table summarizes the current versus non-current split of the liabilities related to future royalties and milestones, net (in thousands):

As of 31 December	2024 £'000	2023 £'000
Current portion of liabilities related to future royalties and milestones, net	2,792	—
Non-current portion of liabilities related to future royalties and milestones, net	195,135	134,246
Total liabilities related to future royalties and milestones, net	**197,927**	**134,246**

23. Warrant derivative liability

On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Company's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows Blackstone to deduct the consideration payable against the market value of the ADSs on exercise.

Due to the cashless exercise provision noted above, the Blackstone Warrants do not result in a fixed number of shares being issued as the number of shares issued is dependent on the market value of the share price when the Blackstone Warrants are exercised, which is an unknown variable on completion. Therefore, the Blackstone Warrants do not meet the 'fixed-for-fixed' criteria under IAS 32 paragraph 16(b)(ii) for the Blackstone Warrants to be recognised as an equity instrument and as such the warrants are considered to be a derivative liability.

The fair value of the Blackstone Warrant issued is estimated on the date of issuance at each subsequent reporting date using the Black-Scholes option pricing model. A description of the assumptions used in the Black-Scholes option pricing model to value the Blackstone Warrants include the following:

Expected volatility:	The Company uses its own historical volatility of its publicly traded ADSs over an expected remaining term of 1.85 years in determining the expected volatility.
Expected term:	The expected term of the Company's warrants has been determined utilizing the contractual term of the warrants.
Risk-free interest rate:	The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of granting of the warrant for time periods that are approximately equal to the expected term of the award.
Expected dividend:	Expected dividend yield of zero is based on the fact that the Company has never paid cash dividends on ordinary shares and does not expect to pay any cash dividends in the foreseeable future.
Fair value of ordinary shares	The fair market value of the Company's ADSs (representing one ordinary share per ADS) underlying the share option is equal to the closing price of the ADSs on the Nasdaq Global Select Market on the date the grant is approved by the Compensation Committee or delegate of the Compensation Committee.

The assumptions used in the Black-Scholes option pricing model to determine the fair value of the warrants granted to Blackstone for the years ended 31 December 2024 and 2023, respectively, were as follows:

For the year ended 31 December	2024	2023
Fair value of ordinary shares	£2.35	£6.44
Expected option life (years)	1.85	2.85
Risk-free interest rate	4.17%	4.04%
Expected volatility	72.91%	82.13%
Expected dividend yield	0.00%	0.00%

Changes to the Blackstone Warrant derivative liability for the year ended 31 December 2024 and 2023, respectively, are as follows:

		£'000
Balance as at 31 December 2021	**£**	**7,176**
Fair value adjustment (included in Finance income)	£	(5,554)
Balance as at 31 December 2022	**£**	**1,622**
Fair value adjustment (included in Finance expense)	£	6,765
Balance as at 31 December 2023	**£**	**8,387**
Fair value adjustment (included in Finance income)	£	(7,695)
Balance as at 31 December 2024	**£**	**692**

Refer to Note 25 *"Fair value measurement"* for the reconciliation of the fair value of the warrant derivative liability.

24. Financial instruments

Financial instruments risk management objectives and policies

The Group's principal financial assets include other receivables, cash and cash equivalents, restricted cash and financial assets at fair value through OCI (marketable securities) that derive directly from its operations. The Group's principal financial liabilities comprise the trade and other payables, lease liabilities, liabilities related to future royalties and milestones, net (Blackstone Collaboration Agreement Liability and BioNTech Liability), other long-term payables and a warrant derivative liability. The main purpose of these financial liabilities is to finance the Group's operations.

The Group is exposed to interest rate, currency, credit and liquidity risks. The Board oversees the management of these risks. The Board has relevant policies and procedures in place to identify, measure and manage financial risks in accordance with its policies and risk objectives. The most significant financial risks to which the Group is exposed are set out below.

The main risks arising from the Group's financial instruments are credit risk, liquidity risk, and market risk (including interest rate risk and foreign exchange risk).

Credit risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from our operating activities, primarily from marketable securities, cash and cash equivalents and restricted cash. The Group did not hold material account receivable balances as at 31 December 2024 and 2023, respectively. The Group's marketable securities, cash and cash equivalents and restricted are held with multiple counterparties for varying periods according to the Group's expected liquidity requirements. The Group monitor the credit rating of these counterparties on a regular basis. The Group's investment policy limits investments to certain types of instruments, such as corporate debt securities, U.S. treasury bills, U.K. government gilts, money market funds, bank term deposits and bank notice accounts and places restrictions on maturities and concentration by type and issuer and specifies the minimum credit ratings for all investments and the average credit quality of the portfolio.

The Group has no other significant off-balance-sheet risk, such as foreign exchange contracts, options contracts, or other hedging arrangements.

Liquidity risk

The Group's exposure to liquidity risk arises from its ongoing operational expenditure, required to perform its principal activity. The Group continuously monitors the risk of a shortage of funds by assessing expected cash flows, which are used to generate forecast levels of cash and cash equivalents. The Group also considers the foreign currency cash levels required in dollars and euros as part of these forecasts in order to ensure it has sufficient resources to settle its payable balances. The Group's objective is to maintain a balance between continuity of funding and flexibility through the use of capital increases or other sources of financing to ensure it continues to have sufficient liquidity.

Since the Group's inception, the Group has not generated any commercial product revenue and have incurred operating losses and negative cash flows from its operations. The Group expects to incur significant expenses and operating losses for the foreseeable future as the Group markets AUCATZYL and advance its other product candidates through preclinical and clinical development and seek regulatory approval and pursue commercialization of any additional approved products. As a result, the Group may need significant additional capital to fund its operations until such time as it can generate significant revenue from sales of AUCATZYL or other products. As of November 8, 2024, the Group has one product approved for commercial sale in the United States, AUCATZYL, of which the first commercial sale of AUCATZYL in the United States was made during January 2025.

The Group have funded its operations to date primarily with proceeds from government grants, sales of its equity securities, through public offerings and pursuant to its at-the-equity market facility, through U.K. research and development tax credits and receipts from the SME and RDEC schemes, out-licensing arrangements and strategic collaboration agreements.

The Group currently has material financing commitments, that are expected to affect its liquidity over the next five years, which include the Group's lease obligations and supplier purchase commitments and expected royalty and Sale Milestone Payments, subject to the Aggregate Cap, if certain cumulative net sales levels are achieved, in relation to the Blackstone Collaboration Agreement Liability and BioNTech Liability.

Exposure to liquidity risks

The following are the remaining contractual maturities of financial assets and financial liabilities at the reporting date. The amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements:

		Contractual cash flows				
As at 31 December 2024	**Carrying amount £000**	**Total £'000**	**One year or less £'000**	**One to two years £'000**	**Two to five years £'000**	**More than five years £'000**
Financial assets						
Prepaid expenses and other current assets[1]	3,195	3,195	3,195	—	—	—
Prepaid expenses and other non-current assets[2]	768	768	—	—	—	768
Cash and cash equivalents	181,397	181,397	181,397	—	—	—
Restricted cash	1,137	1,137	511	—	—	626
Financial assets at fair value through OCI	287,710	287,710	226,496	61,214	—	—
Total financial assets	**474,207**	**474,207**	**411,599**	**61,214**	**—**	**1,394**

[1] Prepaid expenses and other current assets balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables.

[2] Prepaid expenses and other non-current assets balance above excludes prepayments.

		Contractual cash flows				
As at 31 December 2024	**Carrying amount £000**	**Total £'000**	**One year or less £'000**	**One to two years £'000**	**Two to five years £'000**	**More than five years £'000**
Financial liabilities						
Trade and other payables[2]	39,932	39,932	39,932	—	—	—
Lease liabilities (current and non-current)[4]	42,613	84,611	(1,540)	6,422	17,339	62,390
Other long-term payables	337	337	—	—	—	337
Warrant derivative liability[3]	692	692	—	692	—	—
Subtotal financial liabilities	**83,574**	**125,572**	**38,392**	**7,114**	**17,339**	**62,727**

[2]Trade and other payables balance above excludes corporate tax

[3]Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 23 for further details.

[4] Includes lease incentives from The Nucleus lease variation for the year ended 31 December 2025 and 2026, respectively.

		Contractual cash flows				
As at 31 December 2023	**Carrying amount £000**	**Total £'000**	**One year or less £'000**	**One to two years £'000**	**Two to five years £'000**	**More than five years £'000**
Financial assets						
Prepaid expenses and other current assets[1]	1,956	1,956	1,956	—	—	—
Prepaid expenses and other non-current assets[2]	772	772	—	—	—	772
Cash and cash equivalents	188,279	188,279	188,279	—	—	—
Restricted cash	511	511	511	—	—	—
Total financial assets	**191,518**	**191,518**	**190,746**	**—**	**—**	**772**

[1] Prepaid expenses and other current assets balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

[2] Prepaid expenses and other non-current assets balance above excludes prepayments.

As at 31 December 2023	Carrying amount £000	Contractual cash flows Total £'000	One year or less £'000	One to two years £'000	Two to five years £'000	More than five years £'000
Financial liabilities						
Trade and other payables[2]	30,958	30,958	30,958	—	—	—
Lease liabilities (current and non-current)	41,852	71,665	6,964	5,484	15,076	44,141
Other long-term payables	283	283	—	—	—	283
Warrant derivative liability[3]	8,387	8,387	—	—	8,387	—
Subtotal financial liabilities	**81,480**	**111,293**	**37,922**	**5,484**	**23,463**	**44,424**

[2]Trade and other payables balance above excludes corporate tax

[3]Warrant derivative liability relates to a cashless exercise of Blackstone Warrants and therefore no contractual cash flows are applicable. Refer to Note 23 for further details.

In addition to the above, the liabilities relating to future royalties and milestones, net, of £197,927,000 (2023: £134,246,000), is also classified as a financial liability of which £2,792,000 is estimated to be payable within one year . Thus, resulting in total financial liabilities at a carrying amount of £286,084,000 (2023: £215,903,000). The liabilities related to future royalties and milestones, net comprising of the Blackstone Collaboration Agreement Liability and BioNTech Liability, includes estimated royalties and milestone payment. The Blackstone Collaboration Agreement Liability and BioNTech Liability has no contractual maturity, however, royalties and milestones are forecasted to be paid over an estimated period of up to 20 years. Refer to Note 22 *"Liability related to future royalties and milestones, net"* for further details.

Market risk

Market risk is the risk that changes in market prices, such as in interest rates, commodity prices and foreign exchange rates will affect the Group's income or the value of its holdings of financial instruments.

Interest rate risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group's surplus cash and cash equivalents are invested in interest-bearing savings, money market funds, marketable securities from time to time. The Group's investments in marketable securities are subject to variable interest rates. The Group's exposure to interest rate sensitivity is impacted by changes in the underlying U.K. and U.S. bank interest rates and the fair market value of its marketable securities will fall in value if market interest rates increase.

As of 31 December 2024 and 2023, the Blackstone Collaboration Agreement Liability has a fixed effective interest rate and is not subject to any fluctuations due to interest rates. However, the effective interest rate for the BioNTech Liability may be subject to fluctuations due to the discretionary nature of certain contractual payments to us. The Group do not have no other debt outstanding that is subject to interest rate variability. The carrying amount of the Blackstone Collaboration Agreement Liability and BioNTech Liability is based on the Group's estimate of the future royalties, milestones to be paid to Blackstone by the Group and the expected Blackstone Development Payment to be received over the life of the arrangement as discounted using the initial effective interest rate. The excess or deficit of estimated present value of future royalty, milestone payments and the future Blackstone Development Payment received over the carrying amount is recognized as a cumulative catch-up adjustment within interest expense, net using the effective interest rate.

The table below illustrates the sensitivity analysis of the Group 's reported loss for the year arising from an increase or decrease in the interest rates on interest bearing cash and cash equivalent, restricted cash balances and marketable securities by 0.5 percent. The sensitivity analysis is calculated on cash and cash equivalent, restricted cash and marketable securities:

As at 31 December	2024	2023
Change in base rates by 0.5 percent		
Increase of interest rates on interest bearing cash, cash equivalent and restricted cash balances by 0.5 percent	818	919
Decrease of interest rates on interest bearing cash, cash equivalent and restricted cash by 0.5 percent	(818)	(919)
Increase of interest rates on marketable securities by 0.5 percent	1,503	—
Decrease of interest rates on marketable securities by 0.5 percent	(1,503)	—

Foreign currency risk

The Group is exposed to foreign currency exchange risks due to the Group holding foreign currency monetary assets and liabilities which are exposed to exchange rate fluctuations. This risk is assessed on an on-going basis. The Group does not use derivative financial instruments to manage currency exchange movements and, as such, no hedge accounting is applied.

The Group's presentational currency is the pound sterling. The Group has determined the functional currency of the ultimate parent company, Autolus Therapeutics plc, is pound sterling. The functional currency of subsidiary operations is the applicable local currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Non-monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the date of the transaction. The Group also holds U.S dollar, "USD", Euros, "EUR", and Swiss Francs, "CHF", currencies. Any fluctuations in currency exchange rates between the U.S. dollar and the Pound sterling could materially and adversely affect the Group's business. Unrealised foreign exchange losses recognised in the Consolidated Income Statement and Other Comprehensive Loss to £609,000 (2023: gains of £1,840,000).

Additionally, although the Group is headquartered in the United Kingdom, the Group sources research and development, manufacturing, consulting and other services from the United States and other countries. Further, potential future revenue may be derived from the United States, countries within the Euro zone, and various other countries around the world. As a result, the Group's business and the price of its ADSs may be affected by fluctuations in foreign exchange rates not only between the Pound sterling and the U.S. dollar, but also the Euro and other currencies, which may have a significant impact on the Group's results of operations and cash flows from period to period. As a result, to the extent the Group continues its expansion on a global basis, it expects that increasing portions of its revenue, cost of revenue, assets and liabilities will be subject to fluctuations in foreign exchange rates.

The table below illustrates the sensitivity analysis of the Group's reported loss for the year arising from a 5% increase or decrease in the respective foreign exchange rates to which the Group is exposed to. The sensitivity analysis is calculated on cash and cash equivalent, restricted cash and marketable securities balances held in USD, EUR and CHF denominated bank and investment accounts at the year end.

As at 31 December	2024	2023
Change in USD 5%	**£'000**	**£'000**
Strengthening – 5%	20,155	5,317
Weakening – 5%	(20,155)	(5,317)

25. Fair value measurement

Fair value disclosure of financial assets and liabilities:

	2024		2023	
As at 31 December	Carrying amount £'000	Fair value £'000	Carrying amount £'000	Fair value £'000
Financial assets held at amortised cost:				
Prepaid expenses and other current assets[1]	3,195	3,195	1,956	1,956
Prepaid expenses and other non-current assets[2]	768	768	772	772
Cash and cash equivalents	181,397	181,397	188,279	188,279
Restricted cash	1,137	1,137	511	511
Total financial assets held at amortised cost	**186,497**	**186,497**	**191,518**	**191,518**

[1] Prepaid expenses and other current asset balance above excludes prepayments, VAT receivable, Tax prepayments and R&D tax receivables

[2] Prepaid expenses and other non-current assets balance above excludes prepayments.

Financial assets at fair value through OCI (recurring):				
Commercial paper	16,866	16,866	—	—
Corporate debt securities	120,562	120,562	—	—
Debt Securities issued by Foreign Government	57,449	57,449	—	—
United Kingdom Government Gilts	55,281	55,281	—	—
United States Treasury Bills	37,552	37,552	—	—
Total financial assets at fair value through OCI (recurring)	**287,710**	**287,710**	**—**	**—**

	2024		2023	
As at 31 December	Carrying amount £'000	Fair value £'000	Carrying amount £'000	Fair value £'000
Financial liabilities at amortised cost:				
Trade and other payables[2]	39,932	39,932	30,958	30,958
Lease liabilities	42,613	42,613	41,852	41,852
Liabilities related to future royalties and milestones, net	197,927	197,927	134,246	134,246
Other long-term payables	337	337	283	283
Total financial liabilities at amortised cost	**280,809**	**280,809**	**207,339**	**207,339**

[2]Trade and other payables balance above excludes corporate tax

Financial liabilities measured at fair value through profit and loss (recurring):				
Warrant derivative liability	692	692	8,387	8,387
Total financial liabilities measured at fair value through profit and loss (recurring)	**692**	**692**	**8,387**	**8,387**

Fair value measurement hierarchy for recurring financial assets and financial liabilities measured at fair value at 31 December 2024 and 2023, respectively:

	Fair value measurement using			
As at 31 December 2024	**Total (£'000s)**	**Quoted prices in an active market (Level 1)**	**Significant observable inputs (Level2)**	**Significant unobservable inputs (Level 3)**
Financial assets at fair value through OCI (recurring)				
Commercial paper	16,866	—	16,866	—
Corporate debt securities	120,562	—	120,562	—
Debt Securities issued by Foreign Government	57,449	—	57,449	—
United Kingdom Government Gilts	55,281	—	55,281	—
United States Treasury Bills	37,552	37,552	—	—
Total financial assets at fair value through OCI	**287,710**	**37,552**	**250,158**	**—**

There were no financial assets at fair value through OCI as of 31 December 2023. The Group estimates the fair value of financial assets at fair value through OCI using actual trade and indicative prices sourced from third-party providers on a daily basis to estimate the fair value.

	Fair value measurement using			
As at 31 December 2024	**Total (£'000s)**	**Quoted prices in an active market (Level 1)**	**Significant observable inputs (Level2)**	**Significant unobservable inputs (Level 3)**
Financial liabilities measured at fair value through profit and loss (recurring)				
Warrant derivative liability	692	692	—	—
Total financial liabilities measured at fair	**692**	**692**	**—**	**—**
As at 31 December 2023				
Financial liabilities measured at fair value through profit and loss (recurring)				
Warrant derivative liability	8,387	—	8,387	—
Total financial liabilities measured at fair value through profit and loss (recurring)	**8,387**	**—**	**8,387**	**—**

There were no transfers between Level 1 and Level 2 for financial assets and liabilities during the year ended 31 December 2024 and 2023, respectively.

26. Nature and purpose of each reserve in equity

Share premium – is the difference between the par value of the Company's shares and the total amount of consideration the Company received for shares issued.

Merger reserve – this represents the excess of the cost of investment arising on the group reorganisation over the value of the share capital and share premium of Autolus Limited.

Share based payment reserves – the Company grants restrictive shares, restrictive share units and share options to employees, and as disclosed in Note 9. This reserve reflects the cumulative share based payment expense recognised in relation to these equity awards.

Currency translation reserve – comprises all foreign currency differences arising from the translation of the consolidated financial statements of foreign operations.

Other reserve - comprises all unrealised gains and losses related to financial assets at fair value through other comprehensive income (loss).

Retained losses – represent the cumulative value of the profits and losses currently not distributed to shareholders but retained to finance the future capital requirements of the Group.

27. Share capital

As at 31 December 2024, the Company was authorised to issue up to:

i. 490,909,783 ordinary shares or rights over ordinary shares, with a nominal value of $0.000042 per share,
ii. 34,425 Deferred shares, with a nominal value of £0.00001 per share,
iii. 88,893,548 Deferred B shares, with a nominal value of £0.00099 per share and
iv. 1 Deferred C share, with a nominal value of £0.000008.

Issued share capital at 31 December 2024 and 2023, respectively included the following:

	Ordinary Shares No.	Deferred shares No.	B Deferred Shares No.	C Deferred shares No.	Total
At 31 December 2022	**173,074,510**	**34,425**	**88,893,548**	**1**	**262,002,484**
Exercise of share options	10,107	—	—	—	10,107
Vesting of restricted stock unit awards net of shares withheld to cover tax withholding	1,006,382	—	—	—	1,006,382
Reversal of RSA forfeitures	10,362	—	—	—	10,362
At 31 December 2023	**174,101,361**	**34,425**	**88,893,548**	**1**	**263,029,335**
Issue of ordinary shares	91,666,669	—	—	—	91,666,669
Exercise of share options	216,835	—	—	—	216,835
Vesting of restricted stock unit awards net of shares withheld to cover tax withholding	136,824	—	—	—	136,824
At 31 December 2024	**266,121,689**	**34,425**	**88,893,548**	**1**	**355,049,663**

As at 31 December 2024, the following shares were issued:

(i) 266,121,689 Ordinary Shares, with a nominal value of $0.000042 per share,
(ii) 34,425 Deferred Shares, with a nominal value of £0.00001 per share,
(iii) 88,893,548 Deferred B shares, with a nominal value of £0.00099 per share and
(iv) 1 Deferred C Share, with a nominal value of £0.000008.

Each issued share has been fully paid.

The following summarises the rights of holders of our ordinary shares (amounts in pounds):

- each holder of our ordinary shares is entitled to one vote per ordinary share on all matters to be voted on by shareholders generally;
- the holders of the ordinary shares shall be entitled to receive notice of, attend, speak and vote at our general meetings; and
- holders of our ordinary shares are entitled to receive such dividends as are recommended by our directors and declared by our shareholders.

- Deferred Shares - The 34,425 deferred shares, aggregate nominal value less than £1.00, existed in Autolus Limited and were re-created in Autolus Therapeutics plc as part of the share exchange to place Autolus Therapeutics as the ultimate parent entity. The Company was required to replicate the shares to ensure the existing share has the correct nominal value to ensure stamp duty mirroring relief is available on the subsequent share for share exchange. These deferred shares have no voting rights, no dividend rights, and no profit rights.
- Deferred B Shares - The deferred shares were the product of the reorganisation of the series A preferred shares and ordinary B shares into ordinary shares. The nominal residual value was utilised by management as the required £50,000 of share capital to re-register Autolus Therapeutics Limited as Autolus Therapeutics plc. The resulting 88,893,548 deferred shares, aggregate nominal value of £88,000 is presented as a separate class of equity on the balance sheet and statement of shareholder's equity. These deferred B shares have no voting rights, no dividend rights, and no profit rights.
- Deferred C Share - The deferred share, nominal value less than £1.00, was created when the shares in Autolus were redenominated from GBP to USD as part of the capital reduction to deal with rounding issues that would otherwise have unbalanced the Company's nominal share capital. This deferred C share has no voting rights, no dividend rights, and no profit rights.

Restricted Stock Units

At 31 December 2024, restricted stock unit awards for 3,648 ordinary shares had vested but the underlying ordinary shares had not been issued. In January 2025, 3,648 underlying ordinary shares were issued.

Share transactions during the period ended 31 December 2024

February 2024 Underwritten Offering

On February 12, 2024, the Company completed an underwritten offering of 58,333,336 ADSs representing 58,333,336 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £258.8 million ($326.8 million).

BioNTech Securities Purchase Agreement

Concurrently with the execution of the BioNTech License and Option Agreement (see Note 1 and Note 3), the Company and BioNTech entered into the BioNTech Securities Purchase Agreement pursuant to which the Company sold ADSs, each representing one ordinary share, to BioNTech in a Private Placement transaction. On 13 February 2024, the Company completed the Private Placement of 33,333,333 ADSs representing 33,333,333 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £154.3 million ($193.8 million).

In the event that BioNTech and the Company enter into the MCSA within 18 months of the initial closing of the Private Placement, BioNTech will purchase up to 15,000,000 ADSs for an aggregate purchase price of up to $20.0 million, subject to additional limitations and restrictions.

Pursuant to the BioNTech Registration Rights Agreement the Group agreed to file a registration statement with the SEC to register the resale of the Private Placement ADSs.

28. Commitments and contingencies

License Agreements

University College of London Business Ltd. (UCLB) License

In September 2014, the Group entered into an exclusive license agreement (the "License") with UCL Business Ltd. ("UCLB"), the technology transfer company of University College London ("UCL"), to obtain licenses to certain technology rights in the field of cancer therapy and diagnosis. In March 2016, the License was amended to include additional rights.

As part of the consideration for the License in September 2014, the Company issued 1,497,643 ordinary shares to UCLB. The Company paid upfront fees of £0.3 million and issued an additional 313,971 ordinary shares to UCLB when the License was amended in March 2016.

In March 2018, the License was further amended and restated to include a license to the Group's product candidate, obe-cel, for which UCL is conducting Phase 1 clinical trials in paediatric and adult ALL patients. The Group paid an upfront fee of £1.5 million for consideration for the amended and restated License and paid the additional £0.35 million in connection with UCLB's transfer of clinical data to the Group in December 2020. No equity was issued as part of the upfront fee consideration.

In October 2020, the License was further amended and restated to reflect the Group's election to have various patent rights assigned to the Group, and to include a license to new technology and further licenses to obe-cel for which UCL is conducting Phase 1 clinical trials in primary CNS Lymphoma patients.

Additionally, the Group may be obligated to make payments to UCLB under the amended and restated License upon the initiation of certain clinical activities in an aggregate amount of £0.18 million, the receipt of specified regulatory approvals in an aggregate amount of £37.5 million, the start of commercialization in an aggregate amount of £18.0 million, and the achievement of net sales levels in an aggregate amount of £51.0 million, as well as royalty payments based on possible future sales resulting from the utilization of the licensed technologies. On a per-product basis, these milestone payments range from £1.0 million to £18.5 million, depending on which T cell programming modules are used in the product achieving the milestone. On 8 November 2024 the Group was notified by the FDA that the Group's BLA was approved, allowing for the marketing of AUCATZYL in the US for the treatment of adult patients (18 years and older) with r/r B-ALL. Consequently, the Group paid a regulatory milestone payment of £10.0 million to UCLB, which has been capitalised to intangible assets.

Under the terms of the license, the Group has the right to grant sub-licenses to third parties, subject to certain restrictions. If the Group receives any income in connection with such sublicenses, it must pay UCLB a percentage of the income allocable to the value of the sublicensed intellectual property rights ranging from the low twenties to mid-single digits percent, decreasing based on the development expenses incurred by the Group and the passage of time. During the year ended 31 December 2024, £45,000 (2023: £137,500) was payable to UCLB by the Group relating to the income allocable to the value of the sublicensed intellectual property rights. UCLB has retained the right to use the licensed T cell programming modules for academic research purposes at UCL and with other academic institutions, subject to certain restrictions.

Upon commercialization of any of the Group's products that use the in-licensed patent rights, the Group will be obligated to pay UCLB a flat royalty for each licensed product ranging from the low- to mid-single digits, depending on which technologies are deployed in the licensed product, based on worldwide annual net sales of each licensed product, subject to certain reductions, including for the market entry of competing products and for loss of patent coverage of licensed products. The Group may deduct from the royalties payable to UCLB one-half of any payments made to a third party to obtain a license to such third party's intellectual property that is necessary to exploit any licensed products. Once net sales of a licensed product have reached a certain specified threshold, the Group may exercise an option to buy out UCLB's rights to the remaining milestone payments, royalty payments, and sublicensing revenue payments for such licensed product, on terms to be negotiated at the time.

The License expires on a product-by-product and country-by-country basis upon the expiration of the royalty term with respect to each product in each country. The Group may unilaterally terminate the license agreement for any reason upon advance notice to UCLB. Either party may terminate the License for the uncured material breach by the other party or for the insolvency of the other party. If UCLB terminates the License following the Group's insolvency or the Group's material breach of the License, or if the Group terminates the License unilaterally, all rights and licenses granted to the Group will terminate, and all patent rights and know-how transferred to the Group pursuant to the License will revert back to UCLB, unless and to the extent the Group has exercised its option to acquire ownership of the licensed patent rights. In addition, UCLB has the right to negotiate with the Group for the grant of an exclusive license to the Group's improvements to the T cell programming modules the Group has licensed on terms to be agreed upon at the time.

Miltenyi Biotech B.V. & Co. KG

In September 2023, the Group entered into a non-exclusive sublicense agreement with Miltenyi Biotech B.V. & Co. KG ("Miltenyi") under which the Group will have the right to develop, manufacture and use Miltenyi's or affiliates' sublicensed products. Under the agreement, the Group is obligated to make specified payments to Miltenyi upon the achievement of certain regulatory and clinical milestones. The Group recognised £415,000 in aggregate relating to an upfront license payment and milestone payments that were deemed probable during the year ended 31 December 2023. There were no additional milestone payments deemed probable during the year ended 31 December 2024.

Adaptive Biotechnologies Corporation

In July 2022, the Group renegotiated a master services agreement (the "Adaptive Master Services Agreement") with Adaptive Biotechnologies Corporation ("Adaptive"), under which Adaptive's assay is used to analyse patient samples from r/r B-ALL patients. During the year ended 31 December 2023, the Group recognized all contractual milestones relating to this contract. Under the then-current agreement, the Group would be obligated to make specified payments to Adaptive upon the achievement and receipt of certain regulatory approvals and achievement of commercial milestones in connection with the Group's use of the Adaptive assay. In February 2025, the Adaptive Master Service Agreement was further amended to clarify the circumstances in which the contractual milestones would be due and to reduce the overall value of milestones payable by the Group. Consequently, the Group recognized a reversal to a milestone previously deemed probable as of 31 December 2024.

Advisory firms

In previous periods, the Group has entered into agreements with certain advisory firms. The Group is obligated to make specified payments upon the achievement of certain strategic transactions involving the Group. During the year ended 31 December 2024, the Group paid a fee under these agreements.

Capital Commitments

As of 31 December 2024, the Group's unconditional purchase obligations for capital expenditure totalled £13,945,000 and included signed orders for capital equipment and capital expenditure for construction and related expenditure relating primarily to its properties in the United Kingdom. The Group expects to incur the full amount of these obligations within one year.

Master Supply Commitments

In March 2018, the Group entered into a long-term supply agreement with Miltenyi Biotec GmbH, or Miltenyi, for the supply of Miltenyi's CliniMACS Prodigy instruments, reagents and disposables for the manufacture of the Group's programmed T cell therapies for commercial, preclinical and clinical use as well as support services. The supply agreement sets forth procedures to ensure continuity of supply to the Group of Miltenyi's products, both during the clinical phase and any future commercial phase of the Group's product candidates. After the initial ten-year term of the agreement, the Group has two separate options to renew the agreement, each for an additional five-year term. The Group has a three-month firm commitment to purchase to reagents and disposables pursuant to the agreement.

As of 31 December 2024 (2023: £454,000), the Group's unconditional purchase obligations for reagents and disposables totalled £504,000, which the Group expects to incur within one year.

Distribution Commitments

The Group entered into an Exclusive Distribution Agreement, effective as of April 25, 2024 (the "Effective Date"), with Cardinal Health 105, LLC ("Cardinal Health"). Pursuant to, and subject to the terms and conditions of, the Exclusive Distribution Agreement, the Group engaged Cardinal Health as its exclusive third-party logistics distribution agent for sales of AUCATZYL in the US. The Exclusive Distribution Agreement runs for an initial term of three years following commercial launch and automatically renews for additional terms of one year each, unless either party elects not to renew. Under the terms of the Exclusive Distribution Agreement, the Group must pay to Cardinal Health a one-time start-up fee, and a monthly account management fee upon the Group's commercial launch of AUCATZYL in the United States, and other fees for various services, including post-launch program implementation, information systems, warehouse operations and financial services.

Legal Proceedings

From time to time, the Group may be a party to litigation or subject to claims incident to the ordinary course of business. Regardless of the outcome, litigation can have an adverse impact on the Group because of defence and settlement costs, diversion of management resources and other factors. The Group was not a party to any litigation and did not recognise any litigation provisions as of 31 December 2024 and 2023.

29. Related party transactions

A related party is a person or an entity that is related to the reporting entity:

- A person or a close member of that person's family is related to a reporting entity if that person has control, joint control, or significant influence over the entity or is a member of its key management personnel.
- An entity is related to a reporting entity if, among other circumstances, it is a parent, subsidiary, fellow subsidiary, associate, or joint venture of the reporting entity, or it is controlled, jointly controlled, or significantly influenced or managed by a person who is a related party.

The following is a description of related party transactions the Group has entered into during the financial years ended 31 December 2024 and 2023 with its directors, members of its senior management and holders of more than 5% of its outstanding voting securities and their affiliates, whom the Group refer to as our related persons, in which the amount involved exceeds £100,000 and that are material to the Group, other than the compensation arrangements.

The following table provides the total amount of transactions that have been entered into with related parties for the years ended 31 December 2024 and 2023, respectively:

		Licence revenue from related parties £'000	Amounts owed to related parties £'000	Interest expense including cumulative catch up adjustments £'000	Fair value adjustment on Blackstone Warrants £'000	Equity related transactions entered into with related parties £'000
Transactions with beneficial owners of more than 5% of voting rights:						
Investee of Syncona Portfolio Limited	2024	—	—	—	—	—
	2023	274	—	—	—	—
Transactions with Entities Affiliated with Blackstone	2024	—	168,808	8,496	(7,695)	—
	2023	—	134,246	—	6,765	—
Transactions with Entities Affiliated with BioNTech	2024	7,958	29,118	(1,419)	—	153,400
	2023	—	—	—	—	—
Fidelity Management & Research, LLC	2024	—	—	—	—	27,700
	2023	—	—	—	—	—
Deep Track Capital, LP	2024	—	—	—	—	18,200
	2023	—	—	—	—	—

Transactions with Entities Affiliated with Blackstone

On 6 November 2021, the Group concurrently entered into the Blackstone Agreements. Subsequent to the execution of the Blackstone Agreements, Blackstone became a related party as Blackstone owns more than 5% of the Group outstanding voting securities and is therefore one of the principal owners of the Company. In addition, Blackstone received the right to nominate one director to the Board of the Group; William Young was appointed to our Board as Blackstone's designee pursuant to this right.

Pursuant to the Blackstone Warrant, the Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. During the year ended 31 December 2024 and 2023, a fair value gain adjustment of £7,695,000 and a fair value loss adjustment of £6,765,000 was recognised relating to the Blackstone Warrant derivative liability. Refer to Note 223 *"Warrant derivative liability"*.

As of 31 December 2024, the carrying amount of the Blackstone Collaboration Agreement liability was £168,808,000, which included aggregated accrued interest expense and cumulative catch-up adjustment, of £8,496,000 and £36,228,000 for the years ended 31 December 2024 and 2023, respectively. In December 2024, the remaining $30 million (£23.7 million) Blackstone Development Payment was paid to the Group on the approval of AUCATZYL by the FDA. Refer to Note 22, "Liabilities Related to Sales of Future Royalties and Milestones, Net" for further details.

Transactions with Entities Affiliated with BioNTech

In February 2024, the Group concurrently entered into the BioNTech Agreements. Upon the execution of the BioNTech Agreements, BioNTech became a related party of the Group. BioNTech owns more than 10% of the Group's outstanding voting securities and is therefore one of the principal owners of the Group. In addition, BioNTech has the right to nominate one director to the Board of Directors of the Group which BioNTech has not yet exercised.

BioNTech Option and Licence Agreement

License and Options

The Group recognized total license revenue of $10.0 million (£8.0 million), related to the BioNTech License and Option Agreement during the year ended 31 December 2024 relating to the Binder License. In addition, the BioNTech Option and Licence Agreement granted BioNTech Technology Options and Product Options. Refer to Note 22, "*Liabilities Related to Sales of Future Royalties and Milestones, Net*" and Note 4, "*Licence Revenue"* for further details.

Obe-cel Product Revenue Interest

As of 31 December 2024, the carrying amount of the BioNTech Liability was £29,118,000 which included aggregated accrued interest expense and cumulative catch-up adjustment of £(1,419,000) for the year ended 31 December 2024. Refer to Note 22, "*Liabilities Related to Sales of Future Royalties and Milestones, Net*" for further details.

BioNTech Securities Purchase Agreement

On 13 February 2024, the Company completed the Private Placement of 33,333,333 ADSs representing 33,333,333 ordinary shares at an offering price of $6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were $193.8 million (£154.3 million). Refer to Note 27, "*Share Capital*".

Syncona Portfolio Limited

Syncona Portfolio Limited is a related party as Syncona Portfolio Limited owns more than 10% of the Company's outstanding voting securities and is therefore one of the principal owners of the Company. In addition, a member of the Company's board of directors was the chair of the ultimate parent company of Syncona Portfolio Limited until November 2023.

Investee of Syncona Portfolio Limited

The Group entered into a collaboration agreement in 2020 with an investee of Syncona Portfolio Limited, a holder of more than 10% of the Company's share capital. The terms of the agreement include a non-refundable license fee, payments based upon achievement of clinical development and regulatory objectives, and royalties on product sales. During the year ended 31 December 2023, the Group received variable consideration arising from the achievement of a development milestone amounting to £274,000. Consequently, the Group recognised license revenue of £274,000. The Company did not recognize any license revenue for the year ended 31 December 2024.

2024 Underwritten Offering

In connection with our February 2024 underwritten offering, certain of our related parties purchased our ADSs from the underwriters at the public offering price of $6.00 per ADSs, and on the same terms as other investors in registered direct offering. The following table summarizes purchases of ADS by our related parties:

Related party	ADSs	Total purchase price (In $ millions)	Total purchase price (In £ millions)
Fidelity Management & Research, LLC (1)	5,808,333	$ 34.8	£ 27.7
Deep Track Capital, LP (2)	3,750,000	$ 22.5	£ 18.2

(1) Fidelity Management & Research Company, LLC was a holder of more than 5% of our share capital as of 31 December 2024.
(2) Deep Track Capital, LP was a holder of more than 5% of our share capital as of 31 December 2024.

Guarantees with group undertakings for the year ended 31 December 2024

Autolus Therapeutics plc (registration number: 11185179) agreed to provide a guarantee, in the ordinary course of business, to Autolus Holdings (UK) Limited (registration number: 11365111) to take the exemption from having their financial statements audited under sections 479A to 479C of the Companies Act 2006. This guarantee to Autolus Holdings (UK) Limited is to guarantee its liabilities of £133,207 for the financial year ended 31 December 2024 until they are satisfied in full. In respect to this guarantee, it is judged to be remote that any cash outflow will arise.

Compensation of key management personnel

Please refer to Note 8 *"Employees and Directors"* for more information.

30. Events after balance sheet date

The Group evaluated subsequent events through to 2 June 2025, the date on which these financial statements were issued.

The United Kingdom Medicines and Healthcare products Regulatory Agency ("MHRA") granted AUCATZYL conditional marketing authorization on 25 April 2025, and the Company anticipates commercial launch in the United Kingdom in the second half of 2025.

Parent Company Balance Sheet

As at 31 December	Note	2024 £'000	2023 £'000
Non-current assets			
Investments in subsidiaries	5	604,019	853,489
Total Assets		**604,019**	**853,489**
Current Liabilities			
Warrants derivative liability	7	(692)	(8,387)
Net current liabilities		**(692)**	**(8,387)**
Total assets less current liabilities		**603,327**	**845,102**
Equity			
Share capital	6	(9)	(5)
Deferred shares	6	(88)	(88)
Share premium		(961,577)	(548,053)
Share-based payment reserve		(87,235)	(75,289)
Retained deficit (earnings)		445,582	(221,667)
Total Equity		**(603,327)**	**(845,102)**

The Parent Company's loss for the year ended 31 December 2024 was £667,249,000 (2024: £6,765,000 loss for the year).

The Parent Company has adopted the exemption of presenting the profit and loss account as permitted by section 408 of the Companies Act 2006.

The notes on pages 138 to 144 are an integral part of these financial statements.

These financial statements were approved by the Board of Directors and authorised for issue on 2 June 2025 and are signed on its behalf by:

DocuSigned by:

2893C37F7D8F413...

Christian Itin
Director
Registered number: 11185179
2 June 2025

AUTOLUS THERAPEUTICS PLC

Parent company Statement of Changes in Equity

For the year ended 31 December 2024

	Share Capital £000	Deferred Shares £000	Share Premium Account £000	Share-based Payment Reserve £000	Retained Earnings (Deficit) £000	Total £000
Balance at 31 December 2022	**5**	**88**	**548,028**	**65,987**	**228,432**	**842,540**
Loss for the year	—	—	—	—	(6,765)	(6,765)
Exercise of share options	—	—	25	—	—	25
Share based payment expense	—	—	—	9,302	—	9,302
Balance at 31 December 2023	**5**	**88**	**548,053**	**75,289**	**221,667**	**845,102**
Issue of ordinary shares	4	—	436,346	—	—	436,350
Issuance cost	—	—	(23,294)	—	—	(23,294)
Exercise of share options	—	—	472	—	—	472
Share based payment expense	—	—	—	11,946	—	11,946
Loss for the year	—	—	—	—	(667,249)	(667,249)
Balance at 31 December 2024	**9**	**88**	**961,577**	**87,235**	**(445,582)**	**603,327**

- Share capital represents the nominal value of the Parent Company's cumulative issued share capital.
- Share premium represents the cumulative excess of the fair value of consideration received for the issue of shares in excess of their nominal value less attributable share issue costs and other permitted reductions.
- Share-based payment reserves represents shares with no voting rights that were issued as part of a share conversion and reorganisation - Refer to Note 9, *"Share-based payments"* of the Group's consolidated financial statements for further details.
- Retained earnings (deficit) represent the cumulative value of the profits not distributed to shareholders but retained to finance the future capital requirements of the Parent Company.

The notes on pages 138 to 144 are an integral part of these financial statements.

1. General overview

Autolus Therapeutics plc, (the "Parent Company" or "Company") is an early commercial-stage biopharmaceutical company developing next-generation programmed T cell therapies for the treatment of cancer and autoimmune diseases. Using its broad suite of proprietary and modular T cell programming technologies, the company is engineering precisely targeted and controlled and highly active T cell therapies that are designed to better recognize target cells, break down their defence mechanisms and eliminate these cells. The company believes its programmed T cell therapies have the potential to be best-in-class and to offer patients substantial benefits over the existing standard of care, including the potential for cure in some patients. Autolus Therapeutics plc is the ultimate parent company of the Autolus Therapeutics plc group.

2. Accounting Policies

Domicile

Autolus Therapeutics plc is a public company incorporated, domiciled and registered in England and Wales, in the United Kingdom. The Company registration number is 11185179. Its registered office is The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. The nature of the Parent Company's operations and its principal activities are set out in the Autolus Therapeutics plc group's Strategic Report.

Statement of Compliance

The financial statements have been prepared in accordance with Financial Reporting Standard 102 "*The Financial Reporting Standard applicable in the UK and Republic of Ireland*" (FRS 102) and in accordance with applicable accounting standards and with the requirements of the UK Companies Act 2006 as applicable to companies reporting under those standards.

Basis of preparation

The financial statements have been prepared on the historical cost basis except as required by the accounting standards. The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods in these financial statements. The financial statements are presented in thousands pound sterling (£'000).

The Parent Company has taken advantage of the following disclosure exemptions under FRS 102:

- The requirements of Section 7 Statement of Cash Flows and Section 3 Financial Statement Presentation paragraph 3.17(d).
- The requirements of paragraphs 11.42, 11.44, 11.45, 11.47, 11.48(a)(iii),11.48(a)(iv), 11.48(b), 11.48(c), 12.26 (in relation to those cross-referenced paragraphs from which a disclosure exemption is available), 12.27, 12.29(a),12.29(b), and 12.29A provided disclosures equivalent to those required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated.
- The requirements of Section 26 Share-based Payment paragraphs 26.18(b), 26.19 to 26.21 and 26.23, provided that for a qualifying entity that is: (i) a subsidiary, the share-based payment arrangement concerns equity instruments of another group entity; (ii) an ultimate parent, the share-based payment arrangement concerns its own equity instruments and its separate financial statements are presented alongside the consolidated financial statements of the group; and, in both cases, provided that the equivalent disclosures required by this FRS are included in the consolidated financial statements of the group in which the entity is consolidated.
- The requirement of Section 33 Related Party Disclosures paragraph 33.7.

Additional accounting policies for these separate financial statements of the Parent Company are set out below.

The preparation of financial statements requires the use of certain critical accounting estimates. It also requires management to exercise its judgement in the process of applying the Parent Company's accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the financial statements.

Going Concern

These separate financial statements of the Parent Company have been prepared on the going concern basis. The going concern assessment of Autolus Therapeutics plc has been prepared by management and approved by Board of Directors at the group level. The Parent Company's going concern disclosures are the same as those of the consolidated financial statements. Refer to Note 2(c) "*Going Concern*" of the Group's consolidated financial statements for further details.

Significant accounting policies

Investment in subsidiaries

The investment is recorded at cost less accumulated impairment losses.

The Parent Company has no employees and thus there is no charge in the profit and loss account for share-based payments. The charge related to share-based payments has been recognised as an increase in cost of investment in subsidiaries.

Impairment of non-financial assets

At each balance sheet date Investments in subsidiaries are assessed to determine whether there is an indication that the asset (or asset's cash generating unit) may be impaired. If there is such an indication the recoverable amount of the asset (or asset's cash generating unit) is compared to the carrying amount of the asset (or asset's cash generating unit).

The recoverable amount of the asset (or asset's cash generating unit) is the higher of the fair value less costs to sell and value in use. Value in use is defined as the present value of the future cash flows before interest and tax obtainable as a result of the asset's (or asset's cash generating units) continued use. These cash flows are discounted using a pre-tax discount rate that represents the current market risk– free rate and the risks inherent in the asset.

If the recoverable amount of the asset (or asset's cash generating unit) is estimated to be lower than the carrying amount, the carrying amount is reduced to its recoverable amount. An impairment loss is recognised in the profit and loss account, unless the asset has been revalued when the amount is recognised in other comprehensive income to the extent of any previously recognised revaluation. Thereafter any excess is recognised in the profit and loss account.

If an impairment loss is subsequently reversed, the carrying amount of the asset (or asset's cash generating unit) is increased to the revised estimate of its recoverable amount, but only to the extent that the revised carrying amount does not exceed the carrying amount that would have been determined (net of depreciation or amortisation) had no impairment loss been recognised in prior periods. A reversal of an impairment loss is recognised in the profit and loss account. Impairment relating to goodwill is never reversed.

The Company has assessed the investment in subsidiaries for impairment at 31 December 2024 and 31 December 2023. At 31 December 2024 an impairment loss of £674.9 million relating to the Parent Company's investment in subsidiaries was recognised to reflect a significant deterioration in market conditions.

The Parent Company performed a value in use calculation using a discounted cash flow ("DCF") model for the year ended 31 December 2024. The Parent Company's value in use has been derived from discounted cash flow projections factoring in inputs and assumptions related to future revenues used in the valuation of the Blackstone Collaboration Agreement Liability and BioNTech Liability in the consolidated financial statements. The inputs are derived using internal management estimates developed based on third party data and reflect management's judgements, current market conditions surrounding competing products, estimated patient population, estimated selling price, estimated peak sales and sales ramp, timing of expected commercial launches, probability of technical and regulatory success of commercial products, costs estimates related to cost of sales, research and development, and selling and general administrative expenses and the estimated weighted average cost of capital of the Parent Company. Refer to Note 5 "*Investments in subsidiaries*" for assumptions used in the determination of the recoverable amount of Investment in subsidiaries.

Foreign currencies

i) Functional and presentational currency

The company's functional and presentation currency is the pound sterling.

ii) Transactions and balances

Foreign currency transactions are translated into the functional currency using the spot exchange rates at the dates of the transactions. At each period end foreign currency monetary items are translated using the closing rate. Non-monetary items measured at historical cost are translated using the exchange rate at the date of the transaction and non-monetary items measured at fair value are measured using the exchange rate when fair value was determined.

Foreign exchange gains and losses resulting from the settlement of transactions and from the translation at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the profit and loss account.

The gain or loss arising on translation of non-monetary items measured at fair value is treated in line with the recognition of the gain or loss on the change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognised in other comprehensive income or loss, "OCI" or profit and loss account are also recognised in OCI or profit and loss account, respectively).

Financial instruments

The Parent Company has chosen to account for its financial instruments in accordance with Sections 11 and 12 of FRS 102.

The Parent Company does not hold any basic financial instruments. However, the Parent Company's financial instruments comprise of a derivative liability relating to the Blackstone Warrant.

Derivatives, including warrants, are not basic financial instruments. Derivatives are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. Changes in the fair value of derivatives are recognised in profit or loss in finance costs or finance income as appropriate.

Financial liabilities are derecognised when the liability is extinguished, that is when the contractual obligation is discharged, cancelled or expires.

i) Warrant derivative liability (Blackstone Warrant)

On 6 November 2021, in connection with the Blackstone Agreement, pursuant to the Blackstone Warrant, the Parent Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Parent Company's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. In addition, there is a cashless exercise provision which allows Blackstone to deduct the consideration payable against the market value of the ADSs on exercise. These warrants are valued at the end of each reporting period using the Black Scholes model. Refer to Note 23 *"Warrant derivative liability"* of the Group's consolidated financial statements for further details on the assumptions used in the Black Scholes model in the determination of fair value of the Warrant derivative liability as of 31 December 2024 and 2023, respectively.

Share Capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of new ordinary shares or options are shown in equity as a deduction, net of tax, from the proceeds.

Related party transactions

The Parent Company discloses transactions with related parties which are not wholly owned with the same group. The Parent Company is the ultimate parent company of the Autolus Therapeutics plc group. The consolidated financial statements of the Group are available to the public and may be obtained from The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom during normal office hours.

Taxation

Tax on the profit or loss for the year comprises current and deferred tax. Tax is recognised in the profit and loss account except to the extent that it relates to items recognised directly in equity or other comprehensive loss, in which case it is recognised directly in equity or other comprehensive loss.

Current tax is the expected tax payable or receivable on the taxable profit or loss for the year, using tax rates enacted or substantively enacted at the balance sheet date, and any adjustment to tax payable in respect of previous years.

A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilised.

Segment reporting

The Group's chief operating decision maker (the "CODM"), its Chief Executive Officer, manages the Group's operations on an integrated basis for the purpose of appropriately allocating resources. When evaluating the Group's financial performance, the CODM reviews total revenue, total expenses and expenses by function and the CODM makes decisions using this information on a global basis. As a result, the Group and the Parent Company operate in one operating segment.

Significant judgements, estimates and assumptions

The preparation of these financial statements requires the Parent Company to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, expenses and related disclosures at the date of the financial statements. The Parent Company evaluates its estimates and judgments on an ongoing basis. It bases estimates on historical experience and on various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results could therefore differ materially from these estimates under different assumptions or conditions.

While the Parent Company's significant accounting policies are described in more detail below, the following accounting policies are considered to be critical to the judgments, estimates and assumptions used in the preparation of its financial statements:

Judgements:

- Impairment of investment in subsidiaries

Estimates and assumptions:

- Recoverable amount of investment in subsidiaries

Annually, the Parent Company considers whether its investment in subsidiaries are impaired. Where an indication of impairment is identified the estimation of recoverable value requires estimation of the recoverable amount of the investment in subsidiary. This requires estimation of the future cash flows and also selection of appropriate discount rate in order to calculate the net present value of those cash flows. The recoverable amount of the investment in subsidiaries is a source of significant estimation uncertainty and determining this involves the use of significant assumptions.

At 31 December 2024, the carrying amount of investment in subsidiaries after recognising an impairment loss of £674.9 million, was £604.0 million (2023:£853.5 million). Refer to Note 5 "*Investments in subsidiaries*" for details of the key assumption and sensitivity analysis.

3. Employees and Directors

The Parent Company has no employees and any work carried out by employees of the subsidiaries or the parent for services are recharged through the intercompany account as required. All employee benefits are recognised within the subsidiary companies where they are paid.

Directors are remunerated by other companies within the group. These directors' services to the Parent Company do not occupy a significant amount of their time. As such these directors do not consider that they receive any remuneration for their incidental services to the Parent Company for the year ended 31 December 2024 (2023: Nil).

4. Auditor's remuneration

Audit fees payable to the Group's auditor and its associates for the audit of the Parent Company's annual financial statements were £19,094 (2023: £18,307). Amounts paid to the Parent Company's auditor and its associates in respect of services to the Parent Company, other than the audit of the Parent Company's financial statements, have not been disclosed as the information is required instead to be disclosed on a consolidated basis. All audit and non-audit fees relating to the Parent Company are borne by a wholly owned subsidiary. Refer to Note 7 *"Auditor's remuneration"* of the Group's consolidated financial statements for the year ended 31 December 2024 for all fees paid and payable to Group's auditors.

5. Investments in subsidiaries

The Parent Company has the following (direct or indirect) interests in subsidiary undertakings:

Name	Principal activities	Country of Incorporation	Percentage equity interest held	Ordinary Shares Issued	Nominal value	Total
Autolus Holdings (UK) Limited	Holding Company	England and Wales	100 %	1,000	£1	£1,000
Autolus Limited	Pharmaceutical research and development	England and Wales	100 %	100	£0.001	£0.10
Autolus Inc.	Pharmaceutical research and development	United States of America	100 %	100,000	£0.0001	£10
Autolus GmbH	Pharmaceutical research and development	Germany	100 %	25,000	€1	€25,000
Autolus Switzerland AG	Pharmaceutical research and development	Switzerland	100 %	1,000,000	CHF 0.10	CHF 100,000

All subsidiaries are indirectly held through Autolus Holdings (UK) Limited, which is held directly by Autolus Therapeutics plc. The registered office of Autolus Therapeutics plc, Autolus Holdings (UK) Limited and Autolus Limited are located at The MediaWorks, 191 Wood Lane, London W12 7FP, United Kingdom. Autolus Inc. is located at 15810 Gaither Drive, Suite 230, Gaithersburg, MD 20977-1440, United States of America. Autolus GmbH is located at c/o Bizzcenter Weil am Rhein, Im Schwarzenbach 4, 79576 Weil am Rhein. Autolus Switzerland AG is located in Grosspeteranlage 29, 4052 Basel, Switzerland.

	£'000
At 31 December 2021	**709,119**
Capital contribution	123,953
Capital contribution in respect of share-based payment transactions	11,090
At 31 December 2022	**844,162**
Capital contribution	25
Capital contribution in respect of share-based payment transactions	9,302
At 31 December 2023	**853,489**
Capital contribution	413,527
Capital contribution in respect of share-based payment transactions	11,946
Impairment loss	(674,943)
At 31 December 2024	**604,019**

The capital contribution of £413.5 million was provided from the Parent Company to Autolus Limited. This capital contribution relates to the net aggregate proceeds arising from the Parent Company's underwritten offering in February 2024, net aggregate proceeds arising from the execution of the BioNTech Securities Purchase Agreement and from proceeds arising from the exercise of shares options during the year ended 31 December 2024.

In addition, during the year ended 31 December 2024, the share-based payment cost of £11.9 million (2023: £9.3 million) was pushed down from Autolus Therapeutics plc to Autolus Limited, Autolus Inc., Autolus GmbH and Autolus Switzerland AG as a capital injection in each wholly owned subsidiaries' balance sheet.

Impairment of investment in subsidiaries

At 31 December 2024, the Parent Company performed an impairment assessment on its investment in subsidiaries due to an impairment trigger being identified i.e. the carrying amount of the investment in subsidiaries exceeding the market capitalisation of the company at that date. During February 2024 the Company raised £413.1 million net proceeds in aggregate from an Underwritten offering and a Securities Purchase Agreement with BioNTech to fund the further development and commercialisation of AUCATZYL. However, in the second half of the year there was a significant decline in the Company's share price during the year reflecting the overall capital market conditions for CAR-T companies.

The recoverable amount was determined by a value-in use calculation using discounted cash flow projections in line with future revenues as used in the valuation of the Blackstone Collaboration Agreement Liability and BioNTech Liability in the consolidated financial statements. The product revenue projections extend beyond five years, given they follow a normal industry life cycle, with growth, plateau and decline post patent expiry. Cost of goods and expenses were forecasted based on the assumptions in the long range plan approved by the board of directors. A terminal value for future cash flows was calculated and included a negative growth rate post patent expiry to reflect generic erosion. The valuation only includes potential future revenues from Adult ALL, Paediatric ALL and Lupus Nephritis which have been risk adjusted in line with revenue projections and does not include other potential future products which are in early stages of clinical development and whose value cannot be reliably estimated. The Company expects future reductions in the cost of goods from future efficiencies in the production process, but these have not been included in the value in use calculation due to the uncertainty of these being realised. The recoverable amount of the investment in subsidiaries is a source of significant estimation uncertainty.

The recoverable amount, i.e. the value in use, was calculated to be lower than the carrying amount of the investment in subsidiaries for the year ended 31 December 2024. Consequently, an impairment loss on investment in subsidiaries of £674.9 million (2023: nil) was recognised.

The key assumption in the value-in-use calculation, for which a reasonably possible change over the next year could give rise to a further impairment loss, relates to the estimated weighted average cost of capital of 12.80%. If instead this had been assumed to be 1% higher (13.80% instead of 12.80%), this would have resulted in an additional impairment of £61.1 million being recognised. The equivalent pre-tax discount rate used in the value in use calculation was 14.33%.

6. Share capital

Refer to Note 27, *"Share Capital"* of the Group's consolidated financial statements for further details.

7. Warrant derivative liability

Refer to Note 23, *"Warrant derivative liability"* of the Group's consolidated financial statements for further details.

8. Related party transactions

Transactions with Entities Affiliated with Blackstone

On 6 November 2021, pursuant to the Blackstone Securities Purchase Agreement, Blackstone became a related party as Blackstone owns more than 5% of the Parent Company's outstanding voting securities and is therefore one of the principal owners of the Parent Company and consequently the Group. In addition, Blackstone received the right to nominate one director to the Board of the Group; William Young was appointed to our Board as Blackstone's designee pursuant to this right.

Pursuant to the Blackstone Warrant, the Parent Company issued Blackstone a warrant to purchase up to 3,265,306 ADSs representing 3,265,306 of the Group's ordinary shares, at an exercise price of $7.35 per ADS. The Blackstone Warrant is exercisable in whole or in part until 6 November 2026. The fair value adjustment relating to the Blackstone Warrant derivative liability amounted to £7,695,000 (included in finance income) and £6,765,000 (included in finance expense) for the years ended 31 December 2024 and 2023, respectively. Refer to Note 23, *"Warrant derivative liability"*.

Transactions with Entities Affiliated with BioNTech

BioNTech Securities Purchase Agreement

In February 2024, the Autolus Therapeutics plc and its wholly owned subsidiaries Autolus Limited and Autolus Holdings (UK) Limited, concurrently entered into the BioNTech Agreements. Upon the execution of the BioNTech Agreements, BioNTech became a related party of the Parent Company and consequently the Group. BioNTech owns more than 10% of the Parent Company's outstanding voting securities and is therefore one of the principal owners of the Parent Company. In addition, BioNTech has the right to nominate one director to the Board of the Group which BioNTech has not yet exercised.

Concurrently with the execution of the BioNTech License and Option Agreement (see Note 4 and Note 22), the Company and BioNTech entered into the BioNTech Securities Purchase Agreement pursuant to which the Company sold ADSs, each representing one ordinary share, to BioNTech in a Private Placement transaction. On February 13, 2024, the Company completed the Private Placement of 33,333,333 ADSs representing 33,333,333 ordinary shares at an offering price of £6.00 per ADS. Aggregate net proceeds to the Company, after underwriting discounts and offering expenses, were £154.3 million ($193.8 million).

Refer to Note 29, *"Related party transactions"* of the Group's consolidated financial statements for further details relating share option awards granted to directors and key management personnel.

9. Events after balance sheet date

Refer to Note 30 *"Events after balance sheet date"* of the Group's consolidated financial statements for further details.